Exhibit 2.1
AMENDED AND RESTATED
BUSINESS COMBINATION AGREEMENT
by and among
PROMOTORA DE INFORMACIONES, S.A.,
LIBERTY ACQUISITION HOLDINGS CORP.
and
LIBERTY ACQUISITION HOLDINGS VIRGINIA, INC.
Dated as of March 5, 2010; Amendment No.1 dated as of March 15, 2010; Amendment No. 2 dated as of April 5, 2010; Amendment No. 3 dated as of May 7, 2010; and further amended and restated as of August 4, 2010

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	ARTICLE V

	AMENDMENT OF PRISA ORGANIZATIONAL DOCUMENTS

	ARTICLE VI

	REPRESENTATIONS AND WARRANTIES OF LIBERTY

6.1	Organization and Qualification	31
6.2	Capitalization	31
6.3	Authority; Liberty Board Approvals No Violation	32
6.4	Consents and Approvals	33
6.5	SEC Reports and Financial Statements	34
6.6	Broker’s Fees	35
6.7	Absence of Certain Changes or Events	35
6.8	Legal Proceedings	35
6.9	Taxes and Tax Returns	35
6.10	Compliance	36
6.11	Contracts	36
6.12	Intellectual Property	36
6.13	Labor Matters	36
6.14	Employee Benefit Plans	36
6.15	Insurance	37
6.16	Trust Account	37
6.17	Affiliate Transactions	37
6.18	No Additional Representations	37

	ARTICLE VII

	REPRESENTATIONS AND WARRANTIES OF PRISA

7.1	Corporate Organization	38
7.2	Capitalization	38
7.3	Authority; No Violation	39
7.4	Consents and Approvals	40
7.5	CNMV Reports and Financial Statements	41
7.6	Broker’s Fees	42
7.7	Absence of Certain Changes or Events	42
7.8	Legal Proceedings	42
7.9	Taxes and Tax Returns	42
7.10	Employees	43
7.11	Compliance with Applicable Law	44
7.12	Certain Contracts	44
7.13	Environmental Matters	45
7.14	Intellectual Property; Proprietary Rights; Employee Restrictions	45
7.15	Insurance	46
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7.16	Permits and Licenses	47
7.17	Transactions with Affiliates	47
7.18	Anti-Corruption	47
7.19	Export Controls and Economic Sanctions	47
7.20	Agreements with Governmental Entities	48
7.21	Properties	48
7.22	No Additional Representations	48

	ARTICLE VIII

	COVENANTS RELATING TO CONDUCT OF BUSINESS

8.1	Conduct of Businesses Prior to the Effective Time	48
8.2	Liberty Forbearances	49
8.3	PRISA Forbearances	51
8.4	Taxes	54

	ARTICLE IX

	ADDITIONAL AGREEMENTS

9.1	Regulatory Matters	54
9.2	Access to Information; Investor Presentations	57
9.3	Shareholder and Board Approvals	58
9.4	Stock Exchange Listing	59
9.5	Directors’ and Officers’ Insurance	59
9.6	[Intentionally Omitted	60
9.7	Advice of Changes	60
9.8	Reasonable Best Efforts	60
9.9	PRISA Board of Directors	60
9.10	Liberty Virginia Board of Directors and Officers	60
9.11	Capital Increases	60
9.12	Transfer Taxes	60
9.13	Liberty Virginia	61
9.14	State Takeover Laws	61
9.15	Limitation on Required Efforts	61
9.16	Asset Dispositions	61
9.17	Ancillary Agreements	61
9.18	PRISA Rights Offer	61
9.19	Securities Purchase From Sponsors	62
9.20	Spanish Language Version	62
9.21	Liberty Preferred Stock Account Escrow Agreement and Related Matters	62
9.22	Amendment of Agreement for New Investors	62

	ARTICLE X

	CONDITIONS PRECEDENT

10.1	Conditions to Each Party’s Obligation to Effect the Reorganization	63
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10.2	Conditions to Obligations of Liberty	64
10.3	Conditions to Obligations of PRISA	65

	ARTICLE XI

	TERMINATION AND AMENDMENT

11.1	Termination	67
11.2	Effect of Termination	68
11.3	Amendment	68
11.4	Extension; Waiver	68

	ARTICLE XII

	GENERAL PROVISIONS

12.1	Nonsurvival of Representations, Warranties and Agreements	69
12.2	Expenses	69
12.3	Notices	69
12.4	Interpretation	71
12.5	Counterparts	71
12.6	Entire Agreement; Severability	71
12.7	Governing Law	71
12.8	Publicity	71
12.9	Assignment; Third Party Beneficiaries	72
12.10	Submission to Jurisdiction; Waivers; Consent to Service of Process	72
12.11	Specific Performance	73
12.12	Disclosure Schedules; Knowledge	73
SCHEDULES

Schedule I	-	Terms of PRISA Class B Convertible Non-Voting Shares
Schedule II	-	Terms of PRISA Warrants
Schedule III	-	Form of Amendment No.1 to Amended and Restated Business Combination Agreement
EXHIBITS

Exhibit A	-	Form of Warrant Amendment Agreement
Exhibit B	-	Plan of Merger
Exhibit C	-	Liberty Virginia Articles
Exhibit D	-	Liberty Virginia Bylaws
Exhibit E	-	Plan of Share Exchange
Exhibit F	-	Form of Transaction Cash Certificate
Exhibit G	-	PRISA Bylaw Amendments (estatutos sociales)
Exhibit H	-	Plan of PRISA Debt Restructuring
Exhibit J	-	Form of Certificate of Designations for Liberty Series A Preferred Stock
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Exhibit K	-	Form of Certificate of Designations for Liberty Series B Preferred Stock
Exhibit L	-	Form of Certificate of Designations for Liberty Series C Preferred Stock
Exhibit M	-	Form of Certificate of Designations for Liberty Series D Preferred Stock
Exhibit N	-	Form of Certificate of Designations for Liberty Series E Preferred Stock
ANNEXES

Annex I	-	Transaction Summary
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AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT
     AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT, dated as of March 5, 2010 (as originally executed, the “Original BCA”), and amended by Amendment No.1 dated as of March 15, 2010, Amendment No.2 dated as of April 5, 2010 and Amendment No. 3 dated as of May 7, 2010, and as further amended and restated as of August 4, 2010 (this “Agreement”), by and among Promotora de Informaciones, S.A., a Spanish sociedad anónima (“PRISA”), Liberty Acquisition Holdings Corp., a Delaware corporation (“Liberty”), and Liberty Acquisition Holdings Virginia, Inc., a Virginia corporation and wholly owned subsidiary of Liberty (“Liberty Virginia”).
W I T N E S S E T H :
     WHEREAS, each of PRISA, Liberty and Liberty Virginia desires to enter into the strategic business combination transaction provided for herein for the purpose of effecting an increase of capital in kind of PRISA through an exchange of securities involving the delivery of all outstanding Liberty common and preferred shares and warrants against newly issued shares of PRISA, which will be reflected in the books and accounts of PRISA as the subscription of such newly issued shares by a depositary bank acting in a purely fiduciary capacity for the benefit of the actual owners of the new shares of PRISA (the former common and preferred share and warrant holders of Liberty) which, upon receipt of such shares, will issue American depositary shares to Liberty’s former common and preferred share and warrant holders;
     WHEREAS, notwithstanding that the above-referenced increase of capital in kind of PRISA does not legally require the application of preemptive rights in favor of the existing shareholders of PRISA, it is considered advisable, taking into that account that the parties to this Agreement desire to carry out the Reorganization (as defined below), that PRISA either grants PRISA Warrants (as defined below) in favor of the existing shareholders of PRISA or, if required by the CNMV, certain preemptive rights, all subject to the approval of the CNMV; and for such purposes, prior to effecting the Reorganization, PRISA will submit to its shareholders for their approval an increase of capital through the PRISA Warrants and/or if required by the CNMV and subject to its approval, an increase in capital in cash granting the shareholders of PRISA the opportunity to subscribe for new shares on the terms described in this Agreement;
     WHEREAS, for the above purposes, (i) Liberty will, upon the terms and subject to the conditions set forth herein, merge with and into Liberty Virginia under and in accordance with the Virginia Stock Corporation Act (as amended, the “VSCA”) and the Delaware General Corporation Law (as amended, the “DGCL”), with Liberty Virginia surviving such merger (the “Reincorporation Merger”), and (ii) Liberty Virginia and PRISA will, upon the terms and subject to the conditions set forth herein, undertake a statutory share exchange pursuant to the Spanish Corporation Law of 1989 (Texto Refundido de la Ley de Sociedades Anónimas aprobado por el Real Decreto Legislativo 1564/1989) (as amended, the “SCL,” any reference to the SCL or any article of the SCL shall be understood to be a reference to the New Spanish Corporation Law (Ley de Sociedads de Capital) dated July 10, 2010, or the corresponding article of such law, which will come into effect on September 1, 2010) and the VSCA, such that common and preferred shares of Liberty Virginia will be exchanged for newly issued shares of PRISA and cash consideration, as a result of which Liberty Virginia will become a wholly owned Subsidiary of PRISA (the “Share Exchange” and, together with the Reincorporation Merger, the “Reorganization”);

     WHEREAS, the Reorganization is subject to certain conditions precedent set forth herein in Article X, including, among others, requirements to the effect that: (i) that stockholders of Liberty holding fewer than thirty percent of the Liberty common shares issued in the IPO elect to exercise their right to require Liberty to redeem their common shares in connection with the Reorganization, (ii) that the PRISA Control Group (as defined herein) maintain, directly or indirectly, subsequent to the consummation of the transactions contemplated herein, a minimum ownership share greater than or equal to thirty percent of the issued and outstanding share capital of PRISA on a fully diluted basis, (iii) that the Reorganization shall have been approved on the terms set forth herein by, and the necessary filings made with, the Spanish regulatory authorities and the registration of the PRISA Shares to be issued in the Reorganization shall have been cleared by the applicable regulatory authorities in the United States and/or Spain and (iv) that the PRISA Shareholder Approval, the Liberty Shareholder Approval and the Liberty Warrantholder Approval (as such terms are defined herein) shall have been obtained;
     WHEREAS, for the purposes of ascertaining the view of the Spanish stock market regulatory authorities, prior to entering into the Original BCA, PRISA discussed the terms and conditions of the Reorganization with the CNMV, having prepared together with Liberty, for those purposes, the transaction summary attached hereto as Annex I;
     WHEREAS, it is the intent of the parties hereto that, for U.S. federal income tax purposes, the Reincorporation Merger shall constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code;
     WHEREAS, as an inducement to and condition to Liberty’s willingness to enter into the Original BCA, certain shareholders of PRISA entered into an agreement (the “PRISA Support Agreement”) simultaneously with the execution of the Original BCA whereby, among other things, such shareholders have agreed, upon the terms and subject to the conditions set forth therein, with Liberty to vote their shares of PRISA in favor of the transactions contemplated by this Agreement and the Ancillary Agreements;
     WHEREAS, as an inducement to and condition of PRISA’s willingness to enter into the Original BCA, the Sponsors entered into an agreement with PRISA (the “Sponsors Support Agreement”) simultaneously with the execution of the Original BCA, whereby, among other things, such Persons have agreed to vote all of the Liberty Warrants held by such Persons in favor of the Warrant Amendment Agreement;
     WHEREAS, as an inducement to and condition of PRISA’s willingness to enter into this Agreement, the Sponsors are entering into an amended and restated agreement with Liberty (the “Sponsor Surrender Agreement”) simultaneously with the execution of this Agreement, whereby, among other things, such Persons have agreed to sell to Liberty all of their Liberty Warrants and a portion of their shareholdings of Liberty for nominal value;

     WHEREAS, as an inducement to and condition of PRISA’s willingness to enter into the Original BCA, Nicolas Berggruen and Martin Franklin entered into an agreement with PRISA (the “Sponsor Indemnification Agreement”) simultaneously with the execution of the Original BCA whereby, among other things, such Persons have agreed, from and after the Exchange Effective Time, to indemnify PRISA and its Affiliates with respect to certain matters; and
     WHEREAS, the parties, having completed a due diligence process with respect to the business activities of the other party and having found no impediment to proceeding with the Reorganization, desire to make certain representations, warranties and agreements in connection with the Reorganization and also to prescribe certain conditions to the Reorganization.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. For purposes of this Agreement, the term:
          “Action” shall mean any legal, administrative, governmental or regulatory proceeding or other action, claim, suit, litigation, proceeding, arbitration, mediation, alternative dispute resolution procedure, audit or investigation by or before any Governmental Entity.
          “ADRs” or “American Depositary Receipts” shall mean one or more certificates evidencing the PRISA ADSs.
          “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by agreement or otherwise, in accordance with Section 4 of the Spanish Securities Market Law (the “SSML”). In reference to Liberty, the term Affiliate shall also include Berggruen Holdings, Inc., and any director, officer or employee of any Person considered an Affiliate pursuant to this definition. For purposes of Sections 6.14 and 7.10, Affiliate shall also include any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
          “Agreed Exchange Rate” shall mean the closing spot rate published by Bloomberg two Business Days prior to the Closing Date.

          “Aggregate Preferred Stock Mixed Consideration Cash” shall mean the aggregate amount of cash payable (before giving effect to Section 4.2(e)) in respect of (w) clause (ii) of the definition of Aggregate Series A Consideration, (x) clause (i)(B), clauses (ii)(A) and (C), clause (iii)(A), or clauses (iv)(A), (C) and (E), as applicable, of the definition of Aggregate Series B Consideration, (y) the Aggregate Series C Consideration and (z) clause (i)(B), clauses (ii)(A) and (C), clause (iii)(A), or clauses (iv)(A) and (C), as applicable of the definition of Aggregate Series D Consideration.
          “Aggregate Pro Rata Interest Due” shall mean, with respect to the Liberty Series A Preferred Stock, the Liberty Series B Preferred Stock or the Liberty Series D Preferred Stock, the product of (i) the aggregate amount of any interest earned on the funds deposited in the Liberty Preferred Stock Account, and (ii) a fraction, the numerator of which shall be the total number of shares issued and outstanding of such series of Liberty Preferred Stock and the denominator of which shall be the total number of shares of Liberty Preferred Stock issued and outstanding of any class other than the Liberty Series C Preferred Stock.
          “AMEX” shall mean the NYSE Amex.
          “Ancillary Agreements” shall mean the Plan of Merger, the Plan of Share Exchange, the Warrant Amendment Agreement, the PRISA Support Agreement, the Sponsor Indemnification Agreement, the Sponsors Support Agreement and the Sponsor Surrender Agreement.
          “Assets” shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned or leased by such Person or any of its Subsidiaries.
          “Available Cash Election Pool” shall mean the amount obtained by subtracting the aggregate amount of cash required by the Liberty Certificate to be paid to the holders of Liberty Virginia Redemption Shares from $300 million.
          “Business Combination” shall have the meaning as set forth in the Liberty Certificate.
          “Business Day” shall mean each day other than Saturdays, Sundays and days when commercial banks are authorized or required to be closed for business in New York, New York or Madrid, Spain.
          “Closing Date” shall mean the date on which the Closing occurs.
          “CNMV” shall mean the Comisión Nacional del Mercado de Valores de España.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
          “Deferred Underwriting Discounts” shall mean $20,570,625 payable by Liberty at the Closing in full satisfaction of Liberty’s obligations under Section 2(c) of that certain underwriting agreement dated as of December 6, 2007, by and between Liberty and Citigroup Global Markets Inc. as representatives of the underwriters, as amended by an amended and restated letter agreement dated August 4, 2010.

          “Deposit Agreements” shall mean the Deposit Agreements, to be dated as of the Closing Date, by and among (i) PRISA, as issuer, the Depositary and the holders of the PRISA ADS-As, and (ii) PRISA, as issuer, the Depositary and the holders of the PRISA ADS-NVs. The Deposit Agreements for the PRISA ADS-As and PRISA ADS-NVs shall each provide for the requirement under Spanish law that any holder of ADSs holding 30% or more of the voting capital stock of PRISA shall be required to make an offer for all outstanding shares of capital stock of PRISA.
          “Depositary” shall mean Citibank, N.A., or another U.S. financial institution authorized to act as depositary for the PRISA ADSs to be selected by PRISA after consultation with Liberty, or any successor thereto under the Deposit Agreements.
          “Employee Benefit Plan” shall mean any employee benefit plan, program, policy, practices, or other arrangement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.
          “Encumbrances” shall mean any claim, lien, pledge, option, right of first refusal, charge, security interest, deed of trust, mortgage, restriction or other encumbrance.
          “Environmental Laws” shall mean any international, federal, state or local Law, Order or policies relating (a) to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials, (b) to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material, (c) to the treatment, storage, disposal or management of Hazardous Materials, (d) to exposure to toxic, hazardous or other controlled, prohibited or regulated substances or (e) to the transportation, release or any other use of Hazardous Materials.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
          “EU-IFRS” shall mean the International Financial Reporting Standards as adopted by the European Union, consistently applied.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Fixtures and Equipment” shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned or leased by such Person and located in, at or upon the Assets of such Person.
          “Governmental Entity” shall mean any transnational, domestic or foreign federal, state, local or provincial court, regulatory or administrative agency, commission or other governmental authority, body or instrumentality with jurisdiction, including for the avoidance of doubt any Self-Regulatory Organizations.

          “Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under Environmental Laws.
          “Indebtedness” shall mean, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt, (b) capitalized lease obligations, (c) obligations under interest rate agreements and currency agreements, (d) letters of credit, (e) the principal of and premium in respect of obligations evidenced by bonds, debentures, notes and similar instruments and all other obligations of a Person upon which interest is paid by such Person, including accrued interest, (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, (g) negative balances in bank accounts, (h) amounts in respect of checks in transit, (i) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (j) all Liabilities relating to securitization or factoring programs or arrangements, and (k) all Indebtedness of another Person referred to in clauses (a) through (j) above guaranteed (including keep well arrangements) directly or indirectly, jointly or severally, in any manner.
          “Intellectual Property” shall mean (a) inventions and discoveries, whether patentable or not, patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) writings and other works, whether copyrightable or not, copyrightable works, copyrights (whether registered or not), and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets and know-how, (e) software (excluding any off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom software), computerized databases and internet domain names, (f) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (g) any similar intellectual or proprietary rights.
          “IPO” shall mean the initial public offering of equity securities of Liberty.
          “IRS” shall mean the United States Internal Revenue Service or any successor agency.
          “Knowledge” shall mean with respect to (a) PRISA, the actual knowledge, after reasonable inquiry, of those individuals listed on Section 1.1(a) of the PRISA Disclosure Schedule, and (b) Liberty, the actual knowledge, after reasonable inquiry, of those individuals listed on Section 1.1(a) of the Liberty Disclosure Schedule.
          “Law” shall mean any statute, law (including common law), constitution, treaty, regulation, rule, ordinance, code, ruling, Order, license, writ injunction or decree of or by any Governmental Entity or Self-Regulatory Organization.

          “Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any applicable Law, Action or Order of a Governmental Entity and those arising under any contract, agreement, arrangement, commitment or undertaking; provided, however, that for purposes of calculating Transaction Cash, the term Liabilities shall not include any amount to be paid in respect of Liberty Virginia Redemption Shares pursuant to Section 2.5 hereof and any amount to be paid in respect of Cash Electing Shares pursuant to Section 3.5(a)(i), Aggregate Mixed Consideration Election Cash or Aggregate Preferred Stock Mixed Consideration Cash.
          “Liberty Board” shall mean the Board of Directors of Liberty.
          “Liberty Certificate” shall mean the Restated Certificate of Incorporation of Liberty.
          “Liberty Material Contracts” shall mean (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by Liberty with the SEC, including for avoidance of doubt the Sponsor Surrender Agreement, (b) any agreement relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Liberty after the date of this Agreement of Assets with a fair market value in excess of $10,000, (c) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements, in each case relating to Indebtedness, whether as borrower or lender, in each case in excess of $10,000, other than accounts receivable and payable, or (d) any other agreement under which Liberty is obligated to make payment or incur costs in excess of $10,000 in any year and which is not otherwise described in clauses (a) — (c) above.
          “Liberty Preferred Stock Account” shall mean the interest bearing escrow account established by Liberty with the Exchange Agent, as escrow agent, into which the funds to Liberty from the Liberty Preferred Stock Issuance shall be deposited and used, in part, to fund payments, if any, due on Cash Electing Shares. For the avoidance of doubt, such account shall not be considered an operating account for purposes of the definition of Transaction Cash.
          “Liberty Preferred Stock Issuance” shall mean the issuance of shares of Liberty Preferred Stock pursuant to the Preferred Stock Purchase Agreements.
          “Liberty Preferred Stock Purchase Agreements” shall mean (a) (i) that certain Preferred Stock Purchase Agreement between Tyrus Capital Event Master Fund Ltd. and Liberty, (ii) that certain Preferred Stock Purchase Agreement between HSBC Bank plc and Liberty and (iii) that certain Preferred Stock Purchase Agreement between Centaurus Capital Limited and Liberty, in each case being entered into substantially simultaneously with this Agreement (with each party thereto other than Liberty being an “Investor”) and (b) (i) that certain Preferred Stock Purchase Agreement between Berggruen Acquisition Holings Ltd and Liberty and (ii) that certain Preferred Stock purchase Agreement between Marlin Equities II, LLC, in each case being entered into substantially simultaneously with this Agreement.
          “Liberty Prospectus” shall mean the final prospectus dated December 6, 2007 filed by Liberty with the SEC pursuant to Rule 424(b) on December 10, 2007.

          “Liberty Series A Preferred Stock” shall mean the Series A preferred stock, par value $0.0001 per share, of Liberty.
          “Liberty Series B Preferred Stock” shall mean the Series B preferred stock, par value $0.0001 per share, of Liberty.
          “Liberty Series C Preferred Stock” shall mean the Series C preferred stock, par value $0.0001 per share, of Liberty.
          “Liberty Series D Preferred Stock” shall mean the Series D preferred stock, par value $0.0001 per share, of Liberty.
          “Liberty Series E Preferred Stock” shall mean the Series E preferred stock, par value $0.0001 per share, of Liberty.
          “Liberty Stockholder Approval” shall mean the approval of this Agreement, the Plan of Merger, Plan of Share Exchange and the transactions contemplated hereby, including the Reincorporation Merger and the Share Exchange, by the stockholders of Liberty holding a majority of the outstanding shares of Liberty Common Stock, with the shares of Liberty Common Stock held by the Sponsors to be voted in accordance with the vote of a majority of the shares of Liberty Common Stock issued in the IPO; provided that less than 31,050,000 shares of Liberty Common Stock (such number constituting 30% of the shares of Liberty Common Stock that were issued in the IPO) are voted by the holder(s) thereof against the Reorganization and with respect to which such holder(s) validly elect redemption of their shares pursuant to Article Fourth, Subsection B of the Liberty Certificate (including delivering such shares as contemplated by Section 2.5 hereof).
          “Liberty Virginia Exchange Certificates” shall mean the certificates representing the shares of Liberty Virginia Common Stock and shares of Liberty Virginia Preferred Stock to be received by PRISA pursuant to the terms of this Agreement and the Plan of Share Exchange.
          “Liberty Warrant Agreement” shall mean that certain Second Amended and Restated Warrant Agreement dated December 6, 2007 between Continental Stock Transfer & Trust Company and Liberty.
          “Liberty Warrantholder Approval” shall mean the approval by written consent, by the registered holders of a majority of the outstanding Liberty Warrants, of the Warrant Amendment Agreement.
          “Liberty Warrants” shall mean warrants to acquire shares of Liberty Common Stock issued pursuant to the terms of the Liberty Warrant Agreement.

          “Material Adverse Effect” shall mean, with respect to Liberty or PRISA, as the case may be, any event, circumstance or change which, individually or together with all other events, circumstances or changes has, or would reasonably be expected to have, a material adverse effect on (a) the business, Assets and Liabilities, financial condition or results of operations of such party and its Subsidiaries taken as a whole or (b) the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of any change, event, occurrence, condition or effect relating to or arising from (i) economic or regulatory, legislative or political conditions, or securities, credit or other capital markets conditions, in each case in the United States, Spain or any foreign jurisdiction(s), (ii) changes or conditions affecting such party’s industry(s), (iii) the execution and delivery of this Agreement or the announcement thereof, (iv) changes U.S. GAAP or EU-IFRS (or any interpretations of the foregoing) applicable to Liberty or PRISA, (v) compliance by Liberty or PRISA, as applicable, with the express terms of this Agreement, including (with respect to PRISA), any actions to be taken by PRISA pursuant to Section 9.16 hereof or consistent with Exhibit H hereto) or the failure by Liberty or PRISA, as applicable, to take any action that is prohibited by this Agreement or the taking by them of any action at the request of the other party, (vi) any change, in and of itself, in the market price or trading volume of such Person’s securities, (vii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect) except, in the case of clauses (i) and (ii), that do not have a materially disproportionate impact on such party and its Subsidiaries in relation to other companies or businesses operating in the same industry and not specifically relating to Liberty or PRISA, as the case may be, or its respective Subsidiaries.
          “Order” shall mean any award, decision, stipulations, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.
          “Organizational Documents” shall mean, with respect to any entity, the charter, certificate of incorporation, articles of incorporation, bylaws, partnership agreement, operating agreement, declaration of trust, estatutos, or other similar governing documents of such entity, including any documents designating or certifying the terms of any securities of such entity.
          “Permitted Encumbrances” shall mean (a) any and all Encumbrances which result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings by a party hereto or any of its Subsidiaries, (b) all immaterial cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ and other similar liens imposed by applicable Law and incurred in the ordinary course of business and (c) other Encumbrances which, with respect to any particular property, individually or in the aggregate do not materially interfere with the present use of the property subject thereto or affected thereby.
          “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, real estate investment trust, other organization (whether incorporated or unincorporated), Governmental Entity, or any other legal entity.

          “PRISA ADSs” shall mean the American Depositary Shares representing the PRISA Shares deposited by PRISA with the Depositary. PRISA ADSs may be in certificated or uncertificated form. Each “PRISA ADS-A” shall represent the right to receive such number of PRISA Class A Ordinary Shares as Liberty and PRISA shall agree prior to the Closing and each “PRISA ADS-NV” shall represent the right to receive such number of PRISA Class B Convertible Non-Voting Shares as Liberty and PRISA shall agree prior to the Closing. “PRISA ADSs” shall mean, collectively, the PRISA ADS-As and the PRISA ADS-NVs, and shall include any ADSs issued pursuant to the Warrant Amendment Agreement.
          “PRISA Board” shall mean the Board of Directors of PRISA.
          “PRISA Class A Ordinary Shares” shall mean Class A Ordinary Shares of PRISA newly created pursuant to the PRISA Bylaw Amendments.
          “PRISA Class B Convertible Non-Voting Shares” shall mean convertible shares (acción sin voto convertible) of PRISA newly created pursuant to Article 98 et seq. of the SCL having the terms set forth in Schedule I hereto, the PRISA By-Laws attached as Exhibit G hereto, a PRISA Shareholder Meeting resolution reasonably acceptable to Liberty to be submitted for approval of PRISA’s shareholders (the text of which PRISA and Liberty shall reasonably agree no later than 30 Business Days from the date of this Agreement) and such other terms as are provided by the SCL. The stated value and issuance price of the PRISA Class B Convertible Non-Voting Shares as described in the PRISA By-Laws will be amended at Closing and determined based upon market values of the securities exchanged in the Reorganization, as agreed between PRISA and Liberty, and with the PRISA By-Laws as set forth in Exhibit G to be amended accordingly.
          “PRISA Control Group” shall mean Rucandio S.A., a Spanish sociedad anónima, holding directly or indirectly a 70.067% interest in PRISA as of the date of the Original BCA.
          “PRISA Rights” shall mean any securities, options, warrants, call rights, commitments, agreements, arrangements or undertakings of any kind to which PRISA or any of its Subsidiaries is bound obligating PRISA or any of its Subsidiaries to issue, deliver, sell or cause to be issued, delivered or sold, any shares of PRISA Capital Stock or any other equity interests of PRISA or other voting securities of PRISA or obligating PRISA to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking or any stock appreciation rights or other contractual rights the value of which is derived from the financial performance of PRISA or the value of PRISA Capital Stock.
          “PRISA Shares” shall mean the PRISA Class A Ordinary Shares and PRISA Class B Convertible Non-Voting Shares.
          “PRISA Stock Plans” shall mean any stock option or similar plan of PRISA or any of its Subsidiaries.
          “PRISA Warrants” shall mean warrants to acquire PRISA Class A Ordinary Shares the material terms of which warrants are set forth on Schedule II hereto and which, if issued, will be issued pursuant to a PRISA Shareholder Meeting resolution reasonably acceptable to Liberty (the text of which PRISA and Liberty shall reasonably agree no later than 30 Business Days from the date of this Agreement).

          “PRISA Warrant Issuance” shall mean the issuance of 1.1 PRISA Warrants in respect of each outstanding PRISA Ordinary Share to holders of record as of a date prior to the date of the consummation of the Share Exchange; it being understood that if the CNMV requires that PRISA grant certain preemptive rights in favor of the existing shareholders of PRISA, that either the PRISA Warrant Issuance will not be conducted or the parties hereto will agree on an alternate warrant issuance to be effected in conjunction with the PRISA Rights Offer (the “Alternate PRISA Warrant Issuance”).
          “Registration Statements” shall mean PRISA’s Registration Statement on Form F-4 (the “F-4”), File No. 333-166653, for the registration under the Securities Act of the PRISA Shares and PRISA ADSs to be issued in connection with the Reorganization and the PRISA Class A Ordinary Shares into which the PRISA Class B Convertible Non-Voting Shares are convertible, which shall include the Proxy Statement, the Depositary’s Registration Statements on Form F-6 (the “F-6s”) for the registration under the Securities Act of the PRISA ADS-As and PRISA ADS-NVs and PRISA’s Registration Statement on Form 8-A (the “8-A12(b)”) for the registration under Section 12(b) of the Exchange Act of the PRISA Shares and the PRISA ADSs, as each may be amended from time to time.
          “Representative” shall mean, with respect to any Person, that Person’s officers, directors, employees, financial advisors, agents or other representatives.
          “SIBE” shall mean the Spanish Continuous Market Exchange (Sistema de Interconexion Bursatil-Español).
          “SEC” shall mean the United States Securities and Exchange Commission.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Selected Stock Exchange” shall mean the Nasdaq Market or the New York Stock Exchange, Inc. to be selected by PRISA after consultation with Liberty.
          “Self-Regulatory Organization” means any material securities exchange, any clearing house, any other securities exchange, futures exchange, securities market any other exchange or corporation or similar self-regulatory body or organization, in each case with competent jurisdiction.
          “Sponsor Co-Investment” shall mean the agreement of the Sponsors to purchase additional Liberty units pursuant to those certain Amended and Restated Sponsors’ Warrant and Co-Investment Units Subscription Agreements, each dated December 6, 2007, by and between each of the Sponsors, on one hand, and Liberty, on the other.
          “Sponsors” shall mean Berggruen Acquisition Holdings Ltd. and Marlin Equities II, LLC.
          “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (a) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such Person holds a majority of the equity economic interest.

          “Tax” or “Taxes” shall mean all transnational, domestic, foreign, federal, state, local or provincial taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding (including dividend withholding and withholding required pursuant to Section 1445 and 1446 of the Code or any similar provision of any other Tax Law or regulation), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes (including those imposed by any Governmental Entity), including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.
          “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
          “Taxing Authority” shall mean any Governmental Entity charged with the administration of any Law, rule or regulation relating to Taxes.
          “Third Party” shall mean any Person other than PRISA, Liberty, Liberty Virginia and their respective Affiliates.
          “Total Required Cash-Out Amount” shall mean the aggregate amount of cash to be paid in respect of (i) all Liberty Virginia Redemption Shares and (ii) all Cash Electing Shares.
          “Total Used Escrow Cash” shall mean the total amount to be funded hereunder based on the funding of the Liberty Preferred Stock Account to make payments in respect of Liberty Virginia Redemption Shares or Cash Electing Shares and not returned to the holders of Liberty Virginia Preferred Stock pursuant to Section 3.5(b) through (f).
          “Transaction Cash” shall mean, in each case as of the Closing, (i) the sum of the Trust Account Balance plus the amount of cash held in Liberty Virginia’s operating account less (ii) the sum of (w) Deferred Underwriting Discounts, (x) the aggregate amount of all Liberty Liabilities whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto, (y) Liberty Transaction Expenses, and (z) $46,724,040 in respect of the Warrant Exchange, without duplication.
          “Transfer Taxes” shall mean any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes (together with any related interest, penalties or additions thereto).

          “Trust Account Balance” as of a specified time, shall mean the aggregate cash value of all assets held in the Trust Account at such time.
          “U.S. GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.
          “Warrant Amendment Agreement” shall mean that certain Amendment No. 1 to the Liberty Warrant Agreement to be entered into by and among Continental Stock Transfer & Trust Company, PRISA, Liberty and Liberty Virginia in substantially the form attached hereto as Exhibit A.
          “Warrant Exchange” shall mean (1) the exchange of the Liberty Warrants in consideration for PRISA ADS-As delivered by PRISA and (2) the delivery of cash by Liberty Virginia, in accordance with the Warrant Amendment Agreement.
          1.2 Glossary of Other Defined Terms. The following sets forth the location of definitions of capitalized terms defined in this Agreement:

Term	Section
8-A12(b)	Definition of Registration Statements
Aggregate Mixed Consideration Election Cash	3.5(a)(ii)
Aggregate Series A Consideration	3.5(b)
Aggregate Series B Consideration	3.5(c)
Aggregate Series C Consideration	3.5(d)
Aggregate Series D Consideration	3.5(e)
Agreement	Introduction
Alternate PRISA Warrant Issuance	Definition of PRISA Warrant Issuance
Asset Dispositions	9.16
Authorized Agent	12.10(b)
Board Reports	9.1(d)
Cash Electing Share	3.5(a)(i)
Cash Election	3.5(a)(i)
Closing	3.10
Commercial Registry	3.4(a)
Confidentiality Agreement	9.2(d)
Debt Restructuring	10.1(f)
Deed of In-Kind Capital Increase	3.4(a)
Deed of Subscription Capital Increase	9.18
DGCL	Recitals
EAR	7.19
Election	3.5(i)(ii)
Election Date and Time	3.5(i)(iii)
Escrow Account	9.21
Exchange Agent	4.1
Exchange Agreement	4.1
Exchange Effective Time	3.4(a)
Exchange Fund	4.1

Term	Section
F-4	Definition of Registration Statements
F-6	Definition of Registration Statements
FCPA	7.18
Form of Election	3.5(i)(i)
Fractional Share Cash	4.2(e)
IM Trust Agreement	6.16(b)
Investor	Definition of Liberty Preferred
Stock Purchase Agreements
ITAR	7.19
Lease	7.21
Liberty	Introduction
Liberty Board Recommendation	9.3(a)
Liberty Capital Stock	6.2(a)
Liberty Common Certificate	2.4(b)
Liberty Common Stock	2.4(a)
Liberty Disclosure Schedule	Article VI
Liberty Financial Statements	6.5(b)
Liberty Preferred Certificate	2.4(b)
Liberty Preferred Stock	6.2(a)
Liberty Record Date	3.5(i)(i)
Liberty SEC Reports	6.5(a)
Liberty Stockholder Meeting	9.3(a)
Liberty Virginia	Preamble
Liberty Virginia Articles	2.7
Liberty Virginia Bylaws	2.8
Liberty Virginia Common Certificates	2.4(b)
Liberty Virginia Common Stock	2.4(a)
Liberty Virginia Preferred Certificates	2.4(b)
Liberty Virginia Preferred Stock	2.4(a)
Liberty Virginia Redemption Shares	2.5
Liberty Virginia Series A Preferred Stock	2.4(a)
Liberty Virginia Series B Preferred Stock	2.4(a)
Liberty Virginia Series C Preferred Stock	2.4(a)
Liberty Virginia Series D Preferred Stock	2.4(a)
Liberty Virginia Stock	2.4(a)
Liberty Virginia Stockholders	3.4(b)
Liberty Warrantholder Meeting	9.3I
Liberty Warrantholders	4.1
Maximum PRISA Class A Ordinary Shares	9.3(d)
Maximum PRISA Class B Convertible Non-Voting Shares	9.3(d)
Mixed Consideration Electing Share	3.5(a)(ii)
Mixed Consideration Election	3.5(a)(ii)
Non-Electing Share	3.5(a)(iii)
OECD	7.18
Original BCA	Recitals

Term	Section
Per Share Cash Election Consideration	3.5(a)(i)
Per Share Mixed Election Consideration	3.5(a)(ii)
Per Share Mixed Consideration Election Cash	3.5(a)(ii)
Per Share Series A Consideration	3.5(b)(ii)
Per Share Series B Consideration	3.5(c)
Per Share Series C Consideration	3.5(d)
Per Share Series D Consideration	3.5(e)
Plan of Merger	2.2
Plan of Share Exchange	3.3(a)
PRISA	Introduction
PRISA ADS-A	Definition of PRISA ADS
PRISA ADS-NV	Definition of PRISA ADS
PRISA Bylaw Amendments	9.3(d)
PRISA Capital Stock	7.2(a)
PRISA CNMV Reports	7.5(a)
PRISA Disclosure Schedule	Article VII
PRISA Distribution	4.2(b)
PRISA Financial Statements	7.5(b)
PRISA In-Kind Prospectus	3.2
PRISA Licensed Intellectual Property	7.14(c)
PRISA Material Contracts	7.12(a)
PRISA Owned Intellectual Property	7.14(b)
PRISA Permits	7.17
PRISA Prospectuses	9.1(d)
PRISA Rights Offer	9.18
PRISA Rights Offer Approvals	9.3(d)
PRISA Shareholder Approval	9.3(d)
PRISA Shareholder Meeting	9.3(d)
PRISA Significant Subsidiaries	7.2(b)
PRISA Subscription Prospectus	9.1(d)
PRISA Support Agreement	Recitals
PRISA Warrant Approvals	9.3(d)
PRISA Warrant Prospectus	9.1(d)
Proxy Statement	6.4
Regulatory Agreement	7.20
Reincorporation Effective Time	2.2
Reincorporation Merger	Recitals
Reorganization	Recitals
Restraints	10.1(d)
Schedules	12.12
SCL	Recitals
Share Exchange	Recitals
Shareholder Transfer Taxes	9.12
Spanish Pension Plan	7.10(a)
Sponsor Indemnification Agreement	Recitals
Sponsor Surrender Agreement	Recitals

Term	Section
Sponsors Support Agreement	Recitals
SSML	Definition of Affiliate
Surviving Corporation	2.1
Termination Date	11.1(d)
Transaction Cash Certificate	3.8
Transaction Expense	12.2
Trust Account	6.16(a)
Trust Account Documents	6.16(b)
Trustee	6.16(a)
Voting Debt	7.2(a)
VSCA	Recitals
Warrant Consideration	3.7
ARTICLE II
THE REINCORPORATION MERGER
     2.1 The Reincorporation Merger. On the Closing Date, upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL and the VSCA, at the Reincorporation Effective Time, Liberty shall merge with and into Liberty Virginia. Liberty Virginia shall be the surviving corporation (the “Surviving Corporation”) in the Reincorporation Merger and shall continue its corporate existence under the Laws of the Commonwealth of Virginia. Upon consummation of the Reincorporation Merger, the separate corporate existence of Liberty shall terminate.
     2.2 Reincorporation Effective Time. The Reincorporation Merger shall become effective in accordance with the Agreement and Plan of Merger attached hereto as Exhibit B (the “Plan of Merger”), to be filed by Liberty Virginia with the Virginia State Corporation Commission, on the Closing Date upon the later of (i) the time that is specified in the certificate of merger relating to the Reincorporation Merger to be issued by the Virginia State Corporation Commission and (ii) the time of the filing of the certificate of merger, to be filed by Liberty with the Secretary of State of the State of Delaware, in accordance with the DGCL (the “Reincorporation Effective Time”).
     2.3 Effects of the Reincorporation Merger. At and after the Reincorporation Effective Time, the Reincorporation Merger shall have the effects set forth in this Agreement, the Plan of Merger, the DGCL and the VSCA.

     2.4 Conversion of Liberty Stock.
          (a) Subject to Section 2.5, at the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of Liberty, Liberty Virginia or any holder of common stock, par value $0.0001 per share, of Liberty (“Liberty Common Stock”) or Liberty Preferred Stock, (i) each share of Liberty Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted into one share of common stock, par value $0.0001 per share, of Liberty Virginia (“Liberty Virginia Common Stock”), (ii) each share of Liberty Series A Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted into one share of Series A Preferred Stock, par value $0.0001 per share, of Liberty Virginia (“Liberty Virginia Series A Preferred Stock”), (iii) each share of Liberty Series B Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted into one share of Series B Preferred Stock, par value $0.0001 per share, of Liberty Virginia (“Liberty Virginia Series B Preferred Stock”), (iv) each share of Liberty Series C Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted into one share of Series C Preferred Stock, par value $0.0001 per share, of Liberty Virginia (“Liberty Virginia Series C Preferred Stock”), (v) each share of Liberty Series D Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted into one share of Series D Preferred Stock, par value $0.0001 per share, of Liberty Virginia (“Liberty Virginia Series D Preferred Stock and together with the Liberty Virginia Series A Preferred Stock, the Liberty Virginia Series B Preferred Stock and the Liberty Virginia Series C Preferred Stock, the “Liberty Virginia Preferred Stock,” and collectively with the Liberty Virginia Common Stock, the “Liberty Virginia Stock”), (v) each share of Liberty Stock held in the treasury of Liberty immediately prior to the Reincorporation Effective Time shall be canceled and (vi) each share of Liberty Virginia Stock issued and outstanding or held in treasury immediately prior to the Reincorporation Effective Time shall be canceled.
          (b) All of the shares of Liberty Stock converted into shares of Liberty Virginia Stock pursuant to Section 2.4(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and (i) each certificate previously representing any shares of Liberty Common Stock (a “Liberty Common Certificate”) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Liberty Virginia Common Stock into which such shares of Liberty Common Stock represented by such Liberty Common Certificate have been converted pursuant to Section 2.4(a) (such certificates following the Reincorporation Merger, the “Liberty Virginia Common Certificates”), and (ii) each certificate previously representing any shares of Liberty Preferred Stock (a “Liberty Preferred Certificate”) shall thereafter represent, without the requirement of any exchange thereof, that number, class and series of Liberty Virginia Preferred Stock into which such shares of Liberty Preferred Stock represented by such Liberty Preferred Certificate have been converted pursuant to Section 2.4(a) (such certificates following the Reincorporation Merger, the “Liberty Virginia Preferred Certificates”).
     2.5 Redemptions. Each share of Liberty Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time with respect to which a stockholder of Liberty shall have (a) validly exercised its redemption rights pursuant to Article Fourth, Subsection B of the Liberty Certificate and (b) at or prior to the Liberty Stockholder Meeting either tendered (and not subsequently withdrawn) its certificate(s) representing all shares of Liberty Common Stock held by such stockholder to the Trustee or delivered (and not subsequently withdrawn) all shares of Liberty Common Stock held by such stockholder to the Trustee electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the stockholder’s option, shall be converted into shares of Liberty Virginia Common Stock which shall automatically be deemed to have exercised redemption rights pursuant to the Liberty Virginia Articles and, therefore, shall represent only the right to have such shares of Liberty Virginia Common Stock redeemed for cash, in an amount per share calculated in accordance with such Article Fourth, Subsection B of the Liberty Certificate and

the parallel provision in the Liberty Virginia Articles (the “Liberty Virginia Redemption Shares”). Following the Reincorporation Effective Time and immediately prior to the Exchange Effective Time, Liberty Virginia shall redeem the Liberty Virginia Redemption Shares in accordance with such provisions of the Liberty Certificate and the Liberty Virginia Articles (which shares thereupon shall be cancelled and shall cease to exist), the redemption payment in respect of which Liberty Virginia shall have instructed the Trustee to disburse, upon completion of the Reorganization, directly from Trust funds to the holders of the Liberty Virginia Redemption Shares. As of the consummation of the Reorganization, all such Liberty Virginia Redemption Shares shall no longer be outstanding, and each holder of any such Liberty Virginia Redemption Shares shall cease to have any rights with respect thereto, except the right to receive the cash payments referred to in the immediately preceding sentence.
     2.6 Warrants. Pursuant to Section 4.4 of the Liberty Warrant Agreement, Liberty and Liberty Virginia shall take all requisite action such that, at the Reincorporation Effective Time, each Liberty Warrant that is outstanding shall cease to represent a right to acquire shares of Liberty Common Stock and shall thereafter automatically be a warrant to acquire a number of shares of Liberty Virginia Common Stock equal to the number of shares of Liberty Common Stock subject to such Liberty Warrant immediately prior to the Reincorporation Effective Time on the same terms and conditions and otherwise subject to the provisions of the Liberty Warrant Agreement.
     2.7 Articles of Incorporation. Upon the terms and subject to the conditions of this Agreement, at the Reincorporation Effective Time, the Amended and Restated Articles of Incorporation of Liberty Virginia to be in effect immediately prior to the Reincorporation Merger (in the form attached hereto as Exhibit C, the “Liberty Virginia Articles”) shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law. The terms of the Liberty Virginia Preferred Stock shall be substantially identical to the corresponding series of Liberty Preferred Stock (with such changes as may reflect the change in domicile from Delaware to Virginia).
     2.8 Bylaws. Upon the terms and subject to the conditions of this Agreement, at the Reincorporation Effective Time, the Bylaws of Liberty Virginia in effect immediately prior to the Reincorporation Merger (in the form attached hereto as Exhibit D, the “Liberty Virginia Bylaws”) shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.
     2.9 Tax and Accounting Consequences. It is intended that the Reincorporation Merger shall constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.
     2.10 Board of Directors; Management. The directors and officers of Liberty immediately prior to the Reincorporation Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Liberty Virginia Bylaws until their respective successors are duly elected or appointed and qualified or their earlier resignation.

ARTICLE III
THE INCREASE IN CAPITAL IN KIND OF PRISA AND THE SHARE EXCHANGE
     3.1 The Increases in Capital of PRISA. Prior to the Closing, in accordance with Section 9.3(d) of this Agreement, PRISA shall hold the PRISA Shareholder Meeting for the purposes, among others, of approving (a) an increase in the share capital of PRISA in accordance with Articles 153.1(a) and 155 of the SCL, against a contribution in kind (Aumento con aportaciones no dinerarias), consisting of Liberty Virginia Common Stock, the Liberty Virginia Preferred Stock and the Liberty Warrants and (b) an increase in capital through the PRISA Warrants and/or, if required by the CNMV and subject to its approval, an increase of capital in cash in respect of the PRISA Rights Offer. The PRISA Board shall execute the decision taken by the PRISA Shareholder Meeting promptly following the PRISA Shareholder Meeting.
     3.2 The PRISA In-Kind Prospectus. In order to effectuate the increase of capital in kind contemplated by this Agreement, a PRISA prospectus (Folleto) shall be filed promptly following the PRISA Shareholder Approval and shall be subject to approval by the CNMV (the “PRISA In-Kind Prospectus”).
     3.3 Exchange Effective Time; Effect of the Share Exchange.
          (a) The Share Exchange shall become effective, immediately following the Reincorporation Effective Time, in accordance with the Plan of Share Exchange attached hereto as Exhibit E (the “Plan of Share Exchange”) on the Closing Date at the time that is specified in the certificate of share exchange to be issued by the Virginia State Corporation Commission with respect to the Plan of Share Exchange (the “Exchange Effective Time”).
          (b) Promptly following the Exchange Effective Time, PRISA shall provide to the Depositary the PRISA Shares issued in accordance with Section 3.4(b) and the Warrant Amendment Agreement.
          (c) At the Exchange Effective Time, by virtue of the Share Exchange and as set forth in this Agreement, the Plan of Share Exchange and Sections 13.1-717 and 13.1-721 of the VSCA, PRISA shall automatically become the holder and owner of 100% of the outstanding shares of the Liberty Virginia Stock, with the former holders of such outstanding shares being entitled to receive only either the Per Share Cash Election Consideration, the Per Share Mixed Election Consideration, the Per Share Series A Consideration, the Per Share Series B Consideration, the Per Share Series C Consideration or the Per Share Series D Consideration as applicable, pursuant to Section 3.5. Liberty Virginia shall deliver to PRISA, at the Exchange Effective Time, the Liberty Virginia Exchange Certificates representing PRISA’s ownership of all such outstanding shares of Liberty Virginia Stock, free and clear of all Encumbrances, in exchange for the aggregate Per Share Cash Election Consideration and the aggregate Per Share Mixed Election Consideration, the Aggregate Series A Consideration, the Aggregate Series B Consideration, the Aggregate Series C Consideration and the Aggregate Series D Consideration.
          (d) At and after the Exchange Effective Time, the Share Exchange shall have the effect set forth in the VSCA and the separate corporate existence of each of Liberty Virginia and PRISA shall continue and all shares of Liberty Virginia Stock issued and outstanding (other than the Liberty Virginia Redemption Shares, all of which shall have been cancelled) shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be owned and held by PRISA, and Liberty Virginia shall deliver the Liberty Virginia Exchange Certificates evidencing such shares to PRISA.

     3.4 Deed of Capital Increase.
          (a) At the Exchange Effective Time, upon receipt of the Liberty Virginia Exchange Certificates, PRISA shall register such increase in share capital pursuant to a Deed of Capital Increase (the “Deed of In-Kind Capital Increase”) granted before a Spanish Notary with the Commercial Registry (Registro Mercantil) of the Province of Madrid (the “Commercial Registry”).
          (b) The Deed of In-Kind Capital Increase, as registered with the Commercial Registry, shall be delivered to the Spanish Settlement and Clearing System (Iberclear), the SIBE and to the CNMV, at which time the PRISA Shares issued in exchange for the shares of Liberty Virginia Stock and Liberty Virginia Warrants shall be (i) registered in the name of the Depositary or its nominee by Iberclear for the account of the former holders of Liberty Virginia Stock (the “Liberty Virginia Stockholders”) and the Liberty Warrantholders, and for the admission to listing on the SIBE and to the Selected Stock Exchange for approval of listing, subject to issuance, of the PRISA ADSs and (ii) delivered in the form of PRISA ADSs evidenced by ADRs, with each PRISA ADS-A representing such number of PRISA Class A Ordinary Shares as Liberty and PRISA shall agree prior to the Closing and each PRISA ADS-NV representing such number of PRISA Class B Convertible Non-Voting Shares as Liberty and PRISA shall agree prior to the Closing. Each PRISA ADS shall be issued in accordance with the applicable Deposit Agreement to be entered into prior to the closing by the Depositary and PRISA, after consultation with Liberty.
     3.5 Exchange of Liberty Virginia Stock. At the Exchange Effective Time, by virtue of the Share Exchange and without any further action on the part of PRISA, Liberty Virginia or any Liberty Virginia Stockholder, but in all cases subject to Section 3.5(h):
          (a) Holders of the issued and outstanding shares of Liberty Virginia Common Stock (other than holders of the Liberty Virginia Redemption Shares) shall be entitled to receive the following consideration:
          (i) If the holder has elected to receive cash pursuant to Section 3.5(i) hereof (a “Cash Election”), and such Cash Election has been effectively made and not revoked, each share of Liberty Common Stock for which the holder has made a valid Cash Election (each, a “Cash Electing Share”) shall be converted into the right to receive $10.00 in cash without interest (the “Per Share Cash Election Consideration”);

          (ii) if the holder has elected to receive mixed consideration pursuant to Section 3.5(i) hereof (a “Mixed Consideration Election”) and such Mixed Consideration Election has been effectively made and not revoked, each share of Liberty Common Stock for which the holder has made a valid Mixed Consideration Election (each, a “Mixed Consideration Electing Share”) shall, subject to Section 4.2(e), be exchanged for the right to receive (A) 1.5 PRISA Class A Ordinary Shares, (B) 3.0 PRISA Class B Convertible Non-Voting Shares, and (C) $0.50 in cash to be paid by or at the direction of Liberty (the “Per Share Mixed Consideration Election Cash,” and the aggregate amount of cash to be paid pursuant to this clause (ii)(c) and clause (iii) below, the “Aggregate Mixed Consideration Election Cash”), in the case of each of clauses (A) and (B), free and c1ear of any Encumbrances ((A), (B) and (C) together, the “Per Share Mixed Election Consideration”); or
          (iii) if the holder has not made a Cash Election nor a Mixed Consideration Election with respect to its shares of Liberty Virginia Common Stock, or if either election has not been properly made pursuant to Section 3.5(i) hereof (or, if properly made, has been revoked) (each, a “Non-Electing Share”), such Non-Electing Share shall, subject to Section 4.2(e), be exchanged for the right to receive the Per Share Mixed Election Consideration.
          (b) Subject to Section 4.2(e), holders of the issued and outstanding shares of Liberty Virginia Series A Preferred Stock shall be entitled to receive, in the aggregate, the following consideration (the “Aggregate Series A Consideration”):
          (i) cash in the amount of $50,000,000 minus the lesser of (A) Total Required Cash-Out Amount and (B) $50,000,000;
          (ii) the Per Share Mixed Election Consideration which would be payable with respect to a number of shares of Liberty Virginia Common Stock equal to the B Equivalent Common Shares Number if a Mixed Consideration Election had been made for such number of shares of Liberty Virginia Common Stock, where the “B Equivalent Common Shares Number” is determined by dividing (A) the Total Required Cash-Out Amount by (B) $10.00 (provided that the maximum number of shares of Liberty Virginia Common Stock for which the Per Share Mixed Election Consideration will be payable pursuant to this Section 3.5(b)(ii) shall be 5,000,000); and
          (iii) the Aggregate Pro Rata Interest Due to the holders of the Liberty Virginia Series A Preferred Stock.
The Aggregate Series A Consideration shall be divided among the holders of the Liberty Virginia Series A Preferred Stock pro rata based upon the number of shares of Liberty Virginia Series A Preferred Stock held by each holder (the “Per Share Series A Consideration”).
          (c) Subject to Section 4.2(e), the holders of the Liberty Virginia Series B Preferred Stock shall be entitled to receive, in the aggregate, the following consideration (the “Aggregate Series B Consideration”):

           (i) If the Total Required Cash-Out Amount is $50,000,000 or less then (A) an amount in cash equal to $300,000,000 (plus the Aggregate Pro Rata Interest Due to the holders of the Liberty Virginia Series B Preferred Stock) and (B) an amount of PRISA Shares and cash as is equal to the Per Share Mixed Election Consideration which would be payable with respect to 6,000,000 shares of Liberty Virginia Common Stock for which a Mixed Consideration Election had been made.
          (ii) If the Total Required Cash-Out Amount is greater than $50,000,000, but less than or equal to $225,000,000 then:
                               (A) An amount of PRISA Shares and cash as is equal to the Per Share Mixed Election Consideration which would be payable with respect to the number of shares of Liberty Virginia Common Stock equal to the B Equivalent Shares Number if a Mixed Consideration Election had been made for such number of shares of Liberty Virginia Common Stock, where the “B Equivalent Shares Number” is the product of (x) 6/7 (six-sevenths) and (y)(I) the Total Required Cash-Out Amount divided by $10.00 minus (II) 5,000,000;
                               (B) cash in an amount equal to the sum of (i) $150,000,000 and (ii) the product of (x) 6/7 (six-sevenths) and (y) (I) $225,000,000 minus (II) the Total Required Cash-Out Amount;
                               (C) PRISA shares and cash in an amount equal to the Per Share Mixed Election Consideration which would be payable with respect to 6,000,000 shares of Liberty Virginia Common Stock for which a Mixed Consideration Election had been made;
                               (D) cash equal to the amount of the Aggregate Pro Rata Interest Due to the holders of the Liberty Virginia Series B Preferred Stock.
           (iii) If the Total Required Cash-Out Amount is greater than $225,000,000, but less than or equal to $525,000,000 then:
                               (A) PRISA shares and cash in an amount equal to the Per Share Mixed Election Consideration which would be payable with respect to 21,000,000 shares of Liberty Virginia Common Stock for which a Mixed Consideration Election had been made; and
                               (B) cash in the amount of (i) $150,000,000, and (ii) the Aggregate Pro Rata Interest Due to the holders of the Liberty Virginia Series B Preferred Stock.
           (iv) If the Total Required Cash-Out Amount is greater than $525,000,000 then:
                               (A) An amount of PRISA Shares and cash as is equal to the Per Share Mixed Election Consideration which would be payable with respect to the number of shares of Liberty Virginia Common Stock equal to the B Equivalent Common Shares Number if a Mixed Consideration Election had been made for such number of shares of Liberty Virginia Common Stock, where the “B Equivalent Common Shares Number” is product of (x) 6/7 (six-sevenths) and (y)(I) the Total Required Cash-Out Amount divided by $10.00 minus (II) 52,500,000 (provided that the maximum number of shares of Liberty Virginia Common Stock for which the Per Share Mixed Election Consideration will be payable pursuant to this Section 3.5(c)(iv)(A) shall be 15,000,000);

                               (B) cash in the amount of the product of (x) 6/7 (six-sevenths) and (y) the greater of (I) $700,000,000 minus the Total Required Cash-Out Amount and (II) 0;
                               (C) PRISA shares and cash in an amount equal to the Per Share Mixed Election Consideration which would be payable with respect to 23,500,000 shares of Liberty Virginia Common Stock for which a Mixed Consideration Election had been made; and
                               (D) cash equal to the amount of the Aggregate Pro Rata Interest Due to the holders of the Liberty Virginia Series B Preferred Stock.
The Aggregate Series B Consideration shall be divided among the holders of the Liberty Virginia Series B Preferred Stock pro rata based upon the number of shares of Liberty Virginia Series B Preferred Stock held by each holder (the “Per Share Series B Consideration”).
          (d) Subject to Section 4.2(e), the holders of the Liberty Virginia Series C Preferred Stock shall be entitled to receive, in the aggregate (the “Aggregate Series C Consideration”), an amount equal to the Per Share Mixed Election Consideration which would be payable with respect to 750,000 shares of Liberty Virginia Common Stock for which a Mixed Consideration Election had been made. The Aggregate Series C Consideration shall be divided among the holders of the Liberty Virginia Series C Preferred Stock pro rata based upon the number of shares of Liberty Virginia Series C Preferred Stock held by each holder (the “Per Share Series C Consideration”).
          (e) Subject to Section 4.2(e), the holders of the Liberty Virginia Series D Preferred Stock shall be entitled to receive, in the aggregate, the following consideration (the “Aggregate Series D Consideration”):
          (i) If the Total Required Cash-Out Amount is $50,000,000 or less then (A) an amount in cash equal to $50,000,000 (plus the Aggregate Pro Rata Interest Due to the holders of the Liberty Virginia Series D Preferred Stock) and (B) an amount of PRISA Shares and cash as is equal to the Per Share Mixed Election Consideration which would be payable with respect to 1,000,000 shares of Liberty Virginia Common Stock for which a Mixed Consideration Election had been made.
          (ii) If the Total Required Cash-Out Amount is greater than $50,000,000, but less than or equal to $225,000,000 then:
                               (A) An amount of PRISA Shares and cash as is equal to the Per Share Mixed Election Consideration which would be payable with respect to the number of shares of Liberty Virginia Common Stock equal to the D Equivalent Shares Number if a Mixed Consideration Election had been made for such number of shares of Liberty Virginia Common Stock, where the “D Equivalent Shares Number” is the product of (x) 1/7 (one-seventh) and (y)(I) the Total Required Cash-Out Amount divided by $10.00 minus (II) 5,000,000;
                               (B) cash in an amount equal to the sum of (i) $25,000,000 and (ii) the product of (x) 1/7 (one-seventh) and (y) (I) $225,000,000 minus (II) the Total Required Cash-Out Amount;

                               (C) PRISA shares and cash in an amount equal to the Per Share Mixed Election Consideration which would be payable with respect to 1,000,000 shares of Liberty Virginia Common Stock for which a Mixed Consideration Election had been made;
                               (D) cash equal to the amount of the Aggregate Pro Rata Interest Due to the holders of the Liberty Virginia Series D Preferred Stock.
          (iii) If the Total Required Cash-Out Amount is greater than $225,000,000, but less than or equal to $525,000,000 then:
                               (A) PRISA shares and cash in an amount equal to the Per Share Mixed Election Consideration which would be payable with respect to 3,500,000 shares of Liberty Virginia Common Stock for which a Mixed Consideration Election had been made; and
                               (B) cash in the amount of (i) $25,000,000, and (ii) the Aggregate Pro Rata Interest Due to the holders of the Liberty Virginia Series D Preferred Stock.
          (iv) If the Total Required Cash-Out Amount is greater than $525,000,000 then:
                               (A) An amount of PRISA Shares and cash as is equal to the Per Share Mixed Election Consideration which would be payable with respect to the number of shares of Liberty Virginia Common Stock equal to the D Equivalent Shares Number if a Mixed Consideration Election had been made for such number of shares of Liberty Virginia Common Stock, where the “D Equivalent Shares Number” is product of (x) 1/7 (one-seventh) and (y)(I) the Total Required Cash-Out Amount divided by $10.00 minus (II) 52,500,000 (provided that the maximum number of shares of Liberty Virginia Common Stock for which the Per Share Mixed Election Consideration will be payable pursuant to this Section 3.5(e)(iv)(A) shall be 2,500,000);
                               (B) cash in the amount of the product of (x) 1/7 (one-seventh) and (y) the greater of (I) $700,000,000 minus the Total Required Cash-Out Amount and (II) 0;
                               (C) PRISA shares and cash in an amount equal to the Per Share Mixed Election Consideration which would be payable with respect to 3,600,000 shares of Liberty Virginia Common Stock for which a Mixed Consideration Election had been made; and
                               (D) cash equal to the amount of the Aggregate Pro Rata Interest Due to the holders of the Liberty Virginia Series D Preferred Stock.
The Aggregate Series D Consideration shall be divided among the holders of the Liberty Virginia Series D Preferred Stock pro rata based upon the number of shares of Liberty Virginia Series D Preferred Stock held by each holder (the “Per Share Series D Consideration”).
          (f) [Intentionally Omitted.]
                               (A)
          (g) The PRISA Shares delivered pursuant to paragraphs (a), (b), (c), (d) and (e) of this Section 3.5 shall then be registered and the ADRs delivered pursuant to Section 3.4(b).

          (h) The parties acknowledge and agree that the provisions in clauses (b) through (f) of this Section 3.5 require that the Liberty Preferred Stock Account contain, at the time of the Share Exchange, $400,000,000 of proceeds from the sale of the Liberty Preferred Stock (excluding any interest earned thereon) which funds must be fully available to make payments under clauses (a) through (f) of this Section 3.5 in order for the Reorganization to proceed on the basis of such provisions. In the event any such funds are not fully available for that purpose, the parties agree that prior to proceeding with the Reorganization it will be necessary to revise said clauses (b) through (f) to reflect the unavailability of any such proceeds to accomplish the economic objectives reflected therein.
          (i) Exercise of Election.
          (i) All elections made in accordance with this Section 3.5 shall be made on a form designed for that purpose and mutually acceptable to Liberty and PRISA (a “Form of Election”), which Form of Election will be filed as an exhibit to the F-4 and mailed to the holders of record of shares of Liberty Common Stock as of the record date for the Liberty Stockholder Meeting (the “Liberty Record Date”). The Form of Election shall be used by each record holder of shares of Liberty Common Stock as of the Liberty Record Date (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) who wishes to make a Cash Election or a Mixed Consideration Election and must be made with respect to any or all shares of Liberty Common Stock held by such holder.
          (ii) For elections to be effective and valid, (A) with respect to shares of Liberty Common Stock represented by Liberty Common Certificates, a Form of Election must be properly completed, signed and actually received by the Exchange Agent and accompanied by the Liberty Common Certificates representing all of the shares of Liberty Common Stock as to which such Form of Election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of Liberty (or accompanied by an appropriate guarantee of delivery by an Eligible Guarantor Institution, as that term is defined in Rule 17Ad-15 promulgated pursuant to the Exchange Act, provided that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee, or an affidavit of lost certification in accordance with Section 4.2(g), or (B) with respect to shares of Liberty Common Stock that are held in book-entry form, Liberty shall establish procedures for the delivery of such shares, which procedures shall be acceptable to PRISA (either of (A) or (B), an “Election”).

          (iii) An Election must be received by the Exchange Agent not later than immediately prior to the vote at the Liberty Stockholder Meeting (or any adjournment thereof) on the transactions contemplated hereby (the “Election Date and Time”) in order to be effective. Any shares of Liberty Common Stock for which the holder of record has not, as of the Election Date and Time, properly submitted a valid Form of Election to the Exchange Agent shall be deemed Non-Electing Shares and entitled to receive the consideration set forth in Section 3.5(a)(iii). After a Cash Election or a Mixed Consideration Election is validly made with respect to any shares of Liberty Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of Liberty Virginia, unless and until such Cash Election or Mixed Consideration Election is properly revoked pursuant to Section 3.5(f)(v). In addition, all Forms of Election shall be automatically revoked if the Exchange Agent is notified in writing by PRISA and Liberty that this Agreement has been terminated pursuant to Article XI.
          (iv) PRISA shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and timely submitted or to disregard defects in forms. Any such determination of PRISA or the Exchange Agent shall be conclusive and binding, absent manifest error. Neither PRISA nor the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. Any shares of Liberty Common Stock for which the holder of record is deemed to have not submitted a valid Election on or prior to the Election Date and Time shall be deemed to be Non-Electing Shares and entitled to receive the consideration set forth in Section 3.5(a)(iii).
          (v) Any Cash Election or Mixed Consideration Election may be revoked with respect to all or any portion of the shares of Liberty Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Date and Time. If a Cash Election or Mixed Consideration Election is revoked with respect to Liberty Common Stock represented by a Liberty Common Certificate, such Liberty Common Certificate shall be promptly returned to the holder that submitted the same to the Exchange Agent.
          (vi) The Exchange Agent shall make all the computations contemplated by this Section 3.5, including the determination of the number of Cash Electing Shares, the number of Mixed Consideration Electing Shares and Non-Electing Shares and, after consultation with PRISA and Liberty, all such computations will be conclusive and binding on the former holders of shares of the Liberty Stock absent manifest error. The Exchange Agent may, with the agreement of PRISA and Liberty, make such reasonable rules as are consistent with this Section 3.5 for the implementation of the Elections provided for herein as shall be necessary or desirable to effect fully such Elections.
          (j) If, between the date of this Agreement and the Exchange Effective Time, PRISA, Liberty or Liberty Virginia undergoes a reorganization, recapitalization, reclassification, issues a stock dividend, or effects a stock split or reverse stock split, or other similar change in capitalization (other than the Reincorporation Merger), an appropriate and proportionate adjustment shall be made to the Per Share Cash Election Consideration, the Per Share Mixed Election Consideration, the Aggregate Series A Consideration, the Aggregate Series B Consideration, the Aggregate Series C Consideration and the Aggregate Series D Consideration and Warrant Consideration in order to preserve the economic benefits of the Reorganization to the parties.

     3.6 PRISA Capital Stock. At and after the Exchange Effective Time, each share of PRISA Capital Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of PRISA Capital Stock and shall not be affected by the Share Exchange.
     3.7 Warrants Exchange. At the Exchange Effective Time, PRISA shall exchange its securities for all Liberty Warrants that are outstanding immediately prior thereto, in consideration for (a) the delivery by PRISA of PRISA Shares and (b) the payment by Liberty Virginia of cash, in each case in accordance with the terms of the Warrant Amendment Agreement (collectively, the “Warrant Consideration”), and PRISA shall receive from Liberty Virginia an omnibus certificate representing all of the Liberty Warrants from Liberty Virginia.
     3.8 Trust Arrangements. Not later than 48 hours prior to the Closing, Liberty shall deliver to the Trustee advance notice of the Exchange Effective Time in the form required by the IM Trust Agreement, a copy of such notice to be provided to PRISA promptly following such delivery. Liberty shall use its reasonable best efforts to cause the Trustee to provide, not later than 48 hours prior to the Closing, a written confirmation to PRISA and Liberty confirming the Trust Account Balance as of such time to be released upon Closing in accordance with directions provided or to be provided by Liberty. Not later than 48 hours prior to the Closing, Liberty shall deliver to PRISA a certificate signed by the Chief Executive Officer of Liberty in the form of Exhibit F attached hereto (the “Transaction Cash Certificate”), which shall set forth the amount of Transaction Cash along with a schedule setting forth in reasonable detail the allocation of the Trust Account Balance in excess of the Transaction Cash.
     3.9 Disbursement of Funds. Immediately prior to the Closing, Liberty shall instruct the Trustee to disburse funds, upon completion of the Reorganization, from the Trust Account to the Depositary (to be held for the benefit of Liberty Virginia) in an amount equal to Transaction Cash less the cash required by the Liberty Certificate to be paid to the holders of Liberty Virginia Redemption Shares and less the amounts contemplated by Sections 4.1(b)(ii)(B), (C) and (D). The Depositary shall hold such funds until such time as it receives the PRISA Shares pursuant to Section 4.1 and upon such receipt shall disburse such funds to Liberty Virginia.
     3.10 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Reincorporation Merger and the Share Exchange (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction (or, to the extent permitted by Law or regulation, waiver by all parties) of the conditions set forth in Section 10.1, or, if on such day any condition set forth in Section 10.2 or 10.3 has not been satisfied (or, to the extent permitted by Law or regulation, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article X shall have been satisfied and, if the PRISA Rights Offer is required by the CNMV, in no event prior to the completion of the PRISA Rights Offer (or, to the extent permitted by Law or regulation, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between PRISA and Liberty.

ARTICLE IV
PROCEDURE FOR THE DELIVERY OF PRISA ADRs AND PAYMENT OF WARRANTS
     4.1 PRISA to Make Shares Available. Following delivery of the PRISA shares pursuant to Section 3.4 (a) PRISA shall (i) instruct the Depositary to issue PRISA ADSs representing the PRISA Shares and deposit ADRs evidencing such PRISA ADSs with Citibank, N.A., as exchange agent (or with such other bank or trust company as Liberty and PRISA may agree) (the “Exchange Agent”), to be held by the Exchange Agent for the benefit of the former Liberty Virginia Stockholders (other than holders of the Liberty Virginia Redemption Shares) and registered holders of Liberty Warrants (the “Liberty Warrantholders”) until such time as such Liberty Virginia Stockholders and Liberty Warrantholders surrender their shares and warrants for exchange by the Exchange Agent in accordance with Section 3.5(f)(ii) or this Article IV, and (ii) deposit with the Exchange Agent any Fractional Share Cash to be paid in accordance with Section 4.2(e), and (b) Liberty shall, prior to the Exchange Effective Time, direct (i) the Exchange Agent, as escrow agent, to deposit, directly from the Liberty Preferred Stock Account to be released contemporaneously with the Exchange Effective Time, into the Exchange Fund, all of the funds contained in the Liberty Preferred Stock Account, and (ii) the Trustee to deposit, directly from Trust funds to be released at the Exchange Effective Time, with the Exchange Agent the following: (A) the cash payable to the Liberty Warrantholders pursuant to the Warrant Amendment Agreement; (B) if the Total Required Cash-Out Amount is greater than $225,000,000 then the excess of the Total Required Cash-Out Amount over $225,000,000 up to a maximum of the Available Cash Election Pool; (C) the Aggregate Mixed Consideration Election Cash and (D) the Aggregate Preferred Stock Mixed Consideration Cash (the PRISA ADSs, Fractional Share Cash and such cash at the direction of Liberty collectively referred to herein as the “Exchange Fund”). The foregoing actions shall be pursuant to an Exchange Agreement in form and substance reasonably satisfactory to Liberty and PRISA (the “Exchange Agreement”).
     4.2 Exchange of Shares and Warrants.
          (a) As soon as practicable after the Exchange Effective Time, and in no event later than five Business Days thereafter, the Exchange Agent shall mail to each Liberty Virginia Stockholder of record (other than former holders of the Liberty Virginia Redemption Shares and holders who submitted valid Forms of Election pursuant to Section 3.5(f) with respect to all of their shares held) and each registered Liberty Warrantholder (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Liberty Virginia Common Certificates, Liberty Virginia Preferred Certificates and Liberty Warrants shall pass, only upon delivery of the Liberty Virginia Common Certificates, Liberty Virginia Preferred Certificates or Liberty Warrants, as applicable, to the Exchange Agent and (ii) instructions for effecting the surrender of the Liberty Virginia Common Certificates and Liberty Virginia Preferred Certificates in exchange for PRISA ADSs, Per Share Mixed Consideration Election Cash, any cash amounts due in respect of the Per Share Series A Consideration, the Per Share Series B Consideration, the Per Share Series C Consideration or the Per Share Series D Consideration and, if any, Fractional Share Cash and the surrender of the Liberty Warrants in exchange for the Warrant Consideration (as defined below). Upon proper surrender to the Exchange Agent of a Liberty Virginia Common Certificate, a Liberty Virginia Preferred

Certificate or Liberty Warrant for exchange and cancellation, together with such properly completed letter of transmittal, duly executed, such Liberty Virginia Stockholder or Liberty Warrantholder shall be entitled to receive in exchange therefor an ADR representing that number of whole PRISA ADSs in book entry form to which such securityholder shall have become entitled pursuant to the provisions of Article III and the Warrant Amendment Agreement, Fractional Share Cash, if any, the Per Share Mixed Consideration Election Cash, and any cash amounts due in respect of the Per Share Series A Consideration, the Per Share Series B Consideration, Per Share Series C Consideration and the Per Share Series D Consideration and, in the case of Liberty Warrantholders, cash pursuant to the terms of the Warrant Amendment Agreement.
          (b) No dividends or other distributions, if any, declared with respect to PRISA Shares and to which the holder of any unsurrendered Liberty Virginia Common Certificate. Liberty Virginia Preferred Certificate or Liberty Warrant would otherwise have become entitled (a “PRISA Distribution”) shall be paid to the holder of any such unsurrendered Liberty Virginia Common Certificate, Liberty Virginia Preferred Certificate or Liberty Warrant until the holder thereof shall surrender such Liberty Virginia Common Certificate, Liberty Virginia Preferred Certificate or Liberty Warrant in accordance with this Article IV. After the surrender and exchange of a Liberty Virginia Common Certificate, Liberty Virginia Preferred Certificate or Liberty Warrant in accordance with this Article IV, the record holder thereof shall be entitled to receive from PRISA any such PRISA Distribution, without any interest thereon, that theretofore had become payable with respect to the applicable PRISA Shares.
          (c) If ADRs representing PRISA ADSs are to be issued in a name other than that in which the Liberty Virginia Common Certificate, Liberty Virginia Preferred Certificate or Liberty Warrant surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Liberty Virginia Common Certificate, Liberty Virginia Preferred Certificate or Liberty Warrant so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of ADRs representing PRISA ADSs in any name other than that of the registered holder of the Liberty Virginia Common Certificate, Liberty Virginia Preferred Certificate or Liberty Warrant surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
          (d) After the Exchange Effective Time, there shall be no transfers on the stock transfer books of Liberty Virginia of the shares of Liberty Virginia Common Stock, Liberty Virginia Preferred Stock or Liberty Warrants that were issued and outstanding immediately prior to the Exchange Effective Time by any Person that was a registered holder of such shares prior to the Exchange Effective Time.
          (e) No dividend or distribution with respect to the Per Share Mixed Election Consideration shall be payable on or with respect to any fractional share, and fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of PRISA. In lieu of the issuance of any such fractional share, PRISA shall pay to each former Liberty Virginia Stockholder or Liberty Warrantholder who otherwise would be entitled to receive a PRISA ADS representing such fractional share an amount in cash (the “Fractional Share Cash”) (i) in the case of a fraction of a PRISA Class A Ordinary Share, determined by multiplying (x) the average closing price of PRISA ordinary shares on the SIBE for the ten full SIBE trading days prior to the Closing Date (excluding the Closing Date) by (y) the fraction of a share (rounded to the nearest hundredth when expressed in decimal form) which such holder would otherwise be entitled to receive pursuant to Section 3.5(a) and (ii) in the case of a fraction of a PRISA Class B Convertible Non-Voting Share, equal to the face amount corresponding to such fraction of a PRISA Class B Convertible Non-Voting Share.

          (f) Any portion of the Exchange Fund that remains unclaimed by the Liberty Virginia Stockholders or the Liberty Warrantholders for six months after the Exchange Effective Time shall be returned to PRISA. Any former Liberty Virginia Stockholders or Liberty Warrantholders who have not theretofore complied with this Article IV shall thereafter look only to PRISA for payment of the Per Share Cash Election Consideration, Per Share Mixed Election Consideration, Per Share Series A Consideration, the Per Share Series B Consideration, Per Share Series C Consideration, the Per Share Series D Consideration, or the Warrant Consideration, any Fractional Share Cash and any PRISA Distribution, in each case, without any interest thereon. Notwithstanding the foregoing, none of Liberty, Liberty Virginia, PRISA, the Exchange Agent, the Depositary or any other person shall be liable to any former holder of shares of Liberty Virginia Common Stock, Liberty Preferred Stock or Liberty Warrants for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.
          (g) In the event any Liberty Virginia Common Certificate, Liberty Virginia Preferred Certificate or Liberty Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Liberty Virginia Common Certificate, Liberty Virginia Preferred Certificate or Liberty Warrant to be lost, stolen or destroyed and, if reasonably required by PRISA, the posting by such person of a bond in such amount as PRISA may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Liberty Virginia Common Certificate, Liberty Virginia Preferred Certificate or Liberty Warrant, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Liberty Virginia Common Certificate, Liberty Virginia Preferred Certificate or Liberty Warrant, the Per Share Cash Election Consideration, Per Share Mixed Election Consideration, Per Share Series A Consideration, the Per Share Series B Consideration, Per Share Series C Consideration, the Per Share Series D Consideration, or Warrant Consideration and any Fractional Share Cash to which the holder is entitled.
          (h) PRISA shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Warrant Amendment Agreement to any Liberty Virginia Stockholder or Liberty Warrantholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that amounts are so withheld by PRISA, such withheld amounts shall be treated for all purposes of this Agreement and the Warrant Amendment Agreement as having been paid to the Liberty Virginia Stockholder or Liberty Warrantholder in respect of which such deduction and withholding was made by PRISA.

ARTICLE V
AMENDMENT OF PRISA ORGANIZATIONAL DOCUMENTS
     At the PRISA Shareholders Meeting, following the PRISA Shareholder Approval, PRISA will amend its bylaws (estatutos sociales) substantially as set forth in Exhibit G attached hereto with such changes as PRISA and Liberty may reasonably agree. As a consequence of the foregoing and given the new composition of its shareholding, PRISA, despite the continuing control of the PRISA Control Group upon the Reorganization, is willing to increase the number of the members of its Board of Directors up to seventeen, as well as the number of independent directors (consejeros independientes), with the number of such independent directors representing a majority of the Board in line with the recommendations of Spanish corporate governance.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF LIBERTY
     Except (i) as set forth in the disclosure schedule delivered by Liberty to PRISA concurrently with the execution of this Agreement (the “Liberty Disclosure Schedule”), (ii) as a result of the application of Section 12.12 or (iii) as disclosed in any Liberty SEC Reports filed with the SEC prior to the date of the Original BCA and publicly available on EDGAR (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Liberty represents and warrants to PRISA as of the date of the Original BCA (it being understood that any reference in the representations and warranties (other than Section 6.7(b)) to “as of the date hereof” or “as of the date of this Agreement” is to be read “as of the date of the Original BCA”), and represents and warrants to PRISA with respect to Sections 6.1, 6.2, 6.3 and 6.4 as of the date hereof, as follows:
     6.1 Organization and Qualification. Liberty is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with the corporate power and authority to own and operate its business as presently conducted. Liberty is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or the nature of its activities makes such qualification necessary, except for such failures of Liberty to be so qualified as would not have a Material Adverse Effect on Liberty.

     6.2 Capitalization.
          (a) The authorized capital stock of Liberty consists of (i) 215,062,500 shares of Liberty Common Stock, of which 129,375,000 shares are issued and outstanding as of the date hereof and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of which, upon filing of such certificates of designations with the Secretary of State of the State of Delaware, 50,000 shares will be designated as Liberty Series A Preferred Stock in accordance with the form of Certificate of Designations attached hereto as Exhibit J, 300,000 shares will be designated as Liberty Series B Preferred Stock in accordance with the form of Certificate of Designations attached hereto as Exhibit K, 10 shares will be designated as Liberty Series C Preferred Stock in accordance with the form of Certificate of Designations attached hereto as Exhibit L, 50,000 shares will be designated Liberty Series D Preferred Stock in accordance with the form of Certificate of Designations attached hereto as Exhibit M and 100,000 shares will be designated Liberty Series E Preferred Stock in accordance with the form of Certificate of Designations attached hereto as Exhibit N (the Liberty Series A Preferred Stock, the Liberty Series B Preferred Stock, the Liberty Series D Preferred Stock and the Liberty Series E Preferred Stock are collectively referred to as the “Liberty Preferred Stock” and together with the Liberty Common Stock, the “Liberty Capital Stock”), of which none are issued or outstanding. All of the issued and outstanding shares of Liberty Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of preemptive rights.
          (b) Section 6.2(b) of the Liberty Disclosure Schedule sets forth, as of the date hereof, the number of issued and outstanding Liberty Warrants, the exercise prices with respect thereto and the number of shares of Liberty Common Stock into which such Liberty Warrants are exercisable, none of which are exercisable until following the consummation of a Business Combination. Except (i) as set forth in this Section 6.2, (ii) as described on Section 6.2(b) of the Liberty Disclosure Schedule, (iii) as described in the Liberty Prospectus, and (iv) as contemplated in this Agreement, any Ancillary Agreement or the Liberty Preferred Stock Purchase Agreements, there are no securities, options warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Liberty is a party or by which it is bound obligating Liberty to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Liberty Common Stock or any other equity interests of Liberty or other voting securities of Liberty or obligating Liberty to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking and Liberty has not granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of Liberty or the value of the Liberty Common Stock or any other equity interests of Liberty, and Liberty is not a party to any other agreement, arrangement or understanding with respect to its capital stock or other securities.
          (c) Liberty has no Subsidiaries other than Liberty Virginia, and Liberty does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other interest in any Person other than Liberty Virginia.
     6.3 Authority; Liberty Board Approvals No Violation.
          (a) Liberty has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Ancillary Agreements and the Liberty Preferred Stock Purchase Agreements to which it is a party and, subject only to the receipt of the Liberty Stockholder Approval and the Liberty Warrantholder Approval, has full corporate power and authority to consummate the transactions contemplated hereby and thereby. This Agreement, the Ancillary Agreements and the Liberty Preferred Stock Purchase Agreements to which Liberty is a party have been duly and validly executed and delivered by Liberty and (assuming due authorization, execution and delivery by PRISA and/or any other parties thereto) constitute valid and binding obligations of Liberty, enforceable against Liberty in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

          (b) The execution and delivery of this Agreement, the Ancillary Agreements and the Liberty Preferred Stock Purchase Agreements to which Liberty is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by unanimous vote of the Liberty Board. The Liberty Board has determined and resolved, and at no point subsequent to such resolution revoked or altered or modified such resolution in a way that would undermine its effect, that: (i) the transactions contemplated by this Agreement, the Ancillary Agreements and the Liberty Preferred Stock Purchase Agreements will, when executed upon their terms as set forth herein and therein, constitute a Business Combination and (ii) the Sponsor Co-Investment be waived by Liberty with the effect that no Sponsor Co-Investment will occur before or after the Reorganization. Pursuant to the foregoing resolutions and others as may be necessary, the Liberty Board has directed that the Reorganization be submitted to Liberty’s stockholders for adoption at a special meeting and that the Warrant Amendment Agreement be submitted to holders of Liberty Warrants for adoption at a meeting of such holders of Liberty Warrants. Except for the Liberty Stockholder Approval and Liberty Warrantholder Approval, no other corporate proceedings on the part of Liberty are necessary to approve this Agreement or the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.
          (c) Neither the execution and delivery by Liberty of this Agreement, the Ancillary Agreements and the Liberty Preferred Stock Purchase Agreements to which Liberty is a party nor the consummation by Liberty of the transactions contemplated hereby or thereby, nor compliance by Liberty with any of the terms or provisions hereof or thereof, will (i) subject to obtaining the Liberty Stockholder Approval, violate any provision of the Liberty Organizational Documents or (ii) assuming that the consents and approvals referred to in Section 6.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, or Order applicable to Liberty or any of its Assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation or require consent or give rise to a right of first refusal under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective Assets of Liberty under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Liberty is a party, or by which it or any of its Assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which would not have a Material Adverse Effect on Liberty. No consent or waiver of the underwriters for the IPO is required in connection with this Agreement or the transactions contemplated hereby, other than those that have been obtained and consent to the amendment contemplated in the definition of Deferred Underwriting Discounts.
     6.4 Consents and Approvals. Except for (a) the filing with the SEC of the proxy statement (as it may be amended from time to time, the “Proxy Statement”) in definitive form relating to the Liberty Stockholder Meeting and Liberty Warrantholder Meeting and the filing and declaration of effectiveness of the Registration Statements, and any filings required under applicable state securities or “blue sky” Laws, (b) the filing of the certificates of designations for the Liberty Preferred Stock, the certificate of merger and other appropriate merger documents as required by the DGCL and the filing of the Amended and Restated Articles of Incorporation of Liberty Virginia, the articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the VSCA and the issuance by the Virginia State Corporation Commission of the certificate of merger and certificate of exchange pursuant to the VSCA, (c) the Liberty Stockholder Approval and Liberty Warrantholder Approval and (d) the giving of a joint notice to the escrow agent for the Liberty Preferred Stock Account to release the funds held therein, no consents or approvals of or filings or registrations with any Governmental Entity, or of or with any third party, are necessary in connection with the execution and delivery by Liberty of this Agreement, any Ancillary Agreement to which it is a party, the Liberty Preferred Stock Purchase Agreements or the consummation by Liberty of the transactions contemplated hereby and thereby and compliance by Liberty with any of the provisions hereof or thereof, other than those the failure of which to obtain or make would not have a Material Adverse Effect on Liberty.
     6.5 SEC Reports and Financial Statements.
          (a) Liberty has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by it with the SEC since the IPO (collectively, the “Liberty SEC Reports”). As of their respective dates, with respect to the Liberty SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to the Liberty SEC Reports filed pursuant to the Securities Act, the Liberty SEC Reports (i) complied, or with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and (ii) did not, or with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          (b) Each of the balance sheets included in or incorporated by reference into the Liberty SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the financial position of Liberty as of its date, and each of the statements of income, stockholders’ equity and cash flows of Liberty included in or incorporated by reference into the Liberty SEC Reports (including any related notes and schedules) (collectively, the “Liberty Financial Statements”) fairly presents, in all material respects, the results of operations and cash flows, as the case may be, of Liberty for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with U.S. GAAP, except as may be noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act. Each of the Liberty Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.
          (c) Liberty has no Liabilities that would be required to be reflected on, or reserved against in, a balance sheet of Liberty or in the notes thereto, prepared in accordance with U.S. GAAP, except for (i) Liabilities that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of Liberty as of December 31, 2009, (ii) Liabilities arising in the ordinary course of business (including trade indebtedness) since December 31, 2009 and (iii) Liabilities which would not have a Material Adverse Effect on Liberty.

          (d) The books and records of Liberty have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
     6.6 Broker’s Fees. Except as set forth on Section 6.6 of the Liberty Disclosure Schedule or as contemplated by the Liberty Preferred Stock Purchase Agreements, neither Liberty nor any of its officers or directors has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements.
     6.7 Absence of Certain Changes or Events.
          (a) Except as set forth on Section 6.7 of the Liberty Disclosure Schedule, from December 31, 2009, Liberty has conducted its business in all material respects in the ordinary and usual course consistent with past practices, and there has not been any change in Liberty’s business, operations, condition (financial or otherwise), results of operations or Assets or Liabilities, except for changes which would not have a Material Adverse Effect on Liberty.
          (b) Since the date of the Original BCA through the date of this Agreement, neither Liberty nor Liberty Virginia has breached any of their respective covenants in this Agreement which breaches in the aggregate would cause the condition set forth in Section 10.3(b) to be unsatisfied if the Closing were occurring on the date hereof.
     6.8 Legal Proceedings. Except as set forth in the Liberty SEC Reports filed prior to the date of this Agreement, there is no Action (i) instituted, (ii) pending and served upon Liberty, or (iii) to the Knowledge of Liberty, pending and not served on Liberty or threatened in writing, in each case against Liberty or any of its Assets which would have a Material Adverse Effect on Liberty, nor is there any outstanding judgment, decree or injunction, in each case against Liberty or any of its Assets.
     6.9 Taxes and Tax Returns. Except as would not have a Material Adverse Effect on Liberty, (a) Liberty has prepared and timely filed (taking into account any extension of time within which to file), or have had timely filed on its behalf, all Tax Returns required to be filed by it and all such filed Tax Returns are true, complete and accurate in all respects, (b) Liberty has paid all Taxes that are required to be paid by it prior to the Closing Date or, with respect to Taxes not yet due and payable, has established in the financial statements of Liberty adequate reserves in accordance with U.S. GAAP for the payment of such Taxes, (c) all deficiencies asserted or assessed by a Taxing Authority against Liberty have been paid in full or are adequately reserved in the financial statements of Liberty in accordance with U.S. GAAP, (d) as of the date of this Agreement, there are not pending or, to the Knowledge of Liberty, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes or Tax deficiencies, (e) there are no Encumbrances for Taxes on any of the Assets of Liberty other than Permitted Encumbrances and those set forth on Section 6.9 of the Liberty Disclosure Schedule, (f) no power of attorney granted by Liberty with respect to Taxes is currently in force, (g) Liberty has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code, (h) Liberty (y) is not a party to or is not bound by any Tax sharing, allocation or indemnification agreement or (z) does not have any Liability for Taxes of any other Person (other than Liberty) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of any Tax Law), as a transferee or successor, by contract or otherwise, and (i) Liberty has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

     6.10 Compliance. Liberty is in compliance with all transnational, domestic, foreign, federal, state, provincial and local Laws, rules and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have a Material Adverse Effect on Liberty.
     6.11 Contracts.
          (a) Section 6.11 of the Liberty Disclosure Schedule contains a complete and accurate list of all Liberty Material Contracts to which Liberty is a party in effect as of the date hereof. Each such Liberty Material Contract has been delivered to, or made available for review by, PRISA and is a true and correct copy of such Liberty Material Contract (including all amendments thereto).
          (b) (i) There is no breach or violation of or default by Liberty under any of such Liberty Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to Liberty or, to the Knowledge of Liberty, with respect to a Third Party, which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of an Encumbrance, prepayment or acceleration under any of such Liberty Material Contract, except, in the case of clause (i) and (ii) above, as would not have a Material Adverse Effect on Liberty.
     6.12 Intellectual Property. Except for its corporate name and domain name, Liberty does not own, license or otherwise have any right, title or interest in any Intellectual Property whether or not registered.
     6.13 Labor Matters. Liberty is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Liberty and Liberty does not know of any activities or proceedings of any labor union to organize such employees. At all times, Liberty has not had any employees, common law or otherwise, and Liberty has not made any offers of employment or entered into any agreement, oral or written, to hire, retain or appoint any employee, officer, director or consultant in the future.
     6.14 Employee Benefit Plans. Liberty does not maintain, and does not have any Liability under or with respect to, any Employee Benefit Plan. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (a) result in any compensatory payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due from Liberty to any employee, officer, director or consultant of Liberty or its Affiliates, or (b) result in the acceleration of the time of payment or vesting of any such compensatory payments.

     6.15 Insurance. Liberty has in effect insurance coverage with reputable insurers or is self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies comparable in size, nature of business and operations to Liberty which are engaged in Liberty’s industry.
     6.16 Trust Account.
          (a) As of the date of this Agreement, Liberty has no less than $1,022,000,000 in cash. All of such funds are held in either (i) a trust account (the “Trust Account”) established by Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) and invested in (1) Treasury Bills issued by the United States, have a maturity of 180 days’ or less, and/or (2) open ended money market fund(s) selected by Liberty meeting the conditions of Sections (c)(2), (c)(3) and (c)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, as determined by Liberty and (ii) an operating account. The Liberty Prospectus accurately described how such funds are to be invested, held and released from the Trust Account in all material respects.
          (b) Liberty is party to an investment management trust agreement (the “IM Trust Agreement”) with the Trustee pursuant to which the Trustee has established the Trust Account for the net proceeds from Liberty’s IPO (the “Trust Account Documents”) and there are no other agreements or understandings between Liberty and the Trustee in relation to the Trust Account and the funds therein.
          (c) Subject to the terms and conditions of the IM Trust Agreement and the Trust Account Documents, the Trustee has full and exclusive power and authority to invest and reinvest the assets of the Trust Account and to release the Assets of the Trust Account, net of any payments to Liberty Stockholders who validly elect to have their shares redeemed by Liberty and the payment of all deferred underwriting discounts and commissions, to Liberty.
     6.17 Affiliate Transactions. Except as set forth in Section 6.17 of the Liberty Disclosure Schedule, from December 12, 2007 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Liberty, on the one hand, and any Affiliates of Liberty or other Persons, on the other hand, that have not been so disclosed in the Liberty SEC Reports, and there are no loans by Liberty to any of its officers, directors or Affiliates.
     6.18 No Additional Representations. PRISA acknowledges that neither Liberty, its officers, directors or stockholders, nor any Person has made any representation or warranty, express or implied, or any kind, including any representation or warranty as to the accuracy or completeness of any information regarding Liberty furnished or made available to PRISA and any of its Representatives, in each case except as expressly set forth in this Article VI (as modified by the Liberty Disclosure Schedule) or as otherwise provided herein.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES
OF PRISA
     Except (i) as set forth in the disclosure schedule delivered by PRISA to Liberty concurrently with the execution of this Agreement (the “PRISA Disclosure Schedule”), (ii) as a result of the application of Section 12.12 or (iii) as disclosed in any PRISA CNMV Reports filed with the CNMV prior to the date of the Original BCA and publicly available (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), PRISA represents and warrants to Liberty as of the date of the Original BCA (it being understood that any reference in the representations and warranties (other than Section 7.7(c)) to “as of the date hereof” or “as of the date of this Agreement” is to be read “as of the date of the Original BCA”), and represents and warrants to Liberty with respect to Sections 7.1, 7.3 and 7.4 as of the date hereof, as follows:
     7.1 Corporate Organization.
          (a) PRISA is a sociedad anónima duly organized, validly existing and in good standing under the Laws of the Kingdom of Spain, with the requisite power and authority to own and operate its business as presently conducted. PRISA is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the ownership or operation or its properties or the nature of its activities makes such qualification necessary, except for such failures of PRISA to be so qualified or in good standing as would not have a Material Adverse Effect on PRISA. PRISA has previously made available to Liberty true and correct copies of its Organizational Documents as in effect on the date hereof.
          (b) Each Subsidiary of PRISA is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company power and authority to own and operate its business as presently conducted. Each Subsidiary of PRISA is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership or operation or its properties or the nature of its activities makes such qualification necessary, except for such failures of such Subsidiary to be so qualified or in good standing as would not have a Material Adverse Effect on PRISA. PRISA has previously made available to Liberty true and correct copies of the respective Organizational Documents of each PRISA Significant Subsidiary as in effect on the date hereof.
     7.2 Capitalization.
          (a) As of the date hereof, the issued share capital of PRISA is EUR 21,913,550, represented by 219,135,500 ordinary shares, nominal value of EUR 0.10 each (the “PRISA Capital Stock”). All of the issued and outstanding shares of the PRISA Capital Stock have been, and all of the PRISA Shares to be delivered as Per Share Mixed Election Consideration, Per Share Series A Consideration, Per Share Series B Consideration, Per Share Series C Consideration, Per Share Series D Consideration and Warrant Consideration will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights arising out of the PRISA Organizational Documents or any contract binding upon PRISA, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of PRISA or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which PRISA shareholders may vote (“Voting Debt”). As of the date of this Agreement, except pursuant to this Agreement or the Ancillary Agreements, PRISA does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the issuance of shares of PRISA Capital Stock, Voting Debt or any other equity securities of PRISA or any securities representing the right to have any share of PRISA Capital Stock issued, Voting Debt or any other equity securities of PRISA issued.
          (b) Section 7.2(b) of the PRISA Disclosure Schedule includes a true, accurate and complete list of each Subsidiary of PRISA that is a “Significant Subsidiary” within the meaning of Regulation S-X promulgated under the Exchange Act (“PRISA Significant Subsidiaries”). PRISA owns its shares or equity ownership interests in the PRISA Subsidiaries free and clear of any Encumbrances other than pledges of shares to the PRISA’s Lenders, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No PRISA Significant Subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such PRISA Significant Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such PRISA Significant Subsidiary. There are no voting, sale, transfer or other similar agreements to which any PRISA Significant Subsidiary is a party with respect to the capital stock of such PRISA Subsidiary or any other securities of any such PRISA Significant Subsidiary that are convertible or exchangeable into or exercisable for shares of the capital stock of any PRISA Significant Subsidiary. Neither PRISA nor any of the PRISA Significant Subsidiaries is party to any operating agreement, stockholders agreement, joint venture agreement, voting agreement or other similar agreement or arrangement in connection with a material investment of PRISA or any PRISA Significant Subsidiary.
     7.3 Authority; No Violation.
          (a) PRISA has full corporate power and authority to execute, deliver and perform its rights under this Agreement and the Ancillary Agreements to which it is a party and, subject only to the receipt of the PRISA Shareholder Approval and the PRISA Warrant Approvals and/or PRISA Rights Offer Approvals, as applicable, will have full corporate power and authority to consummate the transactions contemplated hereby and thereby. Subject to the PRISA Board approving the calling of the PRISA Shareholder Meeting and setting the agenda therefor, the PRISA Shareholder Approval and the PRISA Warrant Approvals and/or PRISA Rights Offer Approvals, as applicable, no other corporate proceedings on the part of PRISA are necessary to approve this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby other than the resolutions of the PRISA Board approving the increase of the capital of PRISA against contribution in kind of the shares of Liberty Virginia Common Stock and the increase of the capital of PRISA against a contribution in cash in respect of the PRISA Rights Offer, if the PRISA Rights Offer is to be conducted. Neither a withdrawal or a modification of the PRISA Board’s recommendation relating to this

Agreement and the Ancillary Agreements or any of the transactions contemplated hereby or thereby will affect PRISA’s obligation or ability to call or convene the meeting of its shareholders referred to above. This Agreement and the Ancillary Agreements to which PRISA is a party have been duly and validly executed and delivered by PRISA and (assuming due authorization, execution and delivery by Liberty and any other party thereto) constitute valid and binding obligations of PRISA, enforceable against PRISA in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
          (b) Neither the execution and delivery by PRISA of this Agreement or the Ancillary Agreements to which PRISA is a party nor the consummation by PRISA of the transactions contemplated hereby or thereby, nor compliance by PRISA with any of the terms or provisions hereof or thereof, will (i) subject to obtaining the PRISA Shareholder Approval, violate any provision of the Organizational Documents of PRISA or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 7.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, or Order applicable to PRISA or any of PRISA’s Subsidiaries or any of their respective Assets or (B) other than the consent of PRISA’s Lenders, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation or require consent or give rise to a right of first refusal under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective Assets of PRISA or PRISA’s Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PRISA or any of PRISA’s Subsidiaries is a party, or by which they or any of their respective Assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which would not have a Material Adverse Effect on PRISA.
     7.4 Consents and Approvals. Except for (a) the filing with the SEC of the Proxy Statement and declaration of effectiveness of Registration Statements, and any filings required under applicable state securities or “blue sky” Laws, (b) the filing of the articles of share exchange and other appropriate documents as required by the VSCA and the issuance by the Virginia State Corporation Commission of the certificate of share exchange pursuant to the VSCA, (c) receipt of the PRISA Shareholder Approval and the PRISA Warrant Approvals and/or PRISA Rights Offer Approvals, as applicable (d) the registration with and verification by the CNMV of the PRISA Prospectuses, (e) the filing of the Deed of In-Kind Capital Increase against contribution in kind declaring that the capital increase has been subscribed by the shareholders of Liberty Virginia, the filing of the necessary auditors’ report and the filing of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets acquired by PRISA in the Share Exchange, (f) the filing of the Deed of Subscription Capital Increase against a contribution in cash, (g) the registration of the PRISA Shares and the PRISA Class A Ordinary Shares to be issued in connection with the PRISA Rights Offer, if any, in book entry form with the SIBE, (h) the authorization of the listing of PRISA Shares and the PRISA Class A ordinary Shares to be issued in connection with the PRISA Rights Offer, if any, on the SIBE by the CNMV and the Managing Companies of the Spanish Stock Exchanges and (i) the filing with and approval of the Selected Stock Exchange for admission to listing, subject to issuance, of the PRISA ADS-As and the PRISA ADS-NVs on such exchange, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by PRISA of this Agreement or any Ancillary Agreement to which it is a party, the consummation by PRISA of the transactions contemplated hereby and thereby and compliance by PRISA with any of the provisions hereof and thereof, other than those the failure of which to obtain or make would not have a Material Adverse Effect on PRISA.
     7.5 CNMV Reports and Financial Statements.
          (a) PRISA has filed with the CNMV all forms, reports, schedules, notices, documents, registration statements, definitive proxy statements and other information required to be filed by it with the CNMV since January 1, 2007 (as amended since the time of their filing and prior to the date of this Agreement, the “PRISA CNMV Reports”) and to the extent not publicly available has heretofore made available to Liberty complete and correct copies of all such material forms, reports, schedules, notices, documents, registration statements, proxy statements and other information required by applicable Law to be so filed. As of their respective dates, (x) the PRISA CNMV Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) complied, in all material respects with the requirements of CNMV and applicable Law, as the case may be, to such PRISA CNMV Reports, and (y) none of the PRISA CNMV Reports contained, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          (b) PRISA has previously made available to Liberty true and correct copies of (i) the consolidated balance sheet of PRISA and its Subsidiaries for each of the fiscal years ended December 31, 2007 and 2008, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for such periods and (ii) the unaudited consolidated balance sheet of PRISA and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for such period, in the case of fiscal year ended 2007 and 2008, accompanied by the audit report of Deloitte, S.A., independent public accountants with respect to PRISA (collectively, the “PRISA Financial Statements”) (including the related notes, where applicable). The PRISA Financial Statements (including the related notes and schedules) fairly present in all material respects the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of PRISA and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to normal year-end audit adjustments). Each of the PRISA Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SIBE and the CNMV with respect thereto and each of the PRISA Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with EU-IFRS, except, in each case, as indicated in such statements or in the notes thereto.

          (c) PRISA has no Liabilities that would be required to be reflected on, or reserved against in, a balance sheet of PRISA or in the notes thereto, prepared in accordance with EU-IFRS except for (i) Liabilities that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of PRISA as of December 31, 2009, (ii) Liabilities arising in the ordinary course of business (including trade indebtedness) since such date and (iii) Liabilities which would not have a Material Adverse Effect on PRISA.
          (d) The books and records of PRISA and the PRISA Significant Subsidiaries have been, and are being, maintained in all material respects in accordance with EU-IFRS and any other applicable legal and accounting requirements and reflect only actual transactions.
     7.6 Broker’s Fees. Except for Violy & Co., neither PRISA nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements.
     7.7 Absence of Certain Changes or Events.
          (a) Except as publicly disclosed in PRISA CNMV Reports filed prior to the date hereof, since December 31, 2009, no event or events have occurred that have had a Material Adverse Effect on PRISA.
          (b) Except as publicly disclosed in PRISA CNMV Reports filed prior to the date hereof, from December 31, 2009, to the date of this Agreement, PRISA and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course, consistent with past practices.
          (c) Since the date of the Original BCA through the date of this Agreement, PRISA has not breached any of its covenants in this Agreement which breaches in the aggregate would cause the condition set forth in Section 10.2(b) to be unsatisfied if the Closing were occurring on the date hereof.
     7.8 Legal Proceedings.
          (a) Except as publicly disclosed in PRISA CNMV Reports filed prior to the date hereof, neither PRISA nor any of its Subsidiaries is a party to any, and there are no pending or, to PRISA’s Knowledge, threatened in writing, Actions against PRISA or any of its Subsidiaries which, if adversely determined, would have a Material Adverse Effect on PRISA.
          (b) As of the date of this Agreement, there is no injunction, Order, judgment, decree, or regulatory restriction imposed upon PRISA, any of the PRISA Significant Subsidiaries or the Assets of PRISA or any of its Subsidiaries that has a Material Adverse Effect on PRISA.
     7.9 Taxes and Tax Returns. Except as would not have a Material Adverse Effect on PRISA, (i) PRISA and each of its Subsidiaries has prepared and timely filed (taking into account any extension of time within which to file), or have had timely filed on its behalf, all Tax Returns required to be filed by it and all such filed Tax Returns are true, complete and accurate in all respects, (ii) PRISA and each of its Subsidiaries has paid all Taxes that are required to be paid by it prior to the Closing Date or, with respect to Taxes not yet due and payable, has established in the financial statements of PRISA adequate reserves in accordance with EU-IFRS for the payment of such Taxes, (iii) all deficiencies asserted or assessed by a Taxing Authority against PRISA or any of its Subsidiaries have been paid in full or are adequately reserved in the financial statements of PRISA in accordance with EU-IFRS, (iv) as of the date of this Agreement, there are not pending or, to the Knowledge of PRISA, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes or Tax deficiencies, (v) there are no Encumbrances for Taxes on any of the Assets of PRISA or any of its Subsidiaries other than Permitted Encumbrances and those set forth on Section 7.9 of the PRISA Disclosure Schedule, and (vi) no power of attorney granted by PRISA or any of its Subsidiaries with respect to Taxes is currently in force.

     7.10 Employees.
          (a) Except as for set forth on Section 7.10(a) of the PRISA Disclosure Schedule, PRISA does not sponsor, maintain and/or have any Liability under or with respect to any material Employee Benefit Plan. PRISA has made available to Liberty copies of: (i) the current documentation and rules for the Pension Plan of Union Radio (including any draft amendments) (the “Spanish Pension Plan”), (ii) the most recently prepared explanatory booklets and material written announcements relating to the Spanish Pension Plan and (iii) the actuarial report for the Spanish Pension Plan (if applicable) for each of the last two years. Except as would not have a Material Adverse Effect on PRISA, the Spanish Pension Plan (x) complies with the minimum funding requirement under the Spanish Law 8/1997 of June 8, the Spanish Royal Decree 1307/1998 of September 30, both regulations as amended, (y) there no unfunded benefit obligations which have not been accrued or otherwise properly disclosed in accordance with EU-IFRS, and (z) has been administered in accordance with its terms and applicable Law.
          (b) Except as set forth on Section 7.10(b) of the PRISA Disclosure Schedule or as required by applicable Law, since December 31, 2009, neither PRISA nor any of its Subsidiaries has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice, materially increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2009, granted any material severance or termination pay, entered into any contract to make or grant any such severance or termination pay, or paid any bonus other than the customary year-end bonuses for fiscal 2009 in amounts consistent with past practice or (ii) granted any stock appreciation rights or granted any rights to acquire any shares of its capital stock to any executive officer, director or employee other than grants made in the ordinary course of business consistent with past practice under the PRISA Stock Plans.
          (c) Except as would not have a Material Adverse Effect on PRISA:
          (i) PRISA and its Subsidiaries have paid all of the payments due to their employees, as well as their respective national insurance contributions in accordance with applicable Law;
          (ii) No employee, manager, officer or director of PRISA or its Subsidiaries has the right to obtain compensation of any kind that exceeds the minimum amount generally established by applicable Law in case of termination of employment or unfair dismissal or to receive prior notice longer than the minimum established by applicable Law prior to termination of employment for any reason;

          (iii) PRISA and its Subsidiaries are in full compliance with the applicable Laws and regulations concerning labor issues, social security and occupational hazards prevention, as well as with the applicable collective bargaining agreements in force;
          (iv) Section 7.10(c) of the PRISA Disclosure Schedule sets forth each collective bargaining agreement to which PRISA or any PRISA Subsidiary is currently a party. No such collective bargaining agreement is presently being negotiated and none of PRISA nor any PRISA Subsidiary is in material breach of any collective bargaining agreement. Within the past three (3) years, there has been no labor strike, work stoppage, slowdown, lockout or other labor controversy in effect with respect to PRISA or any PRISA Subsidiary, or, to the Knowledge of PRISA, threatened against PRISA or any PRISA Subsidiary and each of PRISA and each PRISA Subsidiary is in material compliance with all notification and bargaining obligations arising under any collective bargaining agreement or statute; and
          (v) None of the service agreements (“contratos de arrendamiento de obra” or “contratos de arrendamiento de servicio”) entered into at any time by PRISA or its Subsidiaries covers up or has covered up a labor relationship or may be construed as doing so.
     7.11 Compliance with Applicable Law. PRISA and each of its Subsidiaries have complied with, and are not in default under, any applicable Law relating to PRISA or any of its Subsidiaries, except for such noncompliance or default that would not have a Material Adverse Effect on PRISA.
     7.12 Certain Contracts.
          (a) As of the date of this Agreement, neither PRISA nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors or executive officers, other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement and the Ancillary Agreements will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due to any officer or employee of PRISA or any of its Subsidiaries, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed, in whole or part, after the date of this Agreement, (iv) which materially restricts the conduct of any line of business by PRISA or any of its Subsidiaries or upon consummation of the Share Exchange will materially restrict the business of PRISA or any of its Subsidiaries, or (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated or modified, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Ancillary Agreements. Each contract, arrangement, commitment or understanding of the type described in this Section 7.12(a), whether or not set forth in the PRISA Disclosure Schedule, is referred to herein as a “PRISA Material Contract,” and neither PRISA nor any of its Subsidiaries has Knowledge of, or has received notice of, any violation of the above by any of the other parties thereto, which has had a Material Adverse Effect on PRISA. PRISA has previously made available to Liberty true and correct copies of all PRISA Material Contracts, including all schedules, exhibits, annexes and amendments thereto.

          (b) (i) As of the date of this Agreement, each PRISA Material Contract is valid and binding on PRISA or any Subsidiary of PRISA, as applicable, and in full force and effect, (ii) PRISA and each Subsidiary of PRISA has performed all obligations required to be performed by it to date under each PRISA Material Contract, except where such noncompliance would not have a Material Adverse Effect on PRISA, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of PRISA or any Subsidiary of PRISA under any such PRISA Material Contract, except where such default would not have a Material Adverse Effect on PRISA.
     7.13 Environmental Matters. Except as would not have a Material Adverse Effect on PRISA, PRISA and its Subsidiaries are in material compliance with, and do not have any material Liability under, any applicable Environmental Laws or any material Liability with respect to or as a result of the presence, discharge, generation, treatment, storage, handling, removal, disposal, transportation or release of any Hazardous Material. There are no Actions seeking to impose, or that could reasonably result in the imposition, on PRISA or any of its Subsidiaries of any Liability arising under any Environmental Law pending and served, or to the Knowledge of PRISA threatened in writing, against PRISA or any of its Subsidiaries, which Liability would have a Material Adverse Effect on PRISA. To the Knowledge of PRISA, there is no reasonable basis for any such Action that would impose any such Liability that would have a Material Adverse Effect on PRISA. Neither PRISA nor any of its Subsidiaries is subject to any agreement, Order, letter or memorandum by or with any Governmental Entity or Third Party imposing any Liability with respect to the foregoing that would have a Material Adverse Effect on PRISA.
     7.14 Intellectual Property; Proprietary Rights; Employee Restrictions. Except as would not have a Material Adverse Effect on PRISA:
          (a) the conduct of the business of the PRISA and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any Third Party, and no claim has been asserted to PRISA or any Subsidiary of PRISA that the conduct of the business of the PRISA and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any Third Party;
          (b) with respect to each material item of Intellectual Property owned by PRISA or a PRISA Subsidiary (“PRISA Owned Intellectual Property”), PRISA or a PRISA Subsidiary is the owner of the entire right, title and interest in and to such PRISA Owned Intellectual Property and is entitled to use such PRISA Owned Intellectual Property in the continued operation of its respective business;

          (c) with respect to each material item of Intellectual Property licensed to PRISA or a PRISA Subsidiary (“PRISA Licensed Intellectual Property”), PRISA or a PRISA Subsidiary has the right to use such PRISA Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such PRISA Licensed Intellectual Property;
          (d) the PRISA Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part;
          (e) no person is engaging in any activity that infringes upon the PRISA Owned Intellectual Property;
          (f) each license of the PRISA Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect;
          (g) no party to any license of the PRISA Licensed Intellectual Property is in breach thereof or default thereunder;
          (h) neither the execution of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will adversely affect any of the rights of PRISA or its Subsidiaries with respect to the PRISA Owned Intellectual Property or the PRISA Licensed Intellectual Property;
          (i) PRISA and each of its Subsidiaries has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information;
          (j) all employees and consultants of PRISA or its Subsidiaries involved in the design, review, evaluation or development of products or Intellectual Property have executed nondisclosure and assignment of inventions agreements to protect the confidentiality of PRISA’s trade secrets and other confidential information and to vest in PRISA exclusive ownership of such Intellectual Property rights;
          (k) all trade secrets and other confidential information of PRISA are not part of the public domain or knowledge, nor have they been misappropriated by any Person having an obligation to maintain such trade secrets or other confidential information in confidence for PRISA; and
          (l) no employee or consultant of PRISA or any of its Subsidiaries has used any trade secrets or other confidential information of any other Person in the course of his work for PRISA or any such Subsidiary.
     7.15 Insurance.
          (a) PRISA and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies comparable in size, nature of business and operations to PRISA and its Subsidiaries which are engaged in PRISA’s and its Subsidiaries’ industry.

          (b) Except as would not have a Material Adverse Effect on PRISA, with respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither PRISA nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Knowledge of PRISA, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
     7.16 Permits and Licenses. PRISA and each of its Subsidiaries has all permits and licenses (collectively, the “PRISA Permits”) that are necessary for it to operate its business and to own and use its Assets in compliance with all Laws applicable to such operation, ownership and use, except where such noncompliance would not have a Material Adverse Effect on PRISA. All of the PRISA Permits are validly held by PRISA and its Subsidiaries and are in full force and effect, except where such validity would not have a Material Adverse Effect on PRISA. Except as set forth on Section 7.17 of the PRISA Disclosure Schedule or would not have a Material Adverse Effect on PRISA, no PRISA Permit will be subject to suspension, modification, revocation, cancellation, termination or nonrenewal as a result of the execution, delivery or performance of this Agreement or the Ancillary Agreements to which PRISA is party and the consummation of the transactions contemplated hereby and thereby. Except as would not have a Material Adverse Effect on PRISA, PRISA and each of its Subsidiaries has complied in all material respects with all of the terms and requirements of the PRISA Permits.
     7.17 Transactions with Affiliates. From January 1, 2008 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between PRISA or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of PRISA) of PRISA or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act or the PRISA CNMV Reports and that have not been so disclosed in the PRISA CNMV Reports or Section 7.17 of the PRISA Disclosure Schedule.
     7.18 Anti-Corruption. To the Knowledge of PRISA, no agent, Affiliate, employee or other Person associated with or acting on behalf of PRISA, directly or indirectly, has in the past offered to pay or provide or have or will pay or provide anything of value in the form of any unlawful contribution, gift, entertainment or other unlawful expense to any foreign official or foreign political party in any polity for the purpose of gaining or retaining business or obtaining any unfair advantage, nor violated any provision of the U.S. Foreign Corrupt Practices Act, as amended (“FCPA”); the United Nations Convention Against Corruption (GA Res. 58/4, UN Doc. A/58/422 (2003)), nor the Organization for Economic Co-operation and Development (“OECD”) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, Dec. 17, 1997, DAFFE/IME/BR(97)20, nor made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
     7.19 Export Controls and Economic Sanctions. PRISA is in compliance in all material respects with all applicable export control statutes, regulations, decrees, guidelines and policies of the United States Government and the government of any country in which PRISA or any PRISA Subsidiary conducts a material amount of business, including the International Traffic In Arms Regulations (“ITAR”) (22 C.F.R. Parts

120-130 (2009)) of the U.S. Department of State; the Export Administration Regulations (“EAR”) (15 C.F.R. Parts 730-774 (2009)) of the U.S. Department of Commerce; the U.S. antiboycott regulations and guidelines, including those under the EAR and U.S. Department of the Treasury regulations; the various economic sanctions regulations and guidelines of the U.S. Department of the Treasury, Office of Foreign Assets Control, and the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended or any other similar provision of applicable Law.
     7.20 Agreements with Governmental Entities. Neither PRISA nor any PRISA Subsidiary is subject to any order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of association with, or is party to any commitment letter or other similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, any Governmental Entity that restricts in any material respect the conduct of its business or that relates to its management (each, a “Regulatory Agreement”), nor, has PRISA or any PRISA Subsidiary been advised by any Governmental Entity that it is considering issuing or requiring any such Regulatory Agreement.
     7.21 Properties. Except as would not have a Material Adverse Effect on PRISA and except to the extent PRISA has, in the ordinary course of business, subsequently disposed of such property or assets or caused the termination or allowed to expire such leasehold interests, PRISA and each PRISA Subsidiary has good title to, or valid leasehold interest in: (a) all its property and assets reflected in the PRISA Financial Statements or acquired after December 31, 2009, (b) none of such property or assets is subject to any Encumbrance except Permitted Encumbrances and those set forth on Section 7.21 of the PRISA Disclosure Schedule, and (c) (i) each lease, sublease or license under which PRISA or any PRISA Subsidiary leases, subleases or licenses any real property (each, a “Lease”) is valid and in full force and effect and (ii) neither PRISA nor any PRISA Subsidiary, nor to the Knowledge of PRISA any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease and neither PRISA nor any PRISA Subsidiary has received any written notice that it has breached, violated or defaulted under any Lease.
     7.22 No Additional Representations. Liberty acknowledges that neither PRISA, its officers, directors, employees or stockholders, nor any Person has made any representation or warranty, express or implied, or any kind, including any representation or warranty as to the accuracy or completeness of any information regarding PRISA and its Subsidiaries furnished or made available to Liberty and any of its Representatives, in each case except as expressly set forth in this Article VII (as modified by the PRISA Disclosure Schedule) or as otherwise provided herein.
ARTICLE VIII
COVENANTS RELATING TO CONDUCT OF BUSINESS
     8.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of the Original BCA and continuing until the earlier of the termination of this Agreement or the Exchange Effective Time, except as expressly contemplated by this Agreement (including the PRISA Disclosure Schedule and the Liberty Disclosure Schedule) or the Ancillary Agreements, each of Liberty and PRISA shall and shall cause each of their respective Subsidiaries to, (a) conduct its business in all materials respects in the ordinary course and (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees.

     8.2 Liberty Forbearances. Without limiting the generality of Section 8.1, during the period from the date of the Original BCA and continuing to the earlier of the termination of this Agreement or the Exchange Effective Time, except (i) as set forth in the Liberty Disclosure Schedule, (ii) pursuant to the Sponsor Surrender Agreement (with respect to the restrictions in Sections 8.2(e) and 8.2(n)), (iii) pursuant to that certain amended and restated deferred discount reduction letter, dated August 4, 2010, among Liberty, Citigroup Global Markets Inc. and Barclays Capital Inc. (with respect to the restrictions in Section 8.2(1)), (iv) as is required to create the Liberty Series A Preferred Stock, the Liberty Series B Preferred Stock, the Liberty Series C Preferred Stock, the Liberty Series D Preferred Stock and the Liberty Series E Preferred Stock and as expressly contemplated by the Liberty Preferred Stock Purchase Agreements (with respect to the restrictions in Sections 8.2(a), (c), (e) and (n)), and (v) as expressly contemplated by this Agreement or the Ancillary Agreements, Liberty shall not, and Liberty shall cause Liberty Virginia not to, without the prior written consent of PRISA (which consent shall not be unreasonably withheld):
          (a) amend, adopt or propose any amendment to, its Organizational Documents;
          (b) other than Liberty Virginia, create any Subsidiary or acquire any capital stock, membership interest, partnership interest, joint venture interest or other interest in any Person;
          (c) (i) issue, pledge or sell, or propose or authorize or commit to the issuance, pledge or sale of, or grant any options or other awards with respect to, shares of Liberty Common Stock or Liberty Virginia Common Stock or any other of Liberty’s or Liberty Virginia’s securities or make any other agreements with respect to, any of Liberty’s or Liberty Virginia’s shares of capital stock or any other of Liberty’s or Liberty Virginia’s securities including any such agreement to repurchase, redeem or otherwise acquire any such shares, (ii) amend, waive or otherwise modify any of the terms of any warrant or authorize cash payments in exchange for any warrant, or (iii) adopt or implement any stockholder rights plan;
          (d) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of Liberty’s or Liberty Virginia’s stock or beneficial interests;
          (e) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose or agree to redeem or purchase or otherwise acquire, any shares of Liberty’s or Liberty Virginia’s stock or beneficial interests, or any of Liberty’s or Liberty Virginia’s other securities;

          (f) (i) increase in any manner the compensation or benefits payable or to become payable to any of its current or former directors, officers, consultants or other service providers, or pay any amounts or benefits (including severance) to, or increase any amounts payable to, any such individual; (ii) hire, retain or appoint any employees, officers, directors, or consultants or other service providers; or (iii) amend, adopt, establish or terminate any Employee Benefit Plan;
          (g) (i) except as set forth in Section 8.2(g) of the Liberty Disclosure Schedule, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of (whether by way of merger, consolidation, sale of stock or Assets, or otherwise) any material portion of its Assets or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
          (h) (i) incur, assume or pre-pay any Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iii) make any acquisition of any other Person or business or make or acquire any loans, advances or capital contributions to, or investments in, any other Person (including advances to employees), or (iv) enter into any “keep well” or other agreement to maintain the financial condition of another entity;
          (i) make, alter, revoke or rescind any material express or deemed election relating to Taxes, settle or compromise any material Action with respect to Taxes, amend in any material respect any material Tax Return except in each case as required by Law, file any income Tax Return that claims a deduction for or otherwise uses a net operating loss, or except as may be required by, or in order to conform to, applicable Law, make any change to any of its material methods of reporting income or deductions (including any change to its methods or basis of write-offs of accounts receivable) for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2008;
          (j) fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as covered as of the date of the Original BCA by such policies or, as reasonably determined by Liberty, property policies with increased coverage limits to insure all of its owned and leased real property;
          (k) make any material change to its methods of accounting as in effect on September 30, 2009 except as required by U.S. GAAP or the SEC or applicable Law, or take any action, other than usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, unless required by U.S. GAAP or the SEC or applicable Law;
          (l) except as set forth in Section 8.2(l) of the Liberty Disclosure Schedule, enter into or amend, terminate or extend any Liberty Material Contract (including, for the avoidance of doubt, any of the Liberty Preferred Stock Purchase Agreements), or waive, release, assign, provide any consent under or fail to enforce any material rights or claims under any Liberty Material Contract (including any of the Liberty Preferred Stock Purchase Agreements);

          (m) take, or agree to commit to take, any action that is intended to result in any of the conditions set forth in Section 10.1 or Section 10.3 not being satisfied;
          (n) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Affiliate of Liberty, other than transactions engaged in pursuant to such agreements, arrangements, or understandings as in effect on the date of the Original BCA and listed on Section 6.11(a) of the Liberty Disclosure Schedule;
          (o) other than such expenses incurred in connection with or in furtherance of the transactions contemplated by this Agreement or by the Ancillary Agreements, pay or commit to pay any expenses in excess of $100,000 individually or $500,000 in the aggregate or make or commit to make any capital expenditures;
          (p) initiate, compromise, or settle any litigation or arbitration proceedings (i) involving payments by Liberty or any Subsidiary of Liberty in excess of $250,000 per litigation or arbitration, or $500,000 in the aggregate, provided that, Liberty shall not compromise or settle any litigation or arbitration proceedings which compromise or settlement involves a material conduct remedy or injunctive or similar relief or has a material restrictive impact on Liberty’s business or (ii) relating to this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby;
          (q) with respect to Liberty Virginia, engage in any activity or business other than as contemplated by this Agreement or incident to its formation;
          (r) take any action after the delivery of the Transaction Cash Certificate that would cause the amount of Transaction Cash as of the Closing to differ in any material respect from the amount of Transaction Cash specified in the Transaction Cash Certificate; or
          (s) enter into an agreement, contract, commitment or arrangement to do any of the foregoing.
     8.3 PRISA Forbearances. Without limiting the generality of Section 8.1, during the period from the date of the Original BCA and continuing until the earlier of the termination of this Agreement or the Exchange Effective Time, except as set forth in the PRISA Disclosure Schedule and except as expressly contemplated by this Agreement or the Ancillary Agreements, PRISA shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Liberty (which consent shall not be unreasonably withheld, conditioned or delayed):
          (a) subject to Section 9.3(d), adopt or propose any amendment to its Organizational Documents;
          (b) create any Subsidiary or acquire any capital stock, membership interest, partnership interest, joint venture interest or other interest in any Person, in any such case that could reasonably be expected to materially adversely affect the ability of PRISA to consummate the transactions contemplated hereby;

          (c) other than grants pursuant to the PRISA Stock Plans and the PRISA Warrant Issuance and/or, if required by the CNMV, the PRISA Rights Offer, (i) issue, pledge or sell (other than upon exercise of PRISA Rights outstanding on the date of this Agreement upon payment of the exercise price thereof and withholding of any Taxes required to be withheld), or propose or authorize the issuance, pledge or sale of, or grant any PRISA Rights or other awards with respect to shares of PRISA Capital Stock or make any other agreements with respect to, any shares of capital stock or other securities of PRISA that is material to the transactions contemplated hereby, (ii) amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of PRISA or any of its Subsidiaries, including the PRISA Rights and the PRISA Stock Plans other than in the ordinary course of business, or (iii) adopt or implement any stockholder rights plan;
          (d) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of PRISA Capital Stock (including any dividend distribution payable in, or otherwise make a distribution of, shares of capital stock of any existing or subsequently formed Subsidiary of PRISA), except dividends, contributions or distributions made by or to PRISA by or from any Subsidiary of PRISA or pursuant to the PRISA Warrant Issuance and/or the PRISA Rights Offer;
          (e) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, other than in connection with the cashless exercise of PRISA Rights, any shares of PRISA Capital Stock, or any of its other securities;
          (f) except (w) pursuant to applicable Law, (x) pursuant to the terms of a PRISA Employee Benefit Plan as in effect on the date of the Original BCA, (y) in the ordinary course of business consistent with past practice or (z) otherwise in an amount not material to PRISA, (i) increase in any manner the compensation or benefits payable or to become payable to any of its or its Subsidiaries’ current or former directors, officers or employees (whether from PRISA or any of its Subsidiaries), or pay any amounts or benefits to, or increase any amounts payable to, any such individual not required by any PRISA Employee Benefit Plan, (ii) become a party to, establish, adopt, enter into, materially amend, commence participation in, terminate or commit itself to the adoption of any collective bargaining agreement or PRISA Employee Benefit Plan (or any arrangement which would have been a PRISA Employee Benefit Plan had it been in effect as of the date of this Agreement), (iii) provide any funding for any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any PRISA Employee Benefit Plan, (iv) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any PRISA Employee Benefit Plan or (v) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any PRISA Employee Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by EU-IFRS or applicable Law;
          (g) except as contemplated by the Asset Dispositions, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose (whether by way of merger, consolidation, sale of stock or Assets, or otherwise) of any material portion of its Assets, including the capital stock of Subsidiaries (it being understood that the foregoing shall not prohibit the sale of inventory in the ordinary course of business), except for (A) dispositions of Assets with a fair market value of less than EUR 250,000,000, (B) transactions between any Subsidiary of PRISA and PRISA or another Subsidiary of PRISA or (C) dispositions of excess inventory, property, leases, licenses, or other Assets or Fixtures and Equipment that PRISA considers obsolete or unnecessary;

          (h) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
          (i) except as required under any contract, agreement or understanding as in effect as of the date of the Original BCA or, to the extent in the ordinary course of business consistent with past practice, or consistent with the Asset Dispositions, related to any vendor financing arrangement or existing proprietary charge card arrangements in amounts that do not exceed EUR 100,000,000 in the aggregate, (i) incur or assume any Indebtedness in excess of EUR 250,000,000, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Subsidiary), or (iii) enter into any “keep well” or other agreement to maintain the financial condition of another entity (other than PRISA or any of its Subsidiaries) other than in the ordinary course of business consistent with past practices;
          (j) make, alter, revoke or rescind any material express or deemed election relating to Taxes, settle or compromise any material Action, or amend in any material respect any material Tax Return except in each case as required by Law;
          (k) fail to maintain its existing material insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;
          (l) make any material change to its methods of financial accounting as in effect on December 31, 2009 except as required by EU-IFRS or the CNMV or applicable Law, or take any action, other than usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, unless required by EU-IFRS, the CNMV, the SEC or applicable Law;
          (m) enter into or materially amend, terminate or extend any PRISA Material Contract, or waive, release, assign or fail to enforce any material rights or claims under any PRISA Material Contract, if such new PRISA Material Contract or any such action or failure to act with respect to a PRISA Material Contract would reasonably be expected to impair in any material respect the ability of PRISA to perform its obligations under this Agreement or any of the Ancillary Agreements or prevent or materially delay the consummation of the Share Exchange or any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements;
          (n) take, or agree to commit to take, any action that is intended to result in any of the conditions set forth in Section 10.1 or Section 10.2 not being satisfied;
          (o) other than in the ordinary course of business, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Subsidiary of PRISA;

          (p) initiate, compromise, or settle any litigation or arbitration proceedings (i) involving payments by PRISA or its Subsidiaries in excess of EUR 25,000,000 per litigation or arbitration, or EUR 100,000,000 in the aggregate, other than settlements related to the early termination of leases in connection with store closings, state tax matters and insurance litigation; provided that, neither PRISA nor any of its Subsidiaries shall compromise or settle any litigation or arbitration proceedings which compromise or settlement involves a material conduct remedy or injunctive or similar relief having a material restrictive impact on PRISA’s business, or (ii) relating to this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby; or
          (q) enter into an agreement, contract, commitment or arrangement to do any of the foregoing.
     8.4 Taxes. Neither Liberty nor PRISA shall take any action or fail to take any action, which action or failure to take action might reasonably be expected to prevent the Reincorporation Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.
ARTICLE IX
ADDITIONAL AGREEMENTS
     9.1 Regulatory Matters.
          (a) Liberty and PRISA shall promptly prepare, and PRISA shall as promptly as practicable file with the SEC an amendment to the F-4 (in which the Proxy Statement will be included) and the 8-A12(b)s which shall comply as to form, in all material respects, with the applicable provisions of the Securities Act and the Exchange Act and which amendment to the F-4, 8-A12(b)s and Proxy Statement shall be in form and substance reasonably satisfactory to Liberty and PRISA prior to filing. Each of Liberty and PRISA shall use their reasonable best efforts to have the F-4 and 8-A12(b)s declared effective under the Securities Act and the Exchange Act, respectively, as promptly as practicable after such filing, and Liberty shall thereafter file and mail or deliver the Proxy Statement to its stockholders. PRISA shall also use its reasonable best efforts to ensure that the Depositary prepares and files with the SEC the F-6s in such form as complies, in all material respects, with the applicable provision of the Securities Act and which shall be in form and substance reasonably satisfactory to Liberty and PRISA prior to filing. PRISA shall use its reasonable best efforts to ensure the F-6s are declared effective under the Securities Act prior to the Exchange Effective Time. No amendment or supplement to the Proxy Statement or the Registration Statements will be made by Liberty or PRISA without the approval of the other party (such approval not to be unreasonably withheld or delayed). Liberty and PRISA each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statements have become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PRISA ADSs issuable in connection with the Share Exchange for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statements or comments thereon and responses thereto or requests by the SEC for additional information.

          (b) The information relating to PRISA and its Subsidiaries to be contained in the Proxy Statement, the F-4, either PRISA Prospectus and any supplements thereto and any circulars or documents issued to shareholders, employees or debenture holders of PRISA and the information relating to PRISA and its Subsidiaries that is provided by PRISA and its Representatives for inclusion in any other document filed with any other regulatory agency in connection herewith, shall not at (i) the time each of the F-4 and 8-A12(b) is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Liberty, (iii) the time of the Liberty Stockholder Meeting, or (iv) the Exchange Effective Time contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (provided that the foregoing covenant is not made with respect to information provided by Liberty or its Representatives for inclusion in such documents). If, at any time prior to the Exchange Effective Time, any event or circumstance relating to PRISA or any of its Subsidiaries, or their respective officers or directors, should be discovered by PRISA which should be set forth in an amendment or a supplement to the F-4 or Proxy Statement, PRISA shall promptly inform Liberty, and the parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement.
          (c) The information relating to Liberty and its Affiliates that is provided by Liberty or its Representatives for inclusion in the Proxy Statement, the F-4, either PRISA Prospectus and any supplements thereto and any circulars or documents issued to shareholders, employees or debenture holders of PRISA or in any other document filed with any other regulatory agency in connection herewith, will not at (i) the time the F-4 is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Liberty, (iii) the time of the Liberty Stockholder Meeting, or (iv) the Exchange Effective Time contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (provided that the foregoing covenant is not made with respect to information provided by PRISA or its Representatives for inclusion in such documents). If, at any time prior to the Exchange Effective Time, any event or circumstance relating to Liberty, its officers, directors or affiliates, should be discovered by Liberty which should be set forth in an amendment or a supplement to the F-4 or Proxy Statement, Liberty shall promptly inform PRISA, and the parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement.
          (d) As soon as practicable, (i) the PRISA Board shall, with the reasonable assistance of Liberty, prepare reports (Informe del consejo de administracion) to be made available to the holders of PRISA Shares in accordance with applicable Law (the “Board Reports”) in connection with the PRISA Shareholder Meeting containing information required by the SCL and (ii) PRISA shall prepare and arrange to have registered with and verified by the CNMV (x) the PRISA In-Kind Prospectus which PRISA In-Kind Prospectus shall be in form and substance reasonably satisfactory to Liberty and (y) a prospectus (Folleto) to effectuate the PRISA Warrant Issuance (the “PRISA Warrant Prospectus”) and/or, if required by the CNMV and subject to its approval, an increase in capital in cash in respect of the PRISA Rights Offer (the “PRISA Subscription Prospectus” and, either the PRISA Warrant Prospectus or the PRISA Subscription Prospectus or both of them together, as applicable, together with the PRISA In-Kind Prospectus the “PRISA Prospectuses”). PRISA will use its reasonable best efforts to cause the PRISA Prospectuses to receive the required registrations with and verifications of the CNMV as soon as practicable after the date of this Agreement and to cause the definitive PRISA Prospectuses to be made available to the holders of PRISA Shares in accordance with applicable Law as soon as reasonably practicable. PRISA will advise Liberty, promptly after it receives notice thereof, of the time when the PRISA Prospectuses have received the required registration with and verification of the CNMV or if any supplement or amendment has been registered with the CNMV (any such supplement or amendment to be in form and substance reasonably satisfactory to Liberty). Liberty shall cooperate with PRISA in the preparation of the PRISA Prospectuses and shall provide all information concerning Liberty and the holders of Liberty Common Stock as may be reasonably requested in connection with the preparation and filing of the PRISA Prospectuses.

          (e) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Liberty and PRISA shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to PRISA or Liberty, as the case may be, and any of their respective Subsidiaries, that appears in any material filing made with, or material written materials submitted to, any PRISA Lender with respect to the Debt Restructuring, the CNMV or the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. In exercising the foregoing rights of review and consultation, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.
          (f) Liberty and PRISA shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statements, the Board Reports and the PRISA Prospectuses or any other statement, filing, notice or application made by or on behalf of Liberty, PRISA or any of their respective Subsidiaries or Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
          (g) Liberty and PRISA shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements that causes such party to believe that there is a reasonable likelihood that any approval of such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.
          (h) PRISA and Liberty shall (i) promptly inform the other of any communication to or from any Governmental Entity regarding the transactions contemplated hereby except to the extent prohibited by applicable Law or such Governmental Entity, (ii) give the other prompt notice of the commencement of any Action by or before any Governmental Entity with respect to the transactions contemplated hereby, and (iii) keep the other reasonably informed as to the status of any such Action.

     9.2 Access to Information; Investor Presentations.
          (a) Prior to the Closing, upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Liberty and PRISA shall, and shall cause each of their respective Subsidiaries and Affiliates to, afford to the Representatives of the other party reasonable access, during normal business hours during the period prior to the Exchange Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Liberty and PRISA shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of U.S. federal or Spanish securities Laws and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Liberty nor PRISA or any of their respective Subsidiaries shall be required to provide such access or to disclose such information where such access or disclosure would violate or prejudice the rights of Liberty’s or PRISA’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, rule, regulation, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) Each of PRISA and Liberty shall use its reasonable best efforts to cause its and its Subsidiaries’, respective officers, employees, and advisors, including legal and accounting advisors, to provide to the other all cooperation, on a timely basis, reasonably requested that is reasonably necessary and customary in connection with preparation of investor presentations related to the transactions contemplated by this Agreement and to be available on a reasonable and customary basis for meetings, including management and other presentations and “road show” appearances.
          (c) As promptly as reasonably practical after delivery or receipt by Liberty thereof, Liberty shall provide PRISA a copy of all notices, reports or directions given by it to the Trustee or given by the Trustee to Liberty. Liberty shall keep PRISA apprised with regard to the status of any elections made by stockholders of Liberty contemplated by Section 2.5 of this Agreement.
          (d) Each of Liberty and PRISA shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 9.2(a) or (c) in confidence to the extent required by, and in accordance with, the provisions of that certain letter agreement, dated January 26, 2010, by and between PRISA and Liberty (the “Confidentiality Agreement”).

     9.3 Shareholder and Board Approvals.
          (a) Liberty shall call a meeting of its stockholders (the “Liberty Stockholder Meeting”) and shall use its reasonable best efforts to cause the Liberty Stockholder Meeting to be held as soon as reasonably practicable following the date of this Agreement for the purpose of voting upon this Agreement and the transactions contemplated hereby, including the Reincorporation Merger and the Share Exchange. The Liberty Board shall use its reasonable best efforts to obtain the Liberty Stockholder Approval. Without the prior written consent of PRISA, Liberty shall not adjourn the Liberty Stockholder Meeting to solicit votes or for any other reason. The Liberty Board shall include in the Proxy Statement its recommendation (x) to the stockholders of Liberty that they give the Liberty Stockholder Approval and (y) to the holders of Liberty Warrants that they give the Warrantholder Approval (the “Liberty Board Recommendation”).
          (b) The Liberty Virginia Board has approved and adopted this Agreement and the Share Exchange. Liberty, as the sole shareholder of Liberty Virginia, has approved and adopted this Agreement, the Reincorporation Merger and the Share Exchange and has waived any right to dissent (and any notice of such right) from the Share Exchange for all purposes of Section 13.1-729 et seq. of the VSCA.
          (c) Liberty shall call a meeting of the holders of the Liberty Warrants (the “Liberty Warrantholder Meeting”) to be held immediately prior to the Liberty Stockholder Meeting for the purpose of seeking the written consent of the registered holders of a majority of the outstanding Liberty Warrants to the Warrant Amendment Agreement. The Liberty Board shall use its reasonable best efforts to obtain the Liberty Warrantholder Approval. Without the prior written consent of PRISA, Liberty shall not adjourn the Liberty Warrantholder Meeting to solicit consents or for any other reason.
          (d) PRISA shall call a general meeting of its shareholders (the “PRISA Shareholder Meeting”) to be held no later than one Business Day following the Liberty Stockholder Meeting (it being understood that PRISA shall not be required in any event to hold the PRISA Shareholder Meeting prior to the Liberty Stockholder Meeting) for the purpose of (i) approving an increase in the share capital of PRISA in accordance with Articles 153.1(a) and 155 of the SCL, against a contribution in kind (Aumento con aportaciones no dinerarias), consisting of Liberty Virginia Common Stock, Liberty Virginia Preferred Stock and Liberty Warrants in exchange for (x) up to that number of PRISA Class A Ordinary Shares as shall be equal to (1) the product of (A) (134,329,000 less the total number of Liberty Virginia Redemption Shares) multiplied by (B) 1.5 plus (2) 23,362,020 (representing the product of 51,915,600 Liberty Warrants and 0.45) (the “Maximum PRISA Class A Ordinary Shares”) and (y) up to that number of PRISA Class B Convertible Non-Voting Shares as shall be equal to the product of (A) (134,329,000 less the total number of Liberty Virginia Redemption Shares) multiplied by (B) 3.0 (the “Maximum PRISA Class B Convertible Non-Voting Shares”), (ii) amending its Organizational Documents in the form attached hereto as Exhibit G (the “PRISA Bylaw Amendments”) to increase the capital of PRISA required in connection with the Share Exchange and provide for the creation of up to the Maximum PRISA Class A Ordinary Shares and up to the Maximum PRISA Class B Convertible Non-Voting Shares, (iii) delegating to the PRISA Board the requisite authority to effectuate the capital increase in kind and Share Exchange following the contribution to PRISA of the shares of Liberty Virginia Common Stock and shares of Liberty Virginia Preferred Stock in each case by the affirmative vote of holders of the majority of the share capital present or represented at the PRISA Shareholder Meeting, subject to the requirement that at least 50% of the share capital of PRISA must be present or represented in order to hold the meeting (the approvals contemplated by clauses (i), (ii) and (iii), the “PRISA Shareholder Approval”), (iv) approving the conversion of PRISA Class B Convertible Non-Voting Shares into PRISA Class A ordinary Shares to take place from time to time and the capital increase necessary to issue those PRISA Class A Ordinary Shares necessary in the event of the conversion ratio being higher than 1:1, according to Schedule I and Exhibit G of this Agreement, (v) approving (X) an increase in the share capital of PRISA through the PRISA Warrants, if applicable, and/or (Y) if required by the CNMV and subject to its approval, an increase in the share capital of PRISA in cash in accordance with Articles 153.1(a) and 154 of the SCL, against a contribution in cash (Aumento Dinerario), in respect of the PRISA Rights Offer, (vi) if necessary, amending its Organizational Documents to provide for the increase in the capital of PRISA in connection with the PRISA Rights Offer if required by the CNMV and provide for the creation of such shares as necessary to effect any such PRISA Rights Offer, (vii) delegating to the PRISA Board the requisite authority to effectuate the capital increase referred to Clause (iv) of this Section and the capital increase through (X) the PRISA Warrants, if applicable, and/or (Y) if required by the CNMV and subject to its approval, a capital increase in cash in respect of the PRISA Rights Offer (the approvals contemplated by clauses (v)(X), and (vii)(X), the “PRISA Warrant Approvals” and the approval contemplated by clauses (v)(Y), (vi) and (vii)(Y), the “PRISA Rights Offer Approvals”). The PRISA Board shall use its reasonable best efforts to obtain from such shareholders the vote in favor of such capital increase as required by the SCL. At the PRISA Shareholder Meeting, PRISA shall include the following agreement in the resolutions of PRISA’s issuance of the PRISA Class B Convertible Non-Voting Shares:
“For the purposes of enabling the distribution of the minimum annual dividend in favor of the holders of the PRISA Class B Convertible Non-Voting Shares, PRISA will exercise its voting rights in respect of all of its subsidiaries, to the extent legally and contractually possible, to cause the delivery of available distributable profits of such subsidiaries to their respective shareholders and, as the case may be, then to PRISA.”
     9.4 Stock Exchange Listing. PRISA shall, prior to the Exchange Effective Time, use its reasonable best efforts to cause (a) the authorization of the listing on the SIBE of the PRISA Shares to be issued in connection with the Share Exchange and the Warrant Exchange and those issuable upon conversion at the election of the holder of the PRISA Class B Convertible Non-Voting Shares by the CNMV and the Managing Companies of the Spanish Stock Exchanges and (b) the PRISA ADSs to be issued in connection with the Share Exchange and the Warrant Exchange and those issuable upon conversion at the election of the holder of the PRISA ADS-NVs to be approved for listing on the Selected Stock Exchange, subject to official notice of issuance and, in each case, shall take such actions as are reasonably necessary to maintain such listings for three (3) years from the Closing Date.
     9.5 Directors’ and Officers’ Insurance. Prior to the Exchange Effective Time, Liberty shall purchase a “tail” directors’ and officers’ insurance policy in favor of the officers and directors of Liberty and Liberty Virginia then holding such positions with coverage in amount and scope (a) at least as favorable as Liberty’s existing policies with respect to claims arising from facts or events that occurred at or prior to the Exchange Effective Time and (b) reasonably satisfactory to PRISA; it being understood and agreed that (x) PRISA shall not have the right to object to such tail insurance policy on the basis of the cost thereof and (y) the purchase of such tail policy shall not imply that PRISA has assumed or incurred or is assuming or incurring any Liability with respect to Liberty’s or Liberty Virginia’s current or former officers and directors.
     9.6 [Intentionally Omitted.]
     9.7 Advice of Changes. Liberty and PRISA shall each promptly advise the other party of any change or event having a Material Adverse Effect on it.
     9.8 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of PRISA and Liberty agrees that it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Reorganization as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby including using its reasonable best efforts to obtain (and cooperating with the other party hereto to obtain) any consent, authorization, Order or approval of, or any exemption by, any Governmental Authority and any other Third Party that is required to be obtained by Liberty or PRISA or any of their respective Subsidiaries or Affiliates in connection with the Reorganization and the other transactions contemplated by this Agreement.
     9.9 PRISA Board of Directors. PRISA shall take all necessary action to submit to the shareholders of PRISA, Nicolas Bergruen and Martin Franklin for election to the PRISA Board effective as of the Exchange Effective Time.
     9.10 Liberty Virginia Board of Directors and Officers. Prior to the Closing, Liberty shall, and shall cause Liberty Virginia to, obtain the resignation of each of the officers and members of the Board of Directors of Liberty Virginia effective upon the Exchange Effective Time.
     9.11 Capital Increases.
          (a) The PRISA Board shall execute the approval of the shareholders of PRISA to increase the share capital of PRISA against a contribution in kind (Aumento con aportaciones no dinerarias) and shall register such action pursuant to the Deed of In-Kind Capital Increase with the Commercial Registry immediately following receipt of the Liberty Virginia Exchange Certificate.
          (b) If the PRISA Rights Offer shall be required by the CNMV, the PRISA Board shall execute the approval of the shareholders of PRISA to increase the share capital of PRISA against a contribution in cash (Aumento Dinerario) and shall register such action pursuant to the Deed of Subscription Capital Increase with the Commercial Registry immediately following the completion of the PRISA Rights Offer.
     9.12 Transfer Taxes. All Transfer Taxes incurred in connection with the Reorganization shall be paid by the party incurring such tax and the parties hereto shall cooperate in preparing, executing and filing any tax returns with respect to such Transfer Taxes. Notwithstanding the foregoing, any Transfer Taxes incurred by the shareholders of either Liberty or Liberty Virginia in connection with the Reorganization (“Shareholder Transfer Taxes”) shall be paid by Liberty Virginia out of its own funds. No funds will be supplied, directly or indirectly, by PRISA for the purpose of paying Shareholder Transfer Taxes, nor will PRISA, directly or indirectly, reimburse Liberty Virginia for any such payment of Shareholder Transfer Taxes.
     9.13 Liberty Virginia. Liberty shall cause Liberty Virginia to comply with all of Liberty Virginia’s obligations hereunder contemplated to be complied with by Liberty Virginia at or prior to the Merger Effective Time.
     9.14 State Takeover Laws. Liberty will cause the Liberty Virginia Board to approve the transactions contemplated by this Agreement for purposes of Sections 13.1-725 et seq. and 13.1-728.1 et seq. of the VSCA such that the provisions of such Sections will not apply to this Agreement or any of the transactions contemplated hereby.
     9.15 Limitation on Required Efforts. In any case where the provisions of this Agreement require a party to use its reasonable best efforts, including Sections 9.1 and 9.7, the result of which would cause a breach of such party’s representations and warranties or the failure to be satisfied or satisfiable of any condition to the other party’s obligations to close or give rise to a right of termination on the part of such other party, then such first party shall be excused from such obligation except to the extent the other party shall have waived such breach, condition or termination right.
     9.16 Asset Dispositions. PRISA shall use its reasonable best efforts to consummate the asset dispositions identified in items 2 and 4 of Section 9.16 of the PRISA Disclosure Schedule (the “Asset Dispositions”) as promptly as reasonably practicable after the date hereof on substantially the terms and conditions in the agreements providing for such dispositions.
     9.17 Ancillary Agreements. At or prior to the Closing, (a) following the Liberty Warrantholder Approval, PRISA, Liberty and Liberty Virginia shall enter into the Warrant Amendment Agreement and (b) PRISA shall enter into each of the Deposit Agreements.
     9.18 PRISA Rights Offer. If the PRISA Warrant Issuance is to be conducted and submitted to PRISA shareholders as contemplated by Section 9.3(d), following the approval of the PRISA shareholders of the increase in capital through the PRISA Warrants, PRISA shall file and verify the PRISA Warrant Prospectus at the CNMV. If the CNMV shall require PRISA to grant certain preemptive rights in favor of PRISA’s existing shareholders, PRISA shall conduct the PRISA Rights Offer either in lieu the PRISA Warrant Issuance or in conjunction with an Alternate PRISA Warrant Issuance. The “PRISA Rights Offer” shall mean an offer to the existing PRISA shareholders that shall (a) be conducted in accordance with applicable Spanish Law; (b) provides an opportunity for the shareholders of PRISA in the aggregate to subscribe for either (i) if the PRISA Warrant Issuance is not to be effected, the same number of newly issued PRISA Class A Ordinary Shares as would have been issued if the PRISA Warrant Issuance had been effected and all of the PRISA Warrants had been exercised, or (ii) if an Alternate PRISA Warrant Issuance is to be conducted, a number of newly issued PRISA Class A Ordinary Shares that, together with and assuming the exercise of all of the warrants issued in the Alternate PRISA

Warrant Issuance, results in the issuance of a number of PRISA Class A Ordinary Shares that equals the number of PRISA Class A Ordinary Shares as would have been issued if the PRISA Warrant Issuance had been effected as contemplated by this Agreement and all of the PRISA Warrants had been exercised; (c) be at a price per share to be determined in consultation with the CNMV and (d) result in an increase of capital to PRISA (assuming the offer is fully subscribed) that (i) if the PRISA Warrant Issuance is not to be effected, is equal to the increase of capital that would have resulted if the PRISA Warrant Issuance had been effected and all of the PRISA Warrants had been exercised, or (ii) if the Alternate PRISA Warrant Issuance is to be effected, is equal to the increase of capital that, together with the proceeds from the Alternate PRISA Warrant Issuance, would have resulted if the PRISA Warrant Issuance had been effected and all of the PRISA Warrants had been exercised. The PRISA Rights Offer, if conducted, shall remain open for a period of 15 days, or such other period as may be required by applicable Law. If the PRISA Rights Offer is to be conducted and submitted to PRISA shareholders as contemplated by Section 9.3(d), following the approval of the PRISA shareholders of the increase in cash in respect of the PRISA Rights Offer, PRISA shall file and verify the PRISA Subscription Prospectus at the CNMV. Upon the completion of the PRISA Rights Offer, if conducted, PRISA shall register the increase in share capital in cash in respect of the PRISA Rights Offer pursuant to a Deed of Capital Increase (the “Deed of Subscription Capital Increase”) granted before a Spanish Notary with the Commercial Registry.
     9.19 Securities Purchase From Sponsors. Immediately prior to the Reincorporation Effective Time (and in all events after the vote on this Agreement at the Liberty Stockholder Meeting), Liberty shall purchase from the Sponsors (a) 24,771,900 Liberty Warrants (constituting all Liberty Warrants held by them) and 2,796,000 shares of Liberty Common Stock and (b) if required by the Sponsor Surrender Agreement, up to an additional 2,600,000 shares of Liberty Common Stock, in each case pursuant to the Sponsor Surrender Agreement for the consideration therein stated. Upon such purchase such shares will be cancelled, and shall cease to exist or be outstanding, for all purposes hereunder.
     9.20 Spanish Language Version. Not later than 30 Business Days after the date of this Agreement the parties will produce a Spanish version of this Agreement.
     9.21 Liberty Preferred Stock Account Escrow Agreement and Related Matters. Liberty agrees that (a) any escrow agreement to be entered into by Liberty with respect to the Liberty Preferred Stock Account to be established pursuant to the Liberty Preferred Stock Purchase Agreements (the “Escrow Agreement”) will be reasonably satisfactory to PRISA, (b) without PRISA’s prior written consent it will not agree with any investor under a Liberty Preferred Stock Purchase Agreement to hold a closing under such agreement later than the tenth New York business day prior to the Liberty Stockholder Meeting and (c) it shall comply in all material respects with its obligations under the Liberty Preferred Stock Purchase Agreements and shall take all steps reasonably requested by PRISA to enforce its rights thereunder (including under the Escrow Agreement).
     9.22 Amendment of Agreement for New Investors. The parties hereby acknowledge and agree that one or more third parties may enter into additional preferred stock purchase agreements with Liberty to purchase an aggregate of $100 million of shares of Liberty Series E Preferred Stock at a purchase price of $1,000 per share (for a total of 100,000 shares of Liberty Series E Preferred Stock) and, in the case that such agreements are executed prior to the effectiveness of the F-4 on terms and conditions reasonably acceptable to Liberty and PRISA, if such preferred stock purchasers agree (and assuming there are preferred stock purchasers for the full $100 million) the provisions of Amendment No.1 to this Amended and Restated Business Combination Agreement attached hereto as Schedule III shall automatically become operative and in full force and effect, and such Amendment No.1 shall be final and deemed executed by all parties to this Agreement, whereupon PRISA and Liberty shall insert the date of its effectiveness and the names of the counterparties to such additional preferred stock purchase agreements.
ARTICLE X
CONDITIONS PRECEDENT
     10.1 Conditions to Each Party’s Obligation to Effect the Reorganization. The respective obligations of the parties to effect the Reorganization shall be subject to the satisfaction at or prior to the Closing of the following conditions:
          (a) Shareholder and Warrantholder Approval. The Liberty Stockholder Approval, the Liberty Warrantholder Approval and the PRISA Shareholder Approval each shall have been obtained.
          (b) Deed of Execution. The execution of the Deed of In-Kind Capital Increase, the filing of any necessary auditors’ report and the filing of any necessary report of an expert designated by the Commercial Registry relating to the fair value of the assets acquired by PRISA in the Share Exchange shall have been filed or made.
          (c) Registration Statements. Each of the Registration Statements shall have become effective under the Securities Act and the Exchange Act, as applicable, and no stop order suspending the effectiveness of any one or more of them shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (d) No Injunctions or Restraints; Illegality. No (i) Order or other legal restraint or prohibition making the Reorganization illegal or otherwise preventing the consummation of the Reorganization shall be in effect or (ii) statute, rule, regulation, Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, or makes illegal consummation of the Reorganization (collectively, “Restraints”).
          (e) Prospectus Verification; CNMV. The PRISA In-Kind Prospectus shall have been verified by, and registered with, the CNMV.
          (f) Debt Restructuring. The debt restructuring substantially in accordance with Exhibit H attached hereto (the “Debt Restructuring”) shall occur substantially simultaneously with the Closing and PRISA shall not be in Default under any definitive documentation providing for the Debt Restructuring (as the term “Default” is defined in such documentation).
          (g) PRISA Organizational Documents. The actions specified in Section 9.3(d) regarding PRISA’s Organizational Documents, including the PRISA Bylaw Amendments described in Article V and set forth on Exhibit G attached hereto, shall have been completed.

          (h) Listing. There shall be no event that may preclude the listing of the PRISA Shares on the SIBE once it has been authorized by the CNMV and the Managing Companies of the Spanish Stock Exchanges, and the PRISA Shares in the form of PRISA ADSs shall have been admitted for listing on the Selected Stock Exchange, subject to official notice of issuance.
          (i) Deposit Agreements. PRISA and the Depositary shall have entered into each of the Deposit Agreements.
          (j) Lender Consents. PRISA shall have received from HSBC, as representative of the lenders under that certain Refinancing Master Agreement dated April 19, 2010, a notice stating that the requisite lenders have consented to and approved the amendments contained in this amended and restated Agreement.
     10.2 Conditions to Obligations of Liberty. The obligation of Liberty to effect the Reorganization is also subject to the satisfaction, or waiver by Liberty, at or prior to the Closing, of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of PRISA contained in Section 7.1, 7.2 and 7.3 shall be true and correct in all material respects, in each case on and as of the date of the Original BCA, on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date), (ii) the representations and warranties of PRISA contained in Section 7.4 shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date, (iii) all other representations and warranties set forth in Article VII of this Agreement shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on PRISA. Liberty shall have received a certificate signed on behalf of PRISA by the Chief Executive Officer and the Chief Financial Officer of PRISA to the foregoing effect.
          (b) Performance of Obligations of PRISA. PRISA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Liberty shall have received a certificate signed on behalf of PRISA by the Chief Executive Officer and the Chief Financial Officer of PRISA to such effect.
          (c) Material Adverse Effect. No Material Adverse Effect (without regard to clause (b) of the definition thereof) on PRISA shall have occurred since the date of this Agreement.
          (d) Executive Employment Agreement. Employment Arrangements. PRISA shall have entered into an employment agreement with Juan Luis Cebrián providing for an employment term of no fewer than three (3) years and such other terms as are mutually agreeable to PRISA and Mr. Cebrián.

          (e) Number of PRISA Shares. Provided that Liberty’s representations set forth in Section 6.2 are true and correct at Closing and that the Liberty Preferred Stock Account contains $400,000,000 of proceeds from the sale of the Liberty Preferred Stock (in excess of any interest earned thereon) fully available to make payments under Section 3.5, at the Exchange Effective Time: (a) the total number of PRISA Class A Ordinary Shares to be delivered pursuant to the Share Exchange and the Warrant Exchange, before giving effect to any cash in lieu of fractional shares, shall be not less than the sum of the PRISA Class A Ordinary Shares included in (i) the Per Share Mixed Consideration for all outstanding Mixed Consideration Electing Shares, (ii) the Per Share Series A Consideration for all outstanding shares of Liberty Virginia Series A Preferred Stock, (iii) the Per Share Series B Consideration for all outstanding shares of Liberty Virginia Series B Preferred Stock, (iv) the Per Share Series C Consideration for all outstanding shares of Liberty Virginia Series C Preferred Stock (v) the Per Share Series D Consideration for all outstanding shares of Liberty Virginia Series D Preferred Stock, and (vi) the Ordinary Share Consideration (as defined in the Warrant Amendment Agreement) for all outstanding Liberty Warrants; and (b) the total number of PRISA Class B Convertible Non-Voting Shares to be delivered pursuant to the Share Exchange, before giving effect to any cash in lieu of fractional shares, shall be not less than the sum of the PRISA Class B Convertible Non-Voting Shares included in (i) the Per Share Mixed Consideration for all outstanding Mixed Consideration Electing Shares, (ii) the Per Share Series A Consideration for all outstanding shares of Liberty Virginia Series A Preferred Stock, (iii) the Per Share Series B Consideration for all outstanding shares of Liberty Virginia Series B Preferred Stock, (iv) the Per Share Series C Consideration for all outstanding shares of Liberty Virginia Series C Preferred Stock and (v) the Per Share Series D Consideration for all outstanding shares of Liberty Virginia Series D Preferred Stock.
     10.3 Conditions to Obligations of PRISA. The obligation of PRISA to effect the Reorganization is also subject to the satisfaction or waiver by PRISA at or prior to the Closing of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of Liberty contained in Section 6.2 shall be true and correct in all respects, on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct in all respects as of the specified date), (ii) the representations and warranties of Liberty contained in Sections 6.1 and 6.3 shall be true and correct in all material respects, in each case on and as of the date of the Original BCA, on and as of date hereof and on and as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date), (iii) the representations and warranties of Liberty contained in Section 6.2 and 6.4 shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date and (iv) all other representations and warranties set forth in Article VI of this Agreement shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein), as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except in the case of this clause (iv) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Liberty. PRISA shall have received a certificate signed on behalf of Liberty by the Chief Executive Officer of Liberty to the foregoing effect.

          (b) Performance of Obligations of Liberty. Liberty shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PRISA shall have received a certificate signed on behalf of Liberty by the Chief Executive Officer of Liberty to such effect.
          (c) Liberty Virginia Board Resignations. Each of the officers and members of the Board of Directors of Liberty Virginia shall have tendered their resignations effective upon the Exchange Effective Time.
          (d) Material Adverse Effect. No Material Adverse Effect (without regard to clause (b) of the definition thereof) on Liberty shall have occurred as since the date of this Agreement.
          (e) Transaction Cash; Expenses; Deferred Underwriting Discounts. The amount of (x) Transaction Cash shall be no less than $936,705,335 and (y) Transaction Expenses excluding Deferred Underwriting Discounts shall not exceed $24,000,000.
          (f) Minimum Holding of PRISA Control Group. After giving pro forma effect to the transactions contemplated by this Agreement, including (i) the Warrant Exchange pursuant to Section 6.2.1 of the Warrant Amendment Agreement, (ii) the full conversion at the election of the holder thereof of the PRISA Class B Convertible Non-Voting Shares to PRISA Class A Ordinary Shares, (iii) (x) if the CNMV requires PRISA to conduct a rights offer to its existing shareholders in connection with the Reorganization, the subscription by PRISA shareholders (other than the PRISA Control Group) for such new PRISA Class A Ordinary Shares in the PRISA Rights Offer, and/or (Y) the issuance (if not theretofore issued and whether or not issued) and exercise of the PRISA Warrants issued or to be issued pursuant to the PRISA Warrant Issuance, if effected (iv) any required redemptions of Liberty Virginia Redemption Shares pursuant to Section 2.5 of this Agreement and (v) the purchase of Liberty Warrants and Liberty Common Stock pursuant to the Sponsor Surrender Agreement, the PRISA Control Group shall hold, directly or indirectly, at least 30% of the PRISA Class A Ordinary Shares.
          (g) Minimum Proceeds. The amount of Transaction Cash less the sum of (i) the Total Required Cash-Out Amount less the Total Used Escrow Cash, (ii) any amounts to be paid in respect of the Aggregate Mixed Consideration Election Cash and (iii) any amounts to be paid in respect of the Aggregate Preferred Stock Mixed Consideration Cash, shall be greater than €450,000,000 using the Agreed Exchange Rate to convert dollars to Euros.
          (h) Liberty Share Purchase. Liberty shall have purchased from the Sponsors 24,771,900 Liberty Warrants (constituting all Liberty Warrants held by them) and 2,796,000 shares of Liberty Common Stock and (b) if required by the Sponsor Surrender Agreement, up to an additional 2,600,000 shares of Liberty Common Stock, in each case pursuant to the Sponsor Surrender Agreement for the consideration therein stated.
          (i) Maximum Cash Electing Shares and Liberty Virginia Redemption Shares. (a) The total number of Cash Electing Shares and Liberty Virginia Redemption Shares shall not exceed 70,000,000 and (b) there shall have been given a joint instruction under the Escrow Agreement to release the funds in the Liberty Preferred Stock Account to the Exchange Fund and Prisa shall have received evidence reasonably satisfactory to it that such release is occurring substantially simultaneously with the Exchange Effective Time.

ARTICLE XI
TERMINATION AND AMENDMENT
     11.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after (unless otherwise provided below) approval of the matters presented in connection with the Reincorporation Merger or the Share Exchange by the stockholders of Liberty or PRISA:
          (a) by mutual consent of Liberty and PRISA in a written instrument;
          (b) by either Liberty or PRISA, by written notice to the other if any Restraint having any of the effects set forth in Section 10.1(d) shall be in effect and shall have become final and nonappealable, provided that such terminating party shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint;
          (c) by either Liberty or PRISA, by written notice to the other, if any of the PRISA Shareholder Approval, the Liberty Stockholder Approval or the Liberty Warrantholder Approval is not obtained at the applicable meeting of security holders duly convened pursuant to Section 9.3, provided that the right to terminate this Agreement under this Section 11.1(c) shall not be available (i) to PRISA, if PRISA fails to fulfill its obligations to timely call and conduct the PRISA Shareholder Meeting as contemplated by Section 9.3(d) or is otherwise in breach of its obligations under this Agreement such that the conditions set forth in Section 10.2(b) would not be satisfied; and (ii) to Liberty, if Liberty fails to fulfill its obligations to timely call and conduct the Liberty Stockholder Meeting as contemplated by Section 9.3(a) or the Liberty Warrantholder Meeting as contemplated by Section 9.3(c) or is otherwise in breach of its obligations under this Agreement such that the conditions set forth in Section 10.3(b) would not be satisfied;
          (d) by either Liberty or PRISA if the Reorganization shall not have been consummated on or before December 6, 2010 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
          (e) by Liberty (provided Liberty is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of PRISA, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 10.1 or 10.2 and that is not cured within 15 days following written notice to PRISA or by its nature or timing cannot be cured prior to the Termination Date;

          (f) by PRISA (provided PRISA is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Liberty, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 10.1 or 10.3, and that is not cured within 15 days following written notice to Liberty, or by its nature or timing cannot be cured prior to the Termination Date; or
          (g) by Liberty or PRISA if, as of the date of the Liberty Stockholder Meeting, there shall be more than an aggregate of 70,000,000 Cash Electing Shares and Liberty Virginia Redemption Shares.
     11.2 Effect of Termination. In the event of termination of this Agreement by either Liberty or PRISA as provided in Section 11.1, this Agreement shall forthwith become void and have no effect, and none of Liberty, PRISA, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 12.2, 12.3, 12.4, 12.5, 12.6, 12.7, 12.9, 12.10, 12.11 and 12.12 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Liberty nor PRISA shall be relieved or released from any Liabilities or damages arising out of its breach of any provision of this Agreement.
     11.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Reorganization by the stockholders of Liberty and PRISA; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of Liberty or PRISA, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Liberty Common Stock, other than as contemplated by this Agreement, or that under applicable Law otherwise requires the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     11.4 Extension; Waiver. At any time prior to the Exchange Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of Liberty or PRISA, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that reduces the amount or changes the form of the consideration to be delivered to the holders of Liberty Common Stock hereunder, other than as contemplated by this Agreement, or that under applicable Law otherwise requires the further approval of such shareholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII
GENERAL PROVISIONS
     12.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any agreement or instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with the terms thereof) shall survive the Closing, except for Section 9.5 and those other covenants and agreements contained herein and therein that by their terms apply in whole or in part after the Closing.
     12.2 Expenses. All Transaction Expenses shall be paid by the party incurring such expense, provided, however, that the costs and expenses of the Depositary, the Exchange Agent, the printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC or the CNMV in connection with the Reorganization shall be paid by PRISA. As used in this Agreement, “Transaction Expenses” includes all documented and reasonably incurred out-of-pocket expenses (including fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.
     12.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon personal delivery to the party to be notified; (ii) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (x) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 12.3 or (y) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 12.3; or (iii) when delivered by an express courier (with confirmation of delivery); in each case to the party to be notified at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to Liberty or Liberty Virginia, to:

Liberty Acquisition Holdings Corp.
1114 Avenue of the Americas
41st Floor
New York, NY 10036
Facsimile No.: +1 (212) 382-0120
Attention: Sr. Jared Bluestein
Email: jb@berggruenholdings.com

               With a copy to:

Greenberg Traurig 401 E. Las Olas Boulevard Suite 2000 Ft. Lauderdale, FL 33301 Facsimile No.: +1 (954) 765-1477 Attention: Donn Beloff, Esq. Email: beloffd@gtlaw.com

               and

Garrigues Hermosilla, 3 28001 Madrid Spain Facsimile No.: +34-91-339-2408 Attention: Sr. Ángel Calleja Email: angel.calleja@garrigues.com

(b)	if to PRISA, to: Promotora de Informaciones, S.A. Gran Via, 32 28013 Madrid Spain Facsimile No.: +34-913301070 Attention: Sr. Iñigo Dago Elorza Email: idago@prisa.es

               With copies to:

Cortés, Abogados
Hermanos Bécquer, 8
28006 Madrid
Spain
Facsimile No.: +34-91-562-7370
Attention: Sr. Matías Cortés
Email: pcalle@cortes-abogados.com

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile No.: +1 (212) 403-2000
Attention: Adam O. Emmerich, Esq.
Email: aoemmerich@wlrk.com

     12.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. References to “$” refer to U.S. Dollars.
     12.5 Counterparts. This Agreement may be executed in counterparts, and by facsimile or portable document format (pdf) transmission, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     12.6 Entire Agreement; Severability.
          (a) This Agreement (including the Schedules, Exhibits and Annexes hereto and documents and the instruments referred to herein, except in the case of any inconsistency between such document or instrument and this Agreement, in which case this Agreement shall govern) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
          (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Spain; provided, that any action or transaction contemplated to be taken or effected hereunder which can only validly be taken or effected under the Laws of the United States of America or any of the several States shall be governed and construed in accordance with the such applicable Laws. The respective obligations of the parties to this Agreement, whether arising by operation of law or otherwise, shall be performed to the fullest extent in compliance with the principle of good faith. In particular, PRISA, by performing the obligations undertaken under this Agreement, will submit to its shareholders those corporate resolutions necessary to comply with this Agreement. Without limiting the foregoing obligations in any manner whatsoever, PRISA, in connection with such submission, shall take into account the interests of its shareholders and the corporate interests of the company.
     12.8 Publicity. Except as otherwise required by applicable Law or the rules of the AMEX or the CNMV, neither Liberty, Liberty Virginia or PRISA shall, or shall permit any of its Subsidiaries to, and Liberty and Liberty Virginia shall cause their respective Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of PRISA, in the case of a proposed announcement or statement by Liberty or Liberty Virginia, or Liberty, in the case of a proposed announcement or statement by PRISA, which consent shall not be unreasonably withheld. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of PRISA and Liberty. Thereafter, each of PRISA and Liberty shall, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Reorganization otherwise permitted by this Section 12.8.
     12.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     12.10 Submission to Jurisdiction; Waivers; Consent to Service of Process.
          (a) Each of PRISA, Liberty and Liberty Virginia irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in any tribunal sitting in the City of Madrid, Kingdom of Spain, and each of PRISA, Liberty and Liberty Virginia hereby (i) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any tribunal other than a tribunal sitting in the City of Madrid, Kingdom of Spain. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 12.3. Each of PRISA, Liberty and Liberty Virginia hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 12.10, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable Law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (b) Each of Liberty and Liberty Virginia hereby appoints Garrigues, with offices on the date hereof as set forth in Section 12.3, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement that may be instituted in any court described in Section 12.10(a).
     12.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     12.12 Disclosure Schedules; Knowledge.
          (a) Inclusion of information in the PRISA Disclosure Schedule or the Liberty Disclosure Schedule (each, a “Schedule” and together, the “Schedules”) shall not be construed as an admission of liability under any applicable Law or that such information contained therein is (i) material to the business, operations, assets, liabilities, financial condition or results of operations of a party, or (ii) a representation or warranty that a potential consequence will occur as described. The Schedules set forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the items or information in such schedule relates; provided, however, that any information set forth in one section or a subsection of a Schedule pertaining to representations and warranties and covenants of a party shall be deemed to apply to each other section or subsection of such party’s Schedules pertaining to its representations, warranties and covenants to the extent that it is reasonably apparent on its face from a reading of such disclosure that it is relevant to such other sections or subsections of the party’s Schedules.
          (b) Notwithstanding the failure of a representation or warranty contained in Article VI or Article VII, as applicable, to be true and accurate, the party making such representation or warranty shall be deemed not to have so breached if the other party or any of its Affiliates had actual or constructive knowledge of such breach or the facts giving rise to such breach, including knowledge gained from materials made available to it during such party’s due diligence investigation. Section 12.12 of the PRISA Disclosure Schedule identifies the materials included in the electronic data room made available to Liberty in connection with its due diligence investigation the contents of which materials the parties shall be deemed to have actual knowledge.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

LIBERTY ACQUISITION HOLDINGS CORP.
By:	/s/ Jared Bluestein
	Name:	Jared Bluestein
	Title:	Secretary

LIBERTY ACQUISITION HOLDINGS VIRGINIA, INC.
By:	/s/ Martin Franklin
	Name:	Martin Franklin
	Title:	Chairman

PROMOTORA DE INFORMACIONES, S.A.
By:	/s/ Juan Luis Cebrian
	Name:	Juan Luis Cebrian
	Title:	Chief Executive Officer
[Signature Page to Amended and Restated Business Combination Agreement]

Schedule I
Terms of PRISA Class B Convertible Non-Voting Shares
TÉRMINOS Y CONDICIONES DE LAS ACCIONES SIN VOTO CONVERTIBLES CLASE B DE PRISA
Las acciones sin voto convertibles Clase B gozarán de los derechos previstos en los artículos 98 y sigs. de la Ley de Sociedades de Capital y en los Estatutos sociales de esta Compañía, modificados según lo acordado en el Business Combination Agreement, modificado y refundido, cuyo régimen estará concretado en el acuerdo de emisión de las mismas con las siguientes características:
a)	Derecho al dividendo
Los titulares de acciones sin voto convertibles Clase B tendrán derecho a percibir el dividendo mínimo anual en metálico de 0,175 euros anuales desde la fecha de su emisión, siempre que existan beneficios distribuibles, de acuerdo con los términos y con las limitaciones previstas en el artículo 273 de la Ley de Sociedades de Capital, o siempre que existan reserva por prima de emisión creada con ocasión de la emisión de las acciones sin voto convertibles Clase B, de acuerdo con lo previsto en este documento, y siempre que no existan restricciones legales a dicho pago.
A los efectos de facilitar el pago del dividendo mínimo la reserva por prima de emisión creada con ocasión de la emisión de las acciones sin voto convertibles Clase B tendrá carácter indisponible hasta que las acciones sin voto convertibles Clase B no hayan sido convertidas en acciones ordinarias Clase A y no se hayan satisfecho íntegramente los dividendos mínimos a que se refiere este documento. Sin perjuicio de su carácter indisponible, la reserva por prima de emisión creada con ocasión de la emisión de las acciones sin voto convertibles Clase B podrá ser utilizada para el pago del dividendo mínimo y para el desembolso del valor nominal de las acciones ordinarias que excedan del número de las acciones sin voto convertibles Clase B que se convierten, en el caso de que la relación de conversión fuera distinta de 1 a 1 en función de lo señalado en el apartado b) siguiente.
Existiendo beneficios distribuibles suficientes en un determinado ejercicio, la Sociedad está obligada a acordar el reparto del dividendo mínimo a que se refiere el párrafo anterior. Si la Sociedad tuviera beneficios distribuibles durante un ejercicio pero no fueran suficientes para repartir íntegramente el dividendo mínimo a las acciones sin voto convertibles Clase B, el importe del beneficio distribuible disponible deberá destinarse, en su totalidad, al pago del dividendo a las acciones sin voto convertibles Clase B, a prorrata entre ellas. Los dividendos mínimos no distribuidos, por insuficiencia del beneficio distribuible, se repartirán, en la parte restante, con cargo a la reserva por prima de emisión constituida con ocasión de la emisión de las acciones sin voto convertibles Clase B.

Si la reserva por prima de emisión creada con ocasión de la emisión de las acciones sin voto convertibles Clase B tampoco fuera suficiente para repartir íntegramente el dividendo mínimo a las acciones sin voto convertibles Clase B, el importe íntegro de dicha reserva deberá destinarse, en su totalidad, al pago del dividendo a las acciones sin voto convertibles Clase B, a prorrata entre ellas.
Los dividendos mínimos no distribuidos total o parcialmente, por insuficiencia del beneficio distribuible o de la reserva por prima de emisión creada con ocasión de la emisión de las acciones sin voto convertibles Clase B, serán acumulables.
El dividendo mínimo que corresponda a las acciones sin voto convertibles Clase B deberá ser pagado tan pronto como sea posible, una vez celebrada la Junta General de Accionistas Ordinaria de cada ejercicio y en todo caso, antes del 30 de septiembre de cada año. Los dividendos mínimos se pagarán respecto del ejercicio finalizado al que se refieran las Cuentas Anuales aprobadas en la Junta General Ordinaria que acuerde el pago del dividendo mínimo, salvo para el primer ejercicio, en que el dividendo anual mínimo se multiplicará por una fracción cuyo numerador será el número de días transcurridos desde la fecha de emisión hasta el 31 de diciembre de 2010 y el denominador 365.
En el supuesto de conversión, los titulares de acciones sin voto convertibles Clase B tendrán derecho a recibir en metálico, antes de o el día en que les sean entregadas las acciones ordinarias resultantes de la conversión, cualquier dividendo mínimo no pagado antes de esa fecha (incluyendo la parte proporcional del dividendo mínimo que corresponda al número de días transcurridos desde el inicio del año en que se produjo la conversión), en tanto y en cuanto existan beneficios distribuibles o reserva por prima de emisión creada con ocasión de la emisión de las acciones sin voto convertibles Clase B.
Una vez acordado el dividendo mínimo, los titulares de las acciones sin voto convertibles Clase B tendrán derecho al mismo dividendo que corresponda, en su caso, a las acciones ordinarias Clase A.
A los efectos de posibilitar el reparto del dividendo mínimo anual a favor de los accionistas titulares de acciones sin voto convertibles Clase B, PRISA ejercitará sus derechos de voto respecto de todas sus filiales, en la medida legal y contractualmente posible, para que se repartan los beneficios distribuibles disponibles de dichas filiales a sus respectivos socios, y en su caso, finalmente, a PRISA.
El dividendo mínimo correspondiente a las acciones sin voto convertibles Clase B se pagará siempre en metálico.
b)	Conversión
Las acciones sin voto convertibles Clase B serán convertibles en las siguientes condiciones:
(i)     A opción de cada titular de las acciones sin voto convertibles Clase B, cada acción sin voto convertible Clase B podrá convertirse en una acción ordinaria Clase A, en cualquier momento.

(ii)     42 meses después de la fecha de emisión, las acciones sin voto convertibles Clase B se convertirán obligatoriamente en acciones ordinarias Clase A, a razón de una acción ordinaria Clase A por cada acción sin voto convertible Clase B.
No obstante, en el supuesto de que la media de las cotizaciones medias ponderadas de la acción ordinaria Clase A de la Sociedad de las 20 sesiones bursátiles inmediatamente anteriores al día en que se cumplan los 42 meses desde la fecha de emisión computados de fecha a fecha, en el Mercado Continuo español, haya sido inferior a 2,00 euros, la relación de conversión se modificará como sigue: el número de acciones ordinarias de Clase A a emitir por la conversión de cada acción sin voto convertible Clase B será igual a la fracción (expresada con decimales) cuyo numerador sea 2€ y cuyo denominador sea la media de las cotizaciones medias ponderadas de la acción ordinaria Clase A de la Sociedad de las 20 sesiones bursátiles inmediatamente anteriores al día en que se cumplan los 42 meses desde la fecha de emisión computados de fecha a fecha, con un máximo de 1,33 acciones ordinarias de Clase A. La Sociedad podrá decidir pagar la diferencia entre los 2 euros y la media de las indicadas cotizaciones, en efectivo, con el máximo de 0,5 euros por acción sin voto convertible Clase B, y mantener la relación de conversión en 1 a 1.
Para hacer posible el pago del valor nominal resultante de la conversión obligatoria, la reserva por prima de emisión creada con ocasión de la emisión de las acciones sin voto convertibles Clase B no sólo será disponible a los efectos del pago del dividendo mínimo sino también para desembolsar el valor nominal de las acciones ordinarias Clase A cuando el ratio de conversión sea superior a una acción ordinaria de Clase A por cada acción sin voto convertible de Clase B. Los titulares de las acciones sin voto convertibles de Clase B, cuando tengan derecho a solicitar la conversión de dichas acciones, podrán solicitarla en cualquier momento. Durante los 5 primeros días hábiles de cada mes, los administradores emitirán las acciones ordinarias Clase A que correspondan a los titulares de las acciones sin voto convertibles de Clase B que hayan solicitado la conversión en el mes inmediatamente anterior, e inscribirán tan pronto como sea posible antes del final del mes en el Registro Mercantil la conversión correspondiente. Asimismo, PRISA realizará sus mejores esfuerzos para que las nuevas acciones ordinarias Clase A se admitan a cotización en las Bolsas Españolas (Mercado Continuo) y en el Mercado de Valores Seleccionado (Nasdaq o NYSE), antes de que finalice dicho mes. Se facultará expresamente al Consejo de Administración, con posibilidad de delegación en su Comisión Ejecutiva o en cualquier consejero, para que pueda realizar todos los actos necesarios para ejecutar la conversión.
El acuerdo de la junta general de accionistas de PRISA de emisión de las acciones sin voto convertibles Clase B detallará las condiciones y las fechas de conversión previstas, en el marco de lo dispuesto más arriba.
La Sociedad no podrá realizar reorganizaciones, recapitalizaciones, reclasificaciones, desdoblamientos, agrupaciones o cambios similares en el capital en relación con las acciones ordinarias Clase A, salvo que se ajuste en la medida correspondiente el ratio de conversión (tal y como se ha descrito más arriba).

Una vez anunciada la decisión de convertir o llegado el día en que se cumplan los 42 meses desde la fecha de emisión computados de fecha a fecha, la ejecución de la conversión deberá realizarse tan pronto como sea posible.
c)	Liquidación
A efectos de la liquidación, se entenderá que el valor desembolsado por las acciones Clase B es de 2 euros.
Con carácter general, las acciones sin voto convertibles Clase B tendrán derecho a la misma cuota de liquidación que las restantes acciones.
No obstante lo anterior, los titulares de acciones sin voto convertibles Clase B tendrán derecho, en los términos establecidos en el artículo 101 de la Ley de Sociedades de Capital a obtener el reembolso del valor desembolsado, antes de que se distribuya cantidad alguna a las restantes acciones en caso de liquidación de la Sociedad, para el supuesto de que la cuota de liquidación de todas las acciones sea inferior a 2,00 euros.
Para el supuesto de que el balance previo a la liquidación presentara beneficios distribuibles o reserva por prima de emisión creada con ocasión de la emisión de las acciones sin voto convertibles Clase B, se distribuirá a los titulares de acciones sin voto convertibles Clase B, el dividendo mínimo del ejercicio anterior y del ejercicio en curso, con carácter previo a distribuir cantidad alguna a los restantes accionistas.
d)	Admisión a cotización
Se solicitará a admisión a cotización de las acciones sin voto convertibles en las Bolsas Españolas (Mercado Continuo) y en Mercado de Valores Seleccionado (Nasdaq o NYSE)
Terms of PRISA Class B Convertible Non-Voting Shares—English Translation
The Class B non-voting convertible shares shall be subject to the system contemplated expressly in articles 98 et seq. of the Spanish Companies Law and the Prisa By-Laws as amended by the Business Combination Agreement, amended and restated, with the following characteristics, the regime of which will be specified in the shareholders resolution issuing the Class B non-voting convertible shares:
     a) Rights to Dividends:
Holders of Class B non-voting convertible shares shall have the right to receive the minimum annual dividend in cash of 0.175 euros yearly since the date of issuance, as long as distributable profits exist, according to the terms and limitations contemplated in Article 273 of the Spanish Companies Law or as long as premium reserve created as a result of the issuance of the Class B non-voting convertible shares exists, according to the terms set forth herein, and so long as there is no legal restriction against such payment.

In order to facilitate the payment of the minimum dividend, the premium reserve created as a result of the issuance of the Class B non-voting convertible shares will be considered as a non-distributable reserve as long as Class B non-voting convertible shares are not converted into Class A ordinary shares and the minimum dividend as provided herein is not paid in full. Although it is not distributable, the premium reserve created as a result of the issuance of the Class B non-voting convertible shares can be used for the payment of the minimum dividend and for the payment of the par value of that number of ordinary shares which exceed the number of Class B non-voting convertible shares converted, in the case the conversion rate is different than 1:1 according to the terms of the following paragraph b).
If the Company has enough distributable profits in a certain fiscal year, the Company is obliged to approve the distribution of the minimum annual dividend.
If the Company had distributable profits during a certain fiscal year, but not enough distributable profits in the amount necessary to pay the minimum dividend in full to the Class B non-voting convertible shares, then the full amount of the distributable profits shall be paid to the holders of Class B non-voting convertible shares, pro-rata amongst the same.
The minimum dividends not paid, due to the lack of distributable profits, will be paid, on the remaining part, against the premium reserve created as a result of the issuance of the Class B non voting convertible shares.
If the Company does not have premium reserve created as a result of the issuance of the Class B non-voting convertible shares in the amount necessary to pay the minimum dividend in full to the Class B non-voting convertible shares, then the full amount of the premium reserve created as a result of the issuance of the Class B non-voting convertible shares will be paid to the holders of Class B non-voting convertible shares, pro-rata amongst the same.
The minimum dividends that have been unpaid, total or partially, due to the lack of enough distributable profits or the premium reserve created as a result of the issuance of the Class B non-voting convertible shares will be cumulative.
The minimum dividend that corresponds to the Class B non-voting convertible shares shall be paid as soon as possible, once the ordinary general shareholders’ meeting of each year has been held, and, in any event, prior to September 30 of each year. The minimum dividend will be paid in connection with the fiscal year to which the annual accounts approved by the ordinary shareholders’ meeting that approves said dividend refer to, except for the first year in which the minimum annual dividend will be multiplied by a fraction, the numerator of which will be the days elapsed from the date of issuance to December 31, 2010 and the denominator of which will be 365.
In the event of conversion, the holder of the Class B non-voting convertible shares shall be entitled to receive in cash, on or before the date the ordinary shares resulting from conversion are delivered to him, any minimum dividend not paid before such date (including the proportionate minimum dividend corresponding to the numbers of days elapsed from the beginning of the year on which the conversion takes place), as long as there exist distributable profits or premium reserve created as a result of the issuance of the Class B non-voting convertible shares.

Once the minimum dividend has been approved, holders of Class B non-voting convertible shares shall have the right to receive the same dividend that corresponds, as the case may be, to the Class A ordinary shares.
For the purpose of enabling the distribution of the minimum annual dividend in favor of the holders of Class B non-voting convertible shares, PRISA will exercise its voting rights in respect of all of its subsidiaries, to the extent legally and contractually possible, to cause the delivery of available distributable profits of such subsidiaries to their respective shareholders and, as the case may be, then to PRISA.
The minimum dividend corresponding to the Class B non-voting convertible shares will always be paid in cash.
e)	Conversion
Class B non-voting convertible shares shall be convertible in the following conditions:
(i)	At the option of each holder of Class B non-voting convertible shares, a Class B non-voting convertible share may be converted into a Class A ordinary share at any time.

(ii)	42 months after the date of issuance, Class B non-voting convertible shares will be automatically converted into Class A ordinary shares, on a one-to-one basis.
Nevertheless, so long as the average volume weighted trading price of the Class A ordinary shares of the 20 consecutive trading days on the Spanish Market (Mercado Continuo) immediately prior to the day which is 42 months (computed from date to date) after the date of issuance of the Class B non-voting convertible shares shall have been lower than 2.00€, the conversion rate will be modified as follows: the number of Class A ordinary shares to be issued as for the conversion of each Class B non-voting convertible share be equal to a fraction (expressed as a decimal), the numerator of which shall be 2.00€ and the denominator of which shall be the average volume weighted trading price of the Class A ordinary shares of the twenty consecutive trading days on the Spanish Market (Mercado Continuo) immediately prior to the day which is 42 months (computed from date to date) after the date of issuance of the Class B non-voting convertible shares, with a maximum of 1.33 Class A ordinary shares. The Company may elect to pay in cash the difference between 2.00€ and the mentioned average volume weighted trading price, with the maximum amount of 0.5€ per Class B non-voting convertible share, and thereby retain the one for one conversion ratio.
In order to make the payment of the nominal value resulting from the automatic conversion , the premium reserve created as a result of the issuance of the Class B non-voting convertible shares will be available to be used not only for the payment of the minimum dividend, but also to pay in the nominal value of the Class A ordinary shares when the conversion ratio is higher than one Class A ordinary share for one Class B non-voting convertible share.
Holders of Class B non-voting convertible shares, when entitled to request the conversion of said shares, may request it at any time. Within the first five business days of each month, the directors shall issue those Class A ordinary shares which correspond to the holders of Class B non-voting convertible shares that have requested the conversion during the immediately preceding month and will register the corresponding conversion as soon as practically possible before the end of the month with the Mercantile Register. In addition PRISA will use its best efforts to have the new Class A ordinary shares admitted to listing in the Spanish Stock Exchanges (Mercado Continuo) and the Selected Stock Exchange, before the end of such month. The Board of Directors will be expressly authorized, with the possibility to further delegate upon its Executive Committee or any other director, to carry out all the actions necessary to implement the conversion.

The Prisa shareholders meeting resolution to issue Class B non-voting convertible shares will detail the conditions and the conversion dates foreseen, within the framework described above. The Company will not effect any reorganization, recapitalization, reclassification, stock split, reverse stock split or other similar changes in capitalization relating to the Class A ordinary shares unless an appropriate adjustment to the conversion rate of the Class B non-voting convertible shares (as described above) is provided for.
Once the decision to convert has been announced or as of the day that is 42 months (computed from date to date) after the date of issuance of the Class B non-voting convertible shares, the implementation of the conversion shall take place as promptly as possible.
f)	Liquidation
For liquidation purposes, the disbursement value per Class B non-voting convertible share shall be 2.00 Euros.
In general, Class B non-voting convertible shares shall have the right to the same liquidation quota as that corresponding to the rest of the shares.
Notwithstanding the above, holders of Class B non-voting convertible shares shall have the right, in the terms of Article 101 of the Spanish Companies Law, to obtain refund of the disbursement value before any amount is distributed to the rest of the shares in the event of liquidation of the Company, if the liquidation quota of all the shares were lower than 2.00 Euros.
In the event that the balance sheet prior to liquidation contained distributable profits or share premium reserve created as a result of the issuance of the Class B non-voting convertible shares, holders of Class B non-voting convertible shares shall have the right to perceive the minimum dividend corresponding to the preceding year and the then current year, before any distribution is paid to the rest of the shareholders.
g)	Listing
Admission to listing in the Spanish Stock Exchanges (Mercado Continuo) and the Selected Stock Exchange shall be requested for the Class B non-voting convertible shares.

Schedule II
Terms of PRISA Warrants
•	Prior to its expiration date, a PRISA Warrant will be exercisable at any time by the holder for 1 PRISA Class A Ordinary Share at an exercise price of €2.00 per PRISA Warrant

•	All PRISA Warrants will expire 3.5 years from the date of issuance. In order to validly exercise a PRISA Warrant, the holder must give a valid notice of exercise and deliver the exercise price and any other required documents to PRISA or its agent prior to the 3.5 year anniversary of issuance in accordance with exercise procedures to be established by PRISA

Schedule III
AMENDMENT NO. 1 TO AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT
     This Amendment No.1 to Amended and Restated Business Combination Agreement (this “Amendment”) is dated as of                     , 2010 and, if the conditions set forth in Section 9.22 of said agreement so provide, amends that certain Amended and Restated Business Combination Agreement (the “Business Combination Agreement”), dated as of August 4, 2010, by and among Promotora de Informaciones, S.A., a Spanish sociedad anónima (“Prisa”), Liberty Acquisition Holdings Corp., a Delaware corporation (“Liberty”) and Liberty Acquisition Holdings Virginia, Inc., a Virginia corporation (“Liberty Virginia”) Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.
     WHEREAS, pursuant to Section 11.3 of the Business Combination Agreement, Prisa and Liberty may amend the Business Combination Agreement by action taken or authorized by their respective Boards of Directors in a writing signed on behalf of each of Prisa, Liberty and Liberty Virginia.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
     1. Amendments.
          (a) Plan of Merger. The Business Combination Agreement is hereby amended by replacing Exhibit B attached thereto in its entirety with Exhibit B attached hereto.
          (b) Liberty Virginia Articles. The Business Combination Agreement is hereby amended by replacing Exhibit C attached thereto in its entirety with Exhibit C attached hereto.
          (c) Plan of Share Exchange. The Business Combination Agreement is hereby amended by replacing Exhibit E attached thereto in its entirety with Exhibit E attached hereto.
          (d) Definitions. The Defined Terms in Section 1.1 of the Business Combination Agreement are amended as follows:
i)	The definition of Aggregate Preferred Stock Mixed Consideration Cash shall be deleted in its entirely and replaced with the following:

“Aggregate Preferred Stock Mixed Consideration Cash” shall mean the aggregate amount of cash payable (before giving effect to Section 4.2(e)) in respect of (v) clause (ii) of the definition of Aggregate Series A Consideration, (w) clause (i)(B), clauses (ii)(A) and (C), clause (iii)(A), or clauses (iv)(A), (C) and (E), as applicable, of the definition of Aggregate Series B Consideration, (x) the Aggregate Series C Consideration, (y) clause (i)(B), clauses (ii)(A) and (C), clause (iii)(A), or clauses (iv)(A) and (C), as applicable of the definition of Aggregate Series D Consideration and (z) clause (i)(B) or clauses (ii)(A), (C) and (D), of the definition of Aggregate Series E Consideration.

ii)	The definition of Aggregate Pro Rata Interest Due shall be deleted in its entirely and replaced with the following:

“Aggregate Pro Rata Interest Due” shall mean, with respect to the Liberty Series A Preferred Stock, the Liberty Series B Preferred Stock, the Liberty Series D Preferred Stock or the Liberty Series E Preferred Stock, the product of (i) the aggregate amount of any interest earned on the funds deposited in the Liberty Preferred Stock Account, and (ii) a fraction, the numerator of which shall be the total number of shares issued and outstanding of such series of Liberty Preferred Stock and the denominator of which shall be the total number of shares of Liberty Preferred Stock issued and outstanding of any class other than the Liberty Series C Preferred Stock.

iii)	The definition of Liberty Preferred Stock Purchase Agreements shall be deleted in its entirely and replaced with the following:

“Liberty Preferred Stock Purchase Agreements” shall mean (a) (i) that certain Preferred Stock Purchase Agreement between Tyrus Capital Event Master Fund Ltd. and Liberty, (ii) that certain Preferred Stock Purchase Agreement between HSBC Bank plc and Liberty and (iii) that certain Preferred Stock Purchase Agreement between Centaurus Capital Limited and Liberty, in each case being entered into substantially simultaneously with this Agreement, (b) that certain Preferred Stock Purchase Agreement between [ ] and Liberty (with each party to such agreements in clauses (a) and (b) hereof, other than Liberty, being an “Investor”) and (c) (i) that certain Preferred Stock Purchase Agreement between Berggruen Acquisition Holings Ltd and Liberty and (ii) that certain Preferred Stock purchase Agreement between Marlin Equities II, LLC, in each case being entered into substantially simultaneously with this Agreement.
          (e) Glossary of Other Defined Terms. The following terms shall be added to the table setting forth the location of definitions of capitalized terms defined in the Business Combination Agreement in alphabetical order:

Term	Section

“Aggregate Series E Consideration	3.5(f)”
“Liberty Virginia Series E Preferred Stock	2.4(a)”
“Per Share Series E Consideration	3.5(f)”
          (f) Conversion of Liberty Stock. Section 2.4(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:
“Subject to Section 2.5, at the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of Liberty, Liberty Virginia or any holder of common stock, par value $0.0001 per share, of Liberty (“Liberty Common Stock”) or Liberty Preferred Stock, (i) each share of Liberty Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted into one share of common stock, par value $0.0001 per share, of Liberty Virginia (“Liberty Virginia Common Stock”), (ii) each share of Liberty Series A Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted into one share of Series A Preferred Stock, par value $0.0001 per share, of Liberty Virginia (“Liberty Virginia Series A Preferred Stock”), (iii) each share of Liberty Series B Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted into one share of Series B Preferred Stock, par value $0.0001 per share, of Liberty Virginia (“Liberty Virginia Series B Preferred Stock”), each share of Liberty Series C Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted into one share of Series C Preferred Stock, par value $0.0001 per share, of Liberty Virginia (“Liberty Virginia Series C Preferred Stock”), (v) each share of Liberty Series D Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted into one share of Series D Preferred Stock, par value $0.0001 per share, of Liberty Virginia (“Liberty Virginia Series D Preferred Stock”), (vi) each share of Liberty Series E Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted into one share of Series E Preferred Stock, par value $0.0001 per share, of Liberty Virginia (“Liberty Virginia Series E Preferred Stock and together with the Liberty Virginia Series A Preferred Stock, the Liberty Virginia Series B Preferred Stock, the Liberty Virginia Series C Preferred Stock and the Liberty Virginia Series D Preferred Stock, the “Liberty Virginia Preferred Stock,” and collectively with the Liberty Virginia Common Stock, the “Liberty Virginia Stock”), (vii) each share of Liberty Stock held in the treasury of Liberty immediately prior to the Reincorporation Effective Time shall be canceled and (viii) each share of Liberty Virginia Stock issued and outstanding or held in treasury immediately prior to the Reincorporation Effective Time shall be cancelled.”

          (g) Exchange Effective Time; Effect of the Share Exchange. Section 3.3(c) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:
“At the Exchange Effective Time, by virtue of the Share Exchange and as set forth in this Agreement, the Plan of Share Exchange and Sections 13.1-717 and 13.1-721 of the VSCA, PRISA shall automatically become the holder and owner of 100% of the outstanding shares of the Liberty Virginia Stock, with the former holders of such outstanding shares being entitled to receive only either the Per Share Cash Election Consideration, the Per Share Mixed Election Consideration, the Per Share Series A Consideration, the Per Share Series B Consideration, the Per Share Series C Consideration, the Per Share Series D Consideration or the Per Share Series E Consideration, as applicable, pursuant to Section 3.5. Liberty Virginia shall deliver to PRISA, at the Exchange Effective Time, the Liberty Virginia Exchange Certificates representing PRISA’s ownership of all such outstanding shares of Liberty Virginia Stock, free and clear of all Encumbrances, in exchange for the aggregate Per Share Cash Election Consideration and the aggregate Per Share Mixed Election Consideration, the Aggregate Series A Consideration, the Aggregate Series B Consideration, the Aggregate Series C Consideration, the Aggregate Series D Consideration and the Aggregate Series E Consideration.”
          (h) Per Share Consideration. Section 3.5(f) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:
“Subject to Section 4.2(e), the holders of the Liberty Virginia Series E Preferred Stock shall be entitled to receive, in the aggregate, the following consideration (the “Aggregate Series E Consideration”):
(i)	If the Total Required Cash-Out Amount is $700,000,000 or less then (A) an amount in cash equal to $100,000,000 (plus the Aggregate Pro Rata Interest Due to the holders of the Liberty Virginia Series E Preferred Stock) and (B) an amount of PRISA Shares and cash as is equal to the Per Share Mixed Election Consideration which would be payable with respect to 500,000 shares of Liberty Virginia Common Stock for which a Mixed Consideration Election had been made.

(ii)	If the Total Required Cash-Out Amount is greater than $700,000,000 then:

(A)	An amount of PRISA Shares and cash as is equal to the Per Share Mixed Election Consideration which would be payable with respect to a number of shares of Liberty Virginia Common Stock equal to the E Equivalent Shares Number if a Mixed Consideration Election had been made for such number of shares of Liberty Virginia Common Stock, where the “E Equivalent Shares Number” is (x) (I) the Total Required Cash-Out Amount divided by (II) $10.00, minus (y) 70,000,000 (provided that the maximum number of shares of Liberty Virginia Common Stock for which the Per Share Mixed Election Consideration will be payable pursuant to this Section 3.5(f)(ii)(A) shall be 10,000,000);

(B)	cash in the amount of the greater of (I) $800,000,000 minus the Total Required Cash-Out Amount and (II) 0;

(C)	if the Total Required Cash-Out Amount is less than or equal to $750,000,000, then PRISA shares and cash in an amount equal to the Per Share Mixed Election Consideration which would be payable with respect to 500,000 shares of Liberty Virginia Common Stock for which a Mixed Consideration Election had been made;

(D)	if the Total Required Cash-Out Amount is greater than $750,000,000, then PRISA shares and cash in an amount equal to the Per Share Mixed Election Consideration which would be payable with respect to 1,000,000 shares of Liberty Virginia Common Stock for which a Mixed Consideration Election had been made; and

(E)	cash equal to the amount of the Aggregate Pro Rata Interest Due to the holders of the Liberty Virginia Series E Preferred Stock;
The Aggregate Series E Consideration shall be divided among the holders of the Liberty Virginia Series E Preferred Stock pro rata based upon the number of shares of Liberty Virginia Series E Preferred Stock held by each holder (the “Per Share Series E Consideration”).”
          (i) Per Share Consideration. Section 3.5(g) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:
“The PRISA Shares delivered pursuant to paragraphs (a), (b), (c), (d), (e) and (f) of this Section 3.5 shall then be registered and the ADRs delivered pursuant to Section 3.4(b).”

          (j) Per Share Consideration. Section 3.5(h) of the Business Combination Agreement is hereby amended by replacing the number “$400,000,000” with “$500,000,000”.
          (k) Per Share Consideration. Section 3.5(j) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:
“If, between the date of this Agreement and the Exchange Effective Time, PRISA, Liberty or Liberty Virginia undergoes a reorganization, recapitalization, reclassification, issues a stock dividend, or effects a stock split or reverse stock split, or other similar change in capitalization (other than the Reincorporation Merger), an appropriate and proportionate adjustment shall be made to the Per Share Cash Election Consideration, the Per Share Mixed Election Consideration, the Aggregate Series A Consideration, the Aggregate Series B Consideration, the Aggregate Series C Consideration, the Aggregate Series D Consideration, the Aggregate Series E Consideration and Warrant Consideration in order to preserve the economic benefits of the Reorganization to the parties.”
          (l) Exchange of Shares and Warrants. Section 4.2(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:
“As soon as practicable after the Exchange Effective Time, and in no event later than five Business Days thereafter, the Exchange Agent shall mail to each Liberty Virginia Stockholder of record (other than former holders of the Liberty Virginia Redemption Shares and holders who submitted valid Forms of Election pursuant to Section 3.5(f) with respect to all of their shares held) and each registered Liberty Warrantholder (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Liberty Virginia Common Certificates, Liberty Virginia Preferred Certificates and Liberty Warrants shall pass, only upon delivery of the Liberty Virginia Common Certificates, Liberty Virginia Preferred Certificates or Liberty Warrants, as applicable, to the Exchange Agent and (ii) instructions for effecting the surrender of the Liberty Virginia Common Certificates and Liberty Virginia Preferred Certificates in exchange for PRISA ADSs, Per Share Mixed Consideration Election Cash, any cash amounts due in respect of the Per Share Series A Consideration, the Per Share Series B Consideration, the Per Share Series C Consideration, the Per Share Series D Consideration or the Per Share Series E Consideration and, if any, Fractional Share Cash and the surrender of the Liberty Warrants in exchange for the Warrant Consideration (as defined below). Upon proper surrender to the Exchange Agent of a Liberty Virginia Common Certificate, a Liberty Virginia Preferred Certificate or Liberty Warrant for exchange and cancellation, together with such properly completed letter of transmittal, duly executed, such Liberty Virginia Stockholder or Liberty Warrantholder shall be entitled to receive in exchange therefor an ADR representing that number of whole PRISA ADSs in book entry form to which such securityholder shall have become entitled pursuant to the provisions of Article III and the Warrant Amendment Agreement, Fractional Share Cash, if any, the Per Share Mixed Consideration Election Cash, and any cash amounts due in respect of the Per Share Series A Consideration, the Per Share Series B Consideration, the Per Share Series C Consideration, the Per Share Series D Consideration and the Per Share Series E Consideration and, in the case of Liberty Warrantholders, cash pursuant to the terms of the Warrant Amendment Agreement.”

          (m) Exchange of Shares and Warrants. Section 4.2(f) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:
“Any portion of the Exchange Fund that remains unclaimed by the Liberty Virginia Stockholders or the Liberty Warrantholders for six months after the Exchange Effective Time shall be returned to PRISA. Any former Liberty Virginia Stockholders or Liberty Warrantholders who have not theretofore complied with this Article IV shall thereafter look only to PRISA for payment of the Per Share Cash Election Consideration, Per Share Mixed Election Consideration, Per Share Series A Consideration, the Per Share Series B Consideration, the Per Share Series C Consideration, the Per Share Series D Consideration, the Per Share Series E Consideration the Warrant Consideration, any Fractional Share Cash and any PRISA Distribution, in each case, without any interest thereon. Notwithstanding the foregoing, none of Liberty, Liberty Virginia, PRISA, the Exchange Agent, the Depositary or any other person shall be liable to any former holder of shares of Liberty Virginia Common Stock, Liberty Preferred Stock or Liberty Warrants for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.”
          (n) Exchange of Shares and Warrants. Section 4.2(g) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:
“In the event any Liberty Virginia Common Certificate, Liberty Virginia Preferred Certificate or Liberty Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Liberty Virginia Common Certificate, Liberty Virginia Preferred Certificate or Liberty Warrant to be lost, stolen or destroyed and, if reasonably required by PRISA, the posting by such person of a bond in such amount as PRISA may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Liberty Virginia Common Certificate, Liberty Virginia Preferred Certificate or Liberty Warrant, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Liberty Virginia Common Certificate, Liberty Virginia Preferred Certificate or Liberty Warrant, the Per Share Cash Election Consideration, Per Share Mixed Election Consideration, Per Share Series A Consideration, the Per Share Series B Consideration, the Per Share Series C Consideration, the Per Share Series D Consideration, the Per Share Series E Consideration or Warrant Consideration and any Fractional Share Cash to which the holder is entitled.”

          (o) Prisa Capitalization. Section 7.2(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:
“As of the date hereof, the issued share capital of PRISA is EUR 21,913,550, represented by 219,135,500 ordinary shares, nominal value of EUR 0.10 each (the “PRISA Capital Stock”). All of the issued and outstanding shares of the PRISA Capital Stock have been, and all of the PRISA Shares to be delivered as Per Share Mixed Election Consideration, Per Share Series A Consideration, Per Share Series B Consideration, Per Share Series C Consideration, Per Share Series D Consideration, Per Share Series E Consideration and Warrant Consideration will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights arising out of the PRISA Organizational Documents or any contract binding upon PRISA, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of PRISA or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which PRISA shareholders may vote (“Voting Debt”). As of the date of this Agreement, except pursuant to this Agreement or the Ancillary Agreements, PRISA does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the issuance of shares of PRISA Capital Stock, Voting Debt or any other equity securities of PRISA or any securities representing the right to have any share of PRISA Capital Stock issued, Voting Debt or any other equity securities of PRISA issued.”
          (p) Securities Purchase From Sponsors. Section 9.19 of the Business Combination Agreement is hereby amended by replacing the number “2,796,000” with “3,296,000” and by replacing the number “2,600,000” with “3,100,000”.
          (q) Number of Prisa Shares: Section 10.2(e) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“Number of PRISA Shares. Provided that Liberty’s representations set forth in Section 6.2 are true and correct at Closing and that the Liberty Preferred Stock Account contains $500,000,000 of proceeds from the sale of the Liberty Preferred Stock (in excess of any interest earned thereon) fully available to make payments under Section 3.5, at the Exchange Effective Time: (a) the total number of PRISA Class A Ordinary Shares to be delivered pursuant to the Share Exchange and the Warrant Exchange, before giving effect to any cash in lieu of fractional shares, shall be not less than the sum of the PRISA Class A Ordinary Shares included in (i) the Per Share Mixed Consideration for all outstanding Mixed Consideration Electing Shares, (ii) the Per Share Series A Consideration for all outstanding shares of Liberty Virginia Series A Preferred Stock, (iii) the Per Share Series B Consideration for all outstanding shares of Liberty Virginia Series B Preferred Stock, (iv) the Per Share Series C Consideration for all outstanding shares of Liberty Virginia Series C Preferred Stock (v) the Per Share Series D Consideration for all outstanding shares of Liberty Virginia Series D Preferred Stock, (vi) the Per Share Series E Consideration for all outstanding shares of Liberty Virginia Series E Preferred Stock, and (vii) the Ordinary Share Consideration (as defined in the Warrant Amendment Agreement) for all outstanding Liberty Warrants; and (b) the total number of PRISA Class B Convertible Non-Voting Shares to be delivered pursuant to the Share Exchange, before giving effect to any cash in lieu of fractional shares, shall be not less than the sum of the PRISA Class B Convertible Non-Voting Shares included in (i) the Per Share Mixed Consideration for all outstanding Mixed Consideration Electing Shares, (ii) the Per Share Series A Consideration for all outstanding shares of Liberty Virginia Series A Preferred Stock, (iii) the Per Share Series B Consideration for all outstanding shares of Liberty Virginia Series B Preferred Stock, (iv) the Per Share Series C Consideration for all outstanding shares of Liberty Virginia Series C Preferred Stock (v) the Per Share Series D Consideration for all outstanding shares of Liberty Virginia Series D Preferred Stock and (v) the Per Share Series E Consideration for all outstanding shares of Liberty Virginia Series E Preferred Stock.”
          (r) Liberty Share Purchase. Section 10.3(h) of the Business Combination Agreement is hereby amended by replacing the number “2,796,000” with “3,296,000” and by replacing the number “2,600,000” with “3,100,000”.
          (s) Maximum Cash Electing Shares and Liberty Virginia Redemption Shares. Section 10.3(i) of the Business Combination Agreement is hereby amended by replacing the number “70,000,000” with “80,000,000”.
          (t) Termination. Section 11.1(g) of the Business Combination Agreement is hereby amended by replacing the number “70,000,000” with “80,000,000”.
     2. No Other Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Business Combination Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
     3. Miscellaneous. The provisions of Sections 12.4 (Interpretation), 12.5 (Counterparts), 12.6 (Entire Agreement; Severability), 12.7 (Governing Law) and 12.10 (Submission to Jurisdiction; Waivers; Consent to Service of Process) of the Business Combination Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto mutatis mutandis.

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